  As Filed with the Securities and Exchange Commission on August 2, 1999
                                                      Registration No. 333-82035

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ----------------

                              AMENDMENT NO. 2
                                       TO

                                    FORM S-4

                             REGISTRATION STATEMENT

                                     UNDER
                           THE SECURITIES ACT OF 1933

                               ----------------

                          AK STEEL HOLDING CORPORATION
             (Exact name of registrant as specified in its charter)

                               ----------------

            DELAWARE                        3312                       31-1401455
   (State or other jurisdiction    (Primary Standard Industrial      (I.R.S. Employer
 of incorporation or organization)  Classification Code Number)    Identification Number)

           703 Curtis Street, Middletown, Ohio 45043; (513) 425-5000 (Address, including ZIP code, and telephone number, including area code, of registrant's principal executive offices)

                               James L. Wainscott
              Vice President, Treasurer & Chief Financial Officer
                          AK Steel Holding Corporation
           703 Curtis Street, Middletown, Ohio 45043; (513) 425-5000
 (Name, Address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:

          Stephen H. Cooper, Esq.               Jonathan C. Stapleton, Esq.
        Weil, Gotshal & Manges LLP                    Arnold & Porter
             767 Fifth Avenue                         399 Park Avenue
          New York, NY 10153-0119                 New York, NY 10022-4690
              (212) 310-8000                          (212) 715-1000

                               ----------------

   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement, which relates to the issuance of common stock in the merger of Armco Inc. with and into AK Steel Corporation, a wholly owned subsidiary of AK Steel Holding Corporation, pursuant to the Agreement and Plan of Merger, dated as of May 20, 1999, attached as Annex A to the Joint Proxy Statement/Prospectus forming a part of this Registration Statement.

   If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [_]

                               ----------------

   The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                Subject to Completion, dated August 2, 1999
[AK Steel logo]                                                     [Armco logo]
                        JOINT PROXY STATEMENT/PROSPECTUS

                  Merger Proposed--Your Vote Is Very Important

   AK Steel Holding Corporation and Armco Inc. have agreed to merge. The merger is structured so that Armco Inc. will be merged into AK Steel Corporation, a wholly owned subsidiary of AK Holding. AK Steel Corporation will be the surviving corporation. As a result of the merger, if you are an Armco stockholder:

 . For each share of Armco common stock you own you will receive a fraction of a share of AK Holding common stock having a market value between $7.50 and $8.00. However, if the average closing price of AK Holding common stock is below $22.00 during a prescribed period ending shortly before the Armco stockholders' meeting, the market value of the fraction of a share you receive may be below this range.

 . For each share of Armco Class A $3.625 cumulative convertible preferred stock you own you will receive one share of a new series of AK Holding preferred stock having substantially the same rights, privileges and restrictions as your existing Armco Class A $3.625 cumulative convertible preferred stock.

 . For each share of Armco Class A $2.10 cumulative convertible preferred stock or Class B preferred stock you own you will receive cash in an amount equal to the redemption value of that preferred stock, plus accrued dividends. The redemption value of the Class A $2.10 cumulative convertible preferred stock is $40 per share, and the redemption value of the Class B preferred stock is $50 per share. In lieu of cash, you may elect to receive the number of shares of AK Holding common stock you would have been entitled to receive if you had converted your preferred stock into Armco common stock immediately prior to the merger. However, the redemption value of your preferred stock is greater than the value of the shares of AK Holding common stock you would receive.

   The affirmative vote of the holders of a majority of the outstanding shares of Armco common stock and Class A preferred stock, voting as a single class, is necessary to adopt the merger agreement. The requisite majority is to be calculated both inclusive and exclusive of shares held by officers of Armco elected or appointed by the Armco board of directors. The affirmative vote of the holders of a majority of the outstanding shares of AK Holding common stock is necessary to approve the issuance of AK Holding common stock in connection with the merger.

  We will schedule special meetings of the holders of Armco common stock and Class A preferred stock and the holders of AK Holding common stock to vote on these matters. Your vote is very important. Whether or not you plan to attend one of these meetings, please take the time to vote by completing and mailing the enclosed proxy card to us. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of the merger if you are an Armco stockholder and in favor of the issuance of AK Holding common stock if you are an AK Holding stockholder.

   Only stockholders of record of Armco as of     , 1999 and stockholders of
record of AK Holding as of     , 1999 are entitled to attend and vote at the
meetings. The dates, times and places of the meetings are as follows:

   For Armco stockholders:

   For AK Holding stockholders:

   AK Holding common stock is listed on the New York Stock Exchange under the symbol AKS. Armco common stock is listed on the New York Stock Exchange under the symbol AS. Armco Class A $2.10 cumulative convertible preferred stock is listed on the New York Stock Exchange under the symbol ASPR. Armco Class A $3.625 cumulative convertible preferred stock is listed on the New York Stock Exchange under the symbol ASPRB. Armco Class B preferred stock is listed on the New York Stock Exchange under the symbol ASPRA.

   This document was first mailed to stockholders of Armco and AK Holding on , 1999.

   Richard M. Wardrop, Jr.,                 James F. Will,
    Chairman and Chief Executive             Chairman, President and
    Officer                                  Chief Executive Officer
    AK Steel Holding Corporation             Armco Inc.
    See "Risk Factors" beginning on page 6 for a discussion of risks that you should consider before you decide how to vote your shares.

    Neither the SEC nor any state securities regulator has approved the AK Holding common stock or preferred stock to be issued in connection with the merger or determined if this document is accurate or adequate. Any representation to the contrary is a criminal offense.

                                       , 1999

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
QUESTIONS AND ANSWERS ABOUT THE MERGER....................................  ii
SUMMARY...................................................................   1
RISK FACTORS..............................................................   6
WHERE TO FIND MORE INFORMATION............................................   8
SELECTED FINANCIAL DATA OF AK HOLDING AND ARMCO...........................  10
  Selected Historical Consolidated Financial Data of AK Holding...........  10
  Selected Historical Consolidated Financial Data of Armco................  11
  Selected Historical Consolidated AK Holding and Armco Unaudited Pro
   Forma Combined Financial Data..........................................  12
COMPARATIVE PER SHARE INFORMATION.........................................  13
COMPARATIVE MARKET VALUE INFORMATION......................................  14
DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS...........................  15
ARMCO SPECIAL MEETING.....................................................  16
 Purpose of the Armco Special Meeting.....................................  16
 Solicitation of Proxies..................................................  16
 Record Date; Voting Rights...............................................  16
 Proxies..................................................................  17
 Required Vote............................................................  17
 Quorum...................................................................  17
 Other Information........................................................  17
AK HOLDING SPECIAL MEETING................................................  18
 Purpose of the AK Holding Special Meeting................................  18
 Solicitation of Proxies..................................................  18
 Record Date; Voting Rights...............................................  18
 Proxies..................................................................  19
 Required Vote............................................................  19
 Quorum...................................................................  19
 Other Information........................................................  19
THE PARTIES TO THE MERGER.................................................  20
 AK Holding and AK Steel..................................................  20
 Armco....................................................................  20
THE MERGER................................................................  22
 Background of the Merger.................................................  22
 Recommendation of the Board of Directors of Armco and Armco's Reasons
  for the Merger..........................................................  25
 Opinion of Armco's Financial Advisor.....................................  26
 Recommendation of the Board of Directors of AK Holding and AK Holding's
  Reasons for the Merger..................................................  37
 Opinion of AK Holding's Financial Advisor................................  38

                                                                            Page
                                                                            ----
 Interests of Armco Officers and Directors in the Merger..................   43
 Anticipated Accounting Treatment.........................................   45
 Material Federal Income Tax Consequences of the Merger...................   46
 Resale Restrictions......................................................   48
 Regulatory Filings and Approvals.........................................   49
 Rights of Dissenting Stockholders........................................   49
 Stock Exchange Listing...................................................   51
THE MERGER AGREEMENT......................................................   52
 Effective Time...........................................................   52
 What Armco Stockholders Will Receive in the Merger.......................   52
 Bases of any Future Determination by Armco to Terminate and by AK Holding
  to Increase the Exchange Ratio..........................................   53
 Armco Stock Options and Restricted Stock.................................   53
 Exchange of Armco Common and Preferred Stock.............................   53
 Representations and Warranties and Covenants.............................   54
 Conditions to the Merger.................................................   55
 Termination..............................................................   57
 Amendments...............................................................   58
UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION..............   59
DESCRIPTION OF CAPITAL STOCK OF AK HOLDING................................   67
 Common Stock.............................................................   67
 Preferred Stock..........................................................   67
 Stockholder Rights Plan..................................................   69
COMPARISON OF RIGHTS OF HOLDERS OF AK HOLDING AND ARMCO COMMON STOCK......   70
LEGAL MATTERS.............................................................   78
EXPERTS...................................................................   78
STOCKHOLDER PROPOSALS.....................................................   78
ANNEXES
Annex AAgreement and Plan of Merger, dated as of May 20, 1999, among Armco
          Inc., AK Steel Holding Corporation and AK Steel Corporation.....  A-1
Annex BOpinion of Salomon Smith Barney Inc., dated May 20, 1999...........  B-1
Annex COpinion of Credit Suisse First Boston Corporation, dated May 20,
          1999............................................................  C-1
Annex DAppraisal Rights--Section 1701.85 of the Ohio Revised Code.........  D-1
Annex EAcquiring Person Statement.........................................  E-1

                     QUESTIONS AND ANSWERS ABOUT THE MERGER


   Q. Why are you proposing to merge?

   A. AK Steel and Armco are involved in complementary businesses. By combining their businesses through the merger they will be able to offer a broader range of products to an expanded group of customers, to make more efficient use of their production facilities, to reduce their manufacturing costs and to eliminate duplicative administrative expenses.

   We believe that this merger will allow us to accelerate the long-term growth of AK Holding and enhance its stockholder value in years to come.

   Q. What is the "combined company"?

   A. Armco will be merged into AK Steel and its business will be conducted by and under the name of AK Steel. When we refer to the "combined company," we mean the combined businesses of AK Steel and Armco after the merger.

   Q. When do you expect the merger to be completed?

   A. We are working toward completing the merger as quickly as possible. We must first obtain the necessary antitrust and state insurance regulatory approvals and the approvals of our stockholders at their respective meetings.
We hope to complete the merger in       , 1999.

   Q. What should stockholders do now?

   A. Stockholders of each company entitled to vote should complete, sign, date and mail their proxy card in the enclosed postage paid envelope as soon as possible so that their shares will be voted at the meetings.

   Q. Should I send in my Armco stock certificates at this time?

   A. No. After the merger is completed, we will send Armco stockholders written instructions for exchanging their stock certificates.

   Q. Can I change my vote after I have mailed my signed proxy card?

   A. Yes. You can change your vote at any time prior to the special meeting by mailing a later dated, signed proxy card to us or by attending the meeting and voting in person. In addition, an AK Holding stockholder must send a written notice of revocation of his or her initial vote to the corporate secretary of AK Holding.

   Q. If my shares are held in "street name" by my broker, will my broker vote my shares for me?

   A. Yes, but only if you follow the directions your broker provides to you regarding how to vote your shares.

   Q. Who can help answer my questions?

   A. Armco stockholders should call            at            (toll free in the
United States) or            (call collect).

     AK Holding stockholders should call            at
(toll free in the United States) or            (call collect).

                                    SUMMARY

   This summary highlights selected information from this document and may not contain all of the information that is important to you. For more detailed information about the proposed merger, we encourage you to read the entire merger agreement attached to this document as Annex A as well as the other documents to which we have referred you. See "Where To Find More Information" on page 8.
Armco Inc.
One Oxford Centre
301 Grant Street
Pittsburgh, PA 15219-1415
(412) 255-9800

   Armco Inc. is a leading producer of stainless and electrical steels. The stainless and electrical steel industry is a relatively small but distinct segment of the overall steel industry that represented approximately 2% of domestic steel tonnage but accounted for approximately 14% of domestic steel revenues in 1998. Through its Sawhill Tubular division, Armco also manufactures a wide range of steel pipe and tubing products for use in the construction, industrial and plumbing markets. Armco also owns Douglas Dynamics, L.L.C., the largest North American manufacturer of snowplows for four-wheel drive light trucks, and an industrial park on the Houston, Texas Ship Channel. For further information on Armco, see "The Parties to the Merger" beginning on page 20.

AK Steel Holding Corporation
703 Curtis Street
Middletown, OH 45043-0001
(513) 425-5000

   AK Steel Holding Corporation, through its subsidiary, AK Steel Corporation, is a leading integrated steel producer. AK Steel concentrates on the production of premium quality coated, cold rolled and hot rolled carbon steel, primarily for sale to customers in the automotive, appliance, construction and manufacturing industries. AK Steel also cold rolls and aluminum coats stainless steel for automotive industry customers. For further information on AK Holding and AK Steel, see "The Parties to the Merger" beginning on page 20.


                      Our Recommendations to Stockholders

   Armco's board of directors believes that the merger is in the best interests of its stockholders and recommends that holders of Armco's voting stock vote FOR the proposal to adopt the merger agreement.

   AK Holding's board of directors believes that the merger is in the best interests of its stockholders and recommends that they vote FOR the proposal to issue shares of AK Holding common stock in the merger.

                         The Meetings (pages 16 and 18)

   The Armco stockholders meeting will be held on            , 1999. The record
date for determining Armco stockholders entitled to receive notice of and to
vote at the meeting is the close of business on          , 1999. On that date,
there were outstanding     shares of Armco common stock,       shares of Armco
Class A $2.10 cumulative convertible preferred stock,      shares of Armco
Class A $3.625 cumulative convertible preferred stock and      shares of Armco
Class B preferred stock.

   The AK Holding stockholders meeting will be held on             , 1999. The
record date for determining AK Holding stockholders entitled to receive notice
of and to vote at the meeting is the close of business on         , 1999. On
that date, there were outstanding     shares of AK Holding common stock.

                       Ownership of the Combined Company
                              Following the Merger

   Based on the number of shares of Armco common stock outstanding as of the record date for the Armco meeting, we anticipate that AK Holding will issue approximately 30,800,000 shares of its common stock to holders of Armco common stock in connection with the merger, assuming that the average closing price of AK Holding common stock during the prescribed measurement period is $26.44. Those shares will constitute approximately 34% of the outstanding shares of AK Holding common stock after the merger.

                                Dividend Policy

   Although the payment of dividends by AK Holding in the future will depend on business conditions, AK Holding's financial condition, earnings and other factors, AK Holding expects to continue to declare regularly scheduled dividends consistent with its customary practice prior to the merger.

                              The Merger (page 22)

 What Armco Stockholders Will Receive in the Merger (page 52)

 Armco Common Stock

   For each share of Armco common stock you own you will receive a fraction of a share of AK Holding common stock having a market value between $7.50 and $8.00. However, if the average closing price of AK Holding common stock is below $22.00 during the ten trading days ending six trading days before the Armco stockholders' meeting, the market value of the fraction of a share of AK Holding common stock you receive may be below this range.

   The following table illustrates the market value of the fractional share of AK Holding common stock that you would receive assuming various average closing prices of AK Holding common stock during the measuring period:

                                                                                         Market
                                                                                       Value  of
                                                                                       fractional
 Average Closing                                                                       AK Holding
    Price of                                                                          Common Stock
   AK Holding                        Exchange                                            to be
  Common Stock                        Ratio                                             Received
 ---------------                     --------                                         ------------
     30.00                            .2667                                              $8.00
     29.00                            .2759                                              $8.00
     28.21                            .2836                                              $8.00
     27.00                            .2836                                              $7.66
     26.44                            .2836                                              $7.50
     26.43                            .2838                                              $7.50
     25.00                            .3000                                              $7.50
     24.00                            .3125                                              $7.50
     23.00                            .3261                                              $7.50
     22.00*                           .3409                                              $7.50
     21.00                            .3409                                              $7.16
     18.00                            .3409                                              $6.14

--------
* If the average closing price of AK Holding common stock is less than $22.00, Armco has the right to call off the merger unless AK Holding agrees to increase the fraction of a share of AK Holding common stock to be received by holders of Armco's common stock to an amount having a market value of $7.50.

 Armco Preferred Stock

  . For each share of Armco Class A $3.625 cumulative convertible preferred stock you own you will receive one share of a new series of AK Holding preferred stock having substantially the same rights, privileges and restrictions as your existing Armco Class A $3.265 cumulative convertible preferred stock.

  . For each share of Armco Class A $2.10 cumulative convertible preferred stock or Class B preferred stock you own you will receive cash in an amount equal to the redemption value of your preferred stock, plus accrued dividends. The redemption value of the Class A $2.10 cumulative convertible preferred stock is $40 per share, and the redemption value of the Class B preferred stock is $50 per share. You may elect instead to receive the number of shares of AK Holding common stock you would have been entitled to receive if you had converted your preferred stock into Armco common stock immediately prior to the merger. However, the redemption value of your preferred stock is greater than the value of the shares of AK Holding common stock you would receive if you were to make this election.

 AK Holding Common Stock

   After the merger, each share of AK Holding common stock will remain outstanding.

 Stockholder Votes Required (pages 17 and 19)

   The affirmative vote of the holders of a majority of the outstanding shares of Armco common stock and Class A preferred stock, voting as a single class, is necessary to adopt the merger agreement. Under the terms of the merger agreement, the requisite majority is to be calculated both inclusive and exclusive of shares held by officers of Armco elected or appointed by Armco's board of directors.

   The affirmative vote of the holders of a majority of the outstanding shares of AK Holding common stock is necessary to approve the issuance of AK Holding common stock in connection with the merger. Stockholder approval is not required for the issuance of AK Holding preferred stock in connection with the merger.

 Tax Treatment (page 46)

   The merger is intended to be tax free to AK Steel, AK Holding and Armco, and to the respective stockholders of AK Holding and Armco, for United States federal income tax purposes, except with respect to cash received by Armco common stockholders for fractional shares and cash received by holders of Armco Class A $2.10 cumulative convertible preferred stock and Armco Class B preferred stock.

 Conditions to the Merger (page 55)

   Consummation of the merger depends upon the satisfaction of a number of conditions. These include:

  .  obtaining requisite stockholder approvals and governmental approvals;

  . no law or court order prohibiting the closing of the merger or in any way limiting the operations of the combined company following the merger;

  . delivery of legal opinions with respect to the tax free nature of the merger; and

  . obtaining requisite consents from state insurance departments having jurisdiction over Armco's insurance subsidiaries.

 Termination of the Merger Agreement (page 57)

   Either Armco or AK Holding may call off the merger if:

  . the merger is not closed by December 31, 1999, or, if the parties do not close by that date solely because of a failure to obtain requisite government consents or approvals, by March 31, 2000;

  .  either party fails to obtain the necessary stockholder vote;

  . any law or court order prohibiting the merger or limiting the operations of the combined company becomes final; or

  .  any significant governmental approval is denied.

   AK Holding may call off the merger if:

  . Armco enters into a binding agreement for an acquisition that offers its stockholders greater value than the merger;

  . Armco's board of directors withdraws or adversely modifies its recommendation that its stockholders vote to adopt the merger agreement; or

  . Armco enters into or modifies any labor or collective bargaining agreement without AK Holding's prior written consent, and AK Holding believes that agreement or modification could reasonably be expected to have a material adverse effect on the combined company.

   Armco may call off the merger if:

  . the average closing price of AK Holding common stock used to compute the exchange ratio is less than $22.00 and AK Holding does not agree to adjust the exchange ratio to assure a value of $7.50 per share of Armco common stock; or

  . AK Holding's board of directors withdraws or adversely modifies its approval of the issuance of AK Holding common stock in connection with the merger.

  . prior to the adoption of the merger agreement by Armco's stockholders, Armco's board of directors authorizes Armco to accept a superior proposal made by a third party and pays the termination fee described below.

 Termination Fees (page 58)

   Armco must pay AK Holding a fee of $30,000,000 in cash and reimburse all of AK Holding's expenses up to a maximum of $5,000,000 if the merger agreement is terminated under the circumstances described on page 58.

   AK Holding must pay Armco $3,500,000 in respect of Armco's expenses, subject to a limited right of repayment, if the merger agreement is terminated under the circumstances described on page 58.

 Interests of Armco Officers and Directors in the Merger (page 43)

   In considering the recommendation of the Armco board of directors in favor of the merger, you should be aware that some members of the Armco board of directors and management may have interests in the merger different from your own.

 Directors and Management of the Combined Company following the Merger

   The current directors and officers of AK Steel will be the directors and officers of the combined company immediately following the merger.

 Regulatory Filings and Approvals (page 49)

   We cannot complete the merger until we satisfy applicable requirements of United States antitrust law and receive required approvals of state agencies that have jurisdiction over subsidiaries of Armco that are engaged in winding up their operations in the insurance business. We expect to satisfy these requirements prior to our respective stockholder meetings.

                 Opinion of Armco's Financial Advisor (page 26)

   Salomon Smith Barney Inc., Armco's financial advisor, has delivered a written opinion to the board of directors of Armco as to the fairness, from a financial point of view, to Armco common stockholders of the consideration to be received by those stockholders in connection with the merger. The full text of the written opinion of Salomon Smith Barney Inc., dated May 20, 1999, is attached to this document as Annex B and should be read carefully in its entirety to understand the procedures followed, assumptions made, matters considered and limitations on the review undertaken by Salomon Smith Barney Inc. in providing its opinion. The opinion of Salomon Smith Barney Inc. is directed to the Armco board of directors and is not a recommendation to any Armco stockholder as to how to vote on the merger.

                   Opinion of AK Holding's Financial Advisor
  (page 38)

   Credit Suisse First Boston Corporation, AK Holding's financial advisor, has delivered a written opinion to the board of directors of AK Holding as to the fairness, from a financial point of view, to AK Holding of the common stock consideration to be paid by AK Holding in the merger. The full text of Credit Suisse First Boston's written opinion, dated May 20, 1999, is attached to this document as Annex C and should be read carefully in its entirety to understand the procedures followed, assumptions made, matters considered and limitations on the review undertaken by Credit Suisse First Boston in providing its opinion. Credit Suisse First Boston's opinion is directed to the AK Holding board of directors and is not a recommendation to any stockholder as to any matter relating to the merger.

      Comparison of Rights of AK Holding and Armco Stockholders (page 70)

   The rights of AK Holding's stockholders are governed by Delaware law and AK Holding's certificate of incorporation and bylaws. The rights of Armco stockholders are governed by Ohio law and Armco's articles of incorporation and regulations. Upon the completion of the merger, holders of Armco's common stock and Class A $3.625 cumulative convertible preferred stock will become stockholders of AK Holding and, after that, their rights will be governed by Delaware law and by AK Holding's certificate of incorporation and bylaws. As a result of differences between these governing laws and organizational documents, holders of Armco common stock will have different rights as holders of AK Holding common stock than they now have as Armco common stockholders. However, the terms of the new series of cumulative convertible preferred stock to be issued by AK Holding to holders of Armco's Class A $3.625 cumulative convertible preferred stock will be identical in all material respects to those of that Armco preferred stock.

                  Appraisal Rights for Dissenting Stockholders
                                   (page 49)

   Armco Stockholders. Under Ohio law, Armco stockholders may dissent from the merger and have the fair value of their shares paid to them in cash. To exercise this right, those stockholders must follow required procedures, including filing notices with Armco and not voting in favor of the merger.

   AK Holding Stockholders. Under Delaware law, AK Holding stockholders will not have any appraisal or dissenters' rights.

                   Anticipated Accounting Treatment (page 45)

   We expect the merger to qualify as a pooling of interests for accounting purposes. This means that AK Steel and Armco will be treated for accounting purposes as if they had always been combined.

                     Listing of AK Holding Stock (page 51)

   AK Holding will list the AK Holding common stock and the new series of AK Holding preferred stock to be issued in the merger on the New York Stock Exchange.

                                  RISK FACTORS

   In evaluating the merger and the merger agreement, you should take into account the following material risks:

   Armco common stockholders could end up with less than $7.50 worth of AK Holding common stock per share of Armco common stock.

   Although the merger is designed to provide Armco common stockholders with between $7.50 and $8.00 worth of AK Holding common stock for each of their Armco shares, they could receive less in market value. The market value of the AK Holding common stock received by Armco stockholders will be computed by taking the average of the closing prices of AK Holding common stock on the New York Stock Exchange over the ten consecutive trading days ending on the sixth trading day prior to the Armco stockholders' meeting. At the time of the merger, which will not occur until a minimum of ten days following the Armco stockholders' meeting, the market price of a share of AK Holding common stock could be more or less than the average closing price upon which the exchange ratio will be determined. If it is less, the value of the AK Holding common stock that an Armco stockholder receives in the merger would be lower than the value indicated in the table on page 2, and could be lower than $7.50 per share of Armco common stock. The market value of AK Holding common stock is likely to fluctuate based upon general market and economic conditions, AK Holding's business and prospects and other factors.

   AK Steel and Armco may not be combined successfully, which could have a material adverse effect on our results of operations.

  . If we cannot combine successfully our operations we may experience a material adverse effect on our business, financial condition or results of operations. The merger involves the combining of companies that have previously operated separately. This involves a number of risks, including:

      . demands on management related to the significant increase in size of AK Steel after the merger;

      . the diversion of management's attention to the combining of operations;

      . difficulties in the combining of operations and systems, including plans to update systems for "Year 2000" compliance;

      .  difficulties in the assimilation and retention of employees;

      .  challenges in retaining customers; and

      .  potential adverse short-term effect on operating results.

  . The combined company may not be able to achieve or maintain the levels of operating efficiency that AK Steel has historically achieved.

   We will have significant merger-related costs that may have a material adverse effect on our results of operations, and we may not achieve the expected cost savings and other benefits of the merger.


  . We will have substantial costs in connection with the merger, which we expect will have a material adverse effect on the combined company's results of operations for the quarter in which the merger is completed. The merger will result in a charge to operations of approximately $20 to $25 million for transaction fees and expenses. Combining our companies will also result in other one-time charges to the results of operations of the combined company. The actual amount of these charges cannot be determined until the plan for combining the companies is completed, however, we expect these costs could range from $250 to $300 million. See "Selected Historical Consolidated AK Holding and Armco Unaudited Pro Forma Combined Financial Data" beginning on page 10.

  . We expect cost savings and other benefits from the merger will exceed those we could achieve separately. Our estimates of cost savings are based on many assumptions, including assumptions about future sales levels and other operating results, the availability of funds for investment, the timing of events, general industry and business conditions and other matters. Many of these factors are beyond our control. Our actual cost savings, if any, could differ from our estimates and those differences could be material. There may be unforeseen costs and expenses or other factors that will offset the estimated cost savings or other benefits of the merger. We also may encounter delays in realizing these cost savings.

   Our significant indebtedness could adversely affect us by reducing our flexibility to respond to changing business and economic conditions and increasing our borrowing costs.

  . On March 31, 1999, the total outstanding combined indebtedness of Armco and AK Steel was approximately $1.6 billion, after giving pro forma effect to AK Steel's redemption of $325.0 million of its debt on April 1, 1999. The combined interest expense of Armco and AK Steel for the year ended December 31, 1998 was $84.9 million. The ratio of earnings to fixed charges as of March 31, 1999, on a pro forma combined basis, was 1.9x.

  . This significant amount of indebtedness could reduce the ability of the combined company to obtain additional financing for working capital, acquisitions or other purposes and could make it more vulnerable to economic downturns and competitive pressures. Our need for cash in the future will depend on many factors that are difficult to predict. These factors include results of our combined operations, the timing and cost of any future acquisitions and our efforts to expand existing operations.

  . If we are unable to generate sufficient cash flow from operations in the future to pay our debt and make necessary investments, we may be required to:

       .  restructure our debt,

       .  sell assets or equity,

       .  refinance all or a portion of our existing debt,

       .  seek new borrowings,

       .  forego strategic opportunities, or

       . delay, scale back or eliminate some aspects of our combined operations.

     If necessary, any of these actions could have a material negative impact on our business, financial conditions or results of operations.

   Officers and directors of Armco have agreements and other arrangements that may create potential conflicts of interests with Armco stockholders regarding the merger.

   If you are an Armco stockholder, when you consider the recommendations of Armco's board of directors you should be aware that some executive officers of Armco and members of its board of directors may have interests in the merger that are different from yours. These interests include rights to accelerated or increased benefits under employment agreements, severance agreements and incentive plans that may create potential conflicts with your interests. The Armco board of directors was aware of these possible conflicts of interest when it approved the merger. See "The Merger--Interests of Armco Officers and Directors in the Merger" on page 43.

                         WHERE TO FIND MORE INFORMATION

   AK Holding and Armco file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy reports, statements or other information filed by AK Holding and Armco at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. Copies of the SEC filings made by each of AK Holding and Armco also are available to the public from commercial document retrieval services and at the worldwide web site maintained by the SEC at "http://www.sec.gov."

   AK Holding has filed a registration statement with the SEC with respect to the shares of AK Holding common stock, including associated stock purchase rights and $3.625 cumulative convertible preferred stock to be issued in connection with the merger. This document is a part of that registration statement. In addition to serving as a proxy statement of AK Holding and Armco for the special meetings of their respective stockholders, it also serves as a prospectus for the shares of AK Holding to be issued in the merger. As allowed by SEC rules, this document does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

   The SEC allows us to "incorporate by reference" into this document information contained in another document that either of our companies may have filed separately with the SEC and that is publicly available. The information so incorporated by reference is deemed to be part of this joint proxy statement/prospectus, except to the extent it has been superseded by information contained in this document. This joint proxy statement/prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about our companies and their finances.

             AK Holding
            SEC Filings
         (File No. 1-13696)         Period
         ------------------         ------
 Annual Report on Form 10-K, as
  amended by Form 10-K/A..........  Fiscal year ended December 31, 1998
 Quarterly Report on Form 10-Q, as
  amended by Form 10-Q/A..........  Quarter ended March 31, 1999
 Current Reports on Form 8-K......  Filed on July 21, 1999
                                    Filed on June 2, 1999
                                    Filed on May 24, 1999
                                    Filed on April 28, 1999
                                    Filed on April 15, 1999
                                    Filed on March 25, 1999
                                    Filed on February 17, 1999
                                    Filed on February 16, 1999
                                    Filed on February 3, 1999
 Exhibit 1 to Form 8-A............  Filed on February 5, 1996
 Armco SEC Filings
  (File No. 1-873-2)                Period
 -------------------                ------
 Annual Report on Form 10-K.......  Fiscal year ended December 31, 1998
 Quarterly Report on Form 10-Q....  Quarter ended March 31, 1999
 Current Report on Form 8-K.......  Filed on June 1, 1999

   We are also incorporating by reference any additional documents that either of our companies may file with the SEC between the date of this document and the date of the special meetings.

   In deciding how to vote your shares, you should rely only on the information contained or incorporated by reference in this joint proxy statement/prospectus. We have not authorized anyone to provide you with information that is different from what is contained in this joint proxy
statement/prospectus. This joint proxy statement/prospectus is dated       ,
1999. You should not assume the information contained in this joint proxy statement/prospectus is accurate as of any date other than that date or any other date that this joint proxy statement/prospectus indicates.

   You may obtain, without charge, copies of documents incorporated by reference in this document by requesting them in writing or by telephone from the appropriate party as follows:

   Alan H. McCoy                              Gary R. Hildreth
    Vice President, Public Affairs            Secretary
   AK Steel Holding Corporation               Armco Inc.
   703 Curtis Street                          One Oxford Centre
   Middletown, OH 45043-0001                  301 Grant Street
   (513) 425-2826                             Pittsburgh, PA 15219-1415
                                              (415) 255-9800

   Requests for documents should be made no later than       , 1999 to assure
that you receive the documents before the special meetings.

                SELECTED FINANCIAL DATA OF AK HOLDING AND ARMCO

   The following financial information is being provided to assist you in analyzing the financial aspects of the merger. The historical information has been derived from AK Holding's and Armco's audited consolidated financial statements for the years ended December 31, 1994, 1995, 1996, 1997 and 1998 and unaudited condensed consolidated financial statements for the three months ended March 31, 1998 and 1999. The unaudited pro forma financial information is presented for illustrative purposes only and is not indicative of the operating results or financial position that would have been achieved if the merger had been consummated at the dates indicated, nor is that information necessarily indicative of future operating results of the combined company. All of the information should be read in conjunction with the historical financial statements and related notes contained in the annual, quarterly and other reports filed with the SEC by each of AK Holding and Armco.

   There is no summarized financial information included for AK Steel because there is no substantial difference in the operations of AK Steel and AK Holding and because the debt of AK Steel is fully and unconditionally guaranteed by AK Holding. AK Holding has no independent operations.

         Selected Historical Consolidated Financial Data of AK Holding
                  (dollars in millions, except per share data)

                                                                              Three Months
                                    Years Ended December 31,                 Ended March 31,
                          ------------------------------------------------  ------------------
                            1994      1995      1996      1997      1998      1998      1999
                          --------  --------  --------  --------  --------  --------  --------
Statement of Operations
 Data:
Net sales...............  $2,016.6  $2,257.3  $2,301.8  $2,440.5  $2,393.6  $  588.2  $  632.2
Operating profit........     192.9     298.1     264.5     281.4     213.6      54.2      47.3
Income from continuing
 operations.............  $  272.5  $  268.6  $  145.9  $  150.9  $  114.5  $   28.4  $   27.6
Income from continuing
 operations per share of
 common stock(1):
 Basic..................  $   5.13  $   4.82  $   2.57  $   2.59  $   1.93  $   0.47  $   0.47
 Diluted................      4.17      4.09      2.35      2.43      1.92      0.47      0.46
Cash dividends per share
 of common stock(1).....       n/a     0.075     0.325     0.425      0.50     0.125     0.125
                                       As of December 31,                    As of March 31,
                          ------------------------------------------------  ------------------
                            1994      1995      1996      1997      1998      1998      1999
                          --------  --------  --------  --------  --------  --------  --------
Balance Sheet Data:
Total assets............  $1,933.2  $2,115.5  $2,650.8  $3,084.3  $3,306.3  $3,211.8  $3,771.4
Current portion of long-
 term debt(2)...........       --        --        --        --        --        --      325.0
Long-term debt
 (excluding current
 portion)...............     330.0     325.0     875.0     997.5   1,145.0   1,145.0   1,280.0
Current portion of
 pension and
 postretirement benefit
 obligations............     110.3       0.1       0.1       0.1       0.1       0.1       --
Long-term pension and
 postretirement benefit
 obligations (excluding
 current portion).......     638.3     655.7     564.9     554.1     572.6     560.5     578.2
Stockholders' equity....  $  449.0  $  674.2  $  777.0  $  879.6  $  929.5  $  872.3  $  952.9
                                                                              Three Months
                                    Years Ended December 31,                 Ended March 31,
                          ------------------------------------------------  ------------------
                            1994      1995      1996      1997      1998      1998      1999
                          --------  --------  --------  --------  --------  --------  --------
Other Data--
Ratio of earnings to
 combined fixed
 charges(3).............       3.6x      5.5x      4.6x      2.9x      2.0x      2.1x      1.5x

--------
(1) On November 17, 1997, AK Holding effected a two-for-one common stock split. Per share data for prior periods have been restated for this stock split.
(2) Proceeds from the sale of the 7 7/8% Senior Notes Due 2009 were invested in short-term U.S. government obligations and were used to finance the $338.1 cost of redeeming the $325.0 of outstanding 10 3/4% Senior Notes Due 2004 on April 1, 1999.
(3) For the purpose of calculating the ratio of earnings to combined fixed charges, (a) earnings consist of income before income taxes, extraordinary items and effects of accounting changes, the distributed income of less than 50%-owned affiliates, plus fixed charges and (b) combined fixed charges consist of interest, whether expensed or capitalized, and preferred stock dividends. For two of the three months in the period ended March 31, 1999, interest expense was included for both the 10 3/4% Senior Notes Due 2004 and 7 7/8% Senior Notes Due 2009.

            Selected Historical Consolidated Financial Data of Armco
                  (dollars in millions, except per share data)

                                                                            Three Months Ended
                                    Years Ended December 31,                    March 31,
                          ------------------------------------------------  -------------------
                            1994      1995      1996      1997      1998      1998       1999
                          --------  --------  --------  --------  --------  ---------  --------
Statement of Operations
 Data:
Net sales...............  $1,437.6  $1,559.9  $1,724.0  $1,829.3  $1,706.5  $   447.7  $  407.9
Operating profit........      39.2      69.0      74.7     105.4     107.6       21.3      28.3
Income from continuing
 operations.............  $   65.8  $   23.5  $   26.0  $   77.1  $  109.6  $    20.3  $   25.2
Income from continuing
 operations per share of
 common stock:
 Basic..................  $   0.46  $   0.05  $   0.08  $   0.55  $   0.85  $    0.15  $   0.19
 Diluted................      0.46      0.05      0.08      0.55      0.81       0.15      0.18
Cash dividends per share
 of common stock (1)....       n/a       n/a       n/a       n/a       n/a        n/a       n/a
                                       As of December 31,                    As of March 31,
                          ------------------------------------------------  -------------------
                            1994      1995      1996      1997      1998      1998       1999
                          --------  --------  --------  --------  --------  ---------  --------
Balance Sheet Data:
Total assets............  $1,934.9  $1,896.6  $1,867.8  $1,881.3  $1,893.8  $ 1,841.9  $1,807.8
Current portion of long-
 term debt..............      10.5      25.8      27.2      38.2     116.9        7.0       5.9
Long-term debt
 (excluding current
 portion)...............     363.8     361.6     344.3     306.9     250.7      305.7     250.5
Current portion of
 pension and
 postretirement
 benefits...............     101.8     118.6      65.7      67.9      65.4       67.9      65.4
Long-term employee
 benefit obligations
 (excluding current
 portion)...............   1,221.9   1,165.9   1,200.2   1,178.1     898.0      928.8     889.7
Preferred stock.........     185.9     185.9     185.9     185.9     185.9      185.9     185.9
Stockholders' equity
 (deficit)..............  $ (218.5) $ (230.4) $ (212.0) $ (152.5) $  178.7  $   102.9  $  199.2
                                                                            Three Months Ended
                                    Years Ended December 31,                    March 31,
                          ------------------------------------------------  -------------------
                            1994      1995      1996      1997      1998      1998       1999
                          --------  --------  --------  --------  --------  ---------  --------
Other Data--
Ratio of earnings to
 combined fixed charges
 (2)....................       1.2x      1.0x      1.2x      2.1x      3.0x       2.4x      3.3x

--------
(1) Armco has not paid dividends on its common stock since 1991.
(2) For the purpose of calculating the ratio of earnings to combined fixed charges, (a) earnings consist of income before income taxes, extraordinary items and effects of accounting changes, the distributed income of less than 50%-owned affiliates, plus fixed charges and (b) combined fixed charges consist of interest, whether expensed or capitalized, and preferred stock dividends.

        Selected Historical Consolidated AK Holding and Armco Unaudited

                       Pro Forma Combined Financial Data
                  (dollars in millions, except per share data)

                                                             Three Months Ended
                                   Years Ended December 31,       March 31,
                                  -------------------------- -------------------
                                    1996     1997     1998     1998      1999
                                  -------- -------- -------- --------- ---------
Statement of Operations Data:
Net sales.......................  $3,996.5 $4,237.4 $4,076.9 $ 1,026.7 $ 1,034.9
Operating profit................     334.2    384.1    363.6      81.1      77.5
Income from continuing
 operations.....................  $   88.6 $  176.6 $  205.9 $    43.9 $    45.0
Income from continuing
 operations per share of common
 stock(1):
 Basic..........................      0.82     1.86     2.19      0.46      0.47
 Diluted........................      0.90     1.79     2.14      0.45      0.47
Cash dividends per share of
 common stock(2)................       n/a      n/a      n/a       n/a       n/a
                                      As of December 31,       As of March 31,
                                  -------------------------- -------------------
                                    1996     1997     1998     1998      1999
                                  -------- -------- -------- --------- ---------
Balance Sheet Data:
Total assets....................  $4,646.9 $5,020.9 $5,189.2 $ 5,058.5 $ 5,592.5
Current portion of long-term
 debt...........................      27.2     38.2    116.9       7.0     330.9
Long-term debt (excluding
 current portion)...............   1,219.3  1,304.4  1,395.7   1,450.7   1,530.5
Current portion of pension and
 postretirement benefit
 obligations....................      65.8     68.0     65.5      68.0      65.4
Long-term pension and
 postretirement benefit
 obligations
 (excluding current portion)....   1,596.2  1,560.7  1,392.1   1,392.0   1,411.6
Preferred stock.................     130.4    130.4    130.4     130.4     130.4
Stockholders equity.............  $  864.3 $  981.1 $1,234.4 $ 1,111.4 $ 1.277.3
                                                             Three Months Ended
                                   Years Ended December 31,       March 31,
                                  -------------------------- -------------------
                                    1996     1997     1998     1998      1999
                                  -------- -------- -------- --------- ---------
Other Data--
Ratio of earnings to combined
 fixed charges(3)...............    2.8x     2.6x     2.5x     2.3x      1.9x

--------

(1) On November 17, 1997, AK Holding effected a two-for-one common stock split. Per share data for prior periods have been restated for this stock split.
(2) AK Holding has paid quarterly dividends on its common stock since November 15, 1995. Dividends of $0.075 per share, on a post-split basis, were paid in each of the first three quarters of 1996. Dividends of $.10 per share, on a post-split basis, were paid in the fourth quarter of 1996 and each of the first three quarters of 1997. Beginning with the fourth quarter of 1997, quarterly dividends have been paid at the rate of $0.125 per share. Armco has not paid any dividends on its common stock since 1990. The payment of dividends on the common stock of AK Holding in the future will be determined by its board of directors and will depend on business conditions, AK Holding's financial condition and earnings and other factors.
(3) For the purpose of calculating the ratio of earnings to combined fixed charges, (a) earnings consist of income before income taxes, extraordinary items and effects of accounting changes, the distributed income of less than 50%-owned affiliates, plus fixed charges and (b) combined fixed charges consist of interest, whether expensed or capitalized, and preferred stock dividends.

                       COMPARATIVE PER SHARE INFORMATION

                                                   Exchange Ratio        Exchange Ratio        Exchange Ratio
                                                      of .3409              of .2836              of .2759
                                                --------------------- --------------------- ---------------------
                                                AK Holding            AK Holding            AK Holding
                                                and Armco             and Armco             and Armco
                                                Unaudited    Armco    Unaudited    Armco    Unaudited    Armco
                          AK Holding   Armco    Pro Forma  Equivalent Pro Forma  Equivalent Pro Forma  Equivalent
                          Historical Historical  Combined  Pro Forma   Combined  Pro Forma   Combined  Pro Forma
                          Per Share  Per Share  Per Share  Per Share  Per Share  Per Share  Per Share  Per Share
                             Data       Data     Data (1)   Data(1)    Data (2)   Data(2)    Data (3)   Data(3)
                          ---------- ---------- ---------- ---------- ---------- ---------- ---------- ----------
Year Ended December 31,
 1996 (4)
Income from continuing
 operations per share of
 common stock:
 Basic..................    $2.57      $0.08      $0.76      $0.26      $0.82      $0.23      $0.83      $0.23
 Diluted................     2.35       0.08       0.84       0.29       0.90       0.26       0.91       0.25
Cash dividends per share
 of common stock........     0.325
Book value per share of
 common stock...........    14.83      (3.97)      8.13       2.77       8.74       2.48       8.83       2.44
Year Ended December 31,
 1997
Income from continuing
 operations per share of
 common stock:
 Basic..................     2.59       0.55       1.74       0.59       1.86       0.53       1.88       0.52
 Diluted................     2.43       0.55       1.67       0.57       1.79       0.51       1.81       0.50
Cash dividends per share
 of common stock........     0.425
Book value per share of
 common stock...........    15.93      (3.39)      9.15       3.12       9.81       2.78       9.91       2.73
Year Ended December 31,
 1998
Income from continuing
 operations per share of
 common stock:
 Basic..................     1.93       0.85       2.05       0.70       2.19       0.62       2.21       0.61
 Diluted................     1.92       0.81       1.99       0.68       2.14       0.61       2.16       0.60
Cash dividends per share
 of common stock........     0.50
Book value per share of
 common stock...........    15.67      (0.29)     11.36       3.87      12.16       3.45      12.27       3.39
Three Months Ended March
 31, 1998
Income from continuing
 operations per share of
 common stock:
 Basic..................     0.47       0.15       0.43       0.15       0.46       0.13       0.46       0.13
 Diluted................     0.47       0.15       0.42       0.14       0.45       0.13       0.46       0.13
Cash dividends per share
 of common stock........     0.125
Book value per share of
 common stock...........    14.56      (1.00)     10.05       3.43      10.75       3.05      10.85       2.99
Three Months Ended March
 31, 1999
Income from continuing
 operations per share of
 common stock:
 Basic..................     0.47       0.19       0.44       0.15       0.47       0.13       0.48       0.13
 Diluted................     0.46       0.18       0.43       0.15       0.47       0.13       0.47       0.13
Cash dividends per share
 of common stock........     0.125
Book value per share of
 common stock...........    16.10      (0.10)     11.56       3.94      12.37       3.51      12.49       3.45

--------
(1) Assuming the average closing price of AK Holding common stock is $22.00, the unaudited pro forma income and book value per share of common stock are based upon Armco stockholders receiving 0.3409 of a share of AK Holding common stock for each share of Armco stock held. The Armco equivalent pro forma per share data are calculated by multiplying the unaudited pro forma combined per share data by 0.3409.
(2) Assuming the average closing price of AK Holding common stock is greater than $26.44 but less than $28.21, the unaudited pro forma income and book value per share of common stock are based upon Armco stockholders receiving 0.2836 of a share of AK Holding common stock for each share of Armco common stock held. The Armco equivalent pro forma per share data are calculated by multiplying the unaudited pro forma combined per share data by 0.2836.
(3) Assuming the average closing price of AK Holding common stock is $29.00, the unaudited pro forma income and book value per share of common stock is based upon Armco stockholders receiving 0.2759 of a share of AK Holding common stock for each share of Armco common stock held. The Armco equivalent pro forma per share data are calculated by multiplying the unaudited pro forma combined per share data by 0.2759.
(4) On November 17, 1997, AK Holding effected a two-for-one common stock split. Per share data for prior periods have been restated for this stock split.

                      COMPARATIVE MARKET VALUE INFORMATION

   The following table sets forth:

   1. The closing prices per share and aggregate market values of AK Holding common stock and Armco common stock on the NYSE on May 20, 1999, the last trading day prior to the public announcement of the proposed merger, and on
       , 1999, the most recent date for which prices were available prior to printing this document; and

   2. The equivalent price per share and equivalent market values of Armco common stock, based on the exchange ratio that would apply if the average closing price of AK Holding common stock on the ten trading days ending six trading days before the Armco stockholders' meeting was equal to the closing
price of AK Holding common stock on the NYSE on May 20, 1999 and on    , 1999.

                                        AK Holding      Armco         Armco
                                        Historical    Historical  Equivalent(1)
                                      -------------- ------------ -------------
On May 20, 1999
  Closing price per share of common
   stock............................. $23.5625       $5.625       $7.500
  Market value of common stock (2)... $1,399,925,763 $611,461,833 $815,282,445
On        , 1999
  Closing price per share of common
   stock............................. $              $            $
  Market value of common stock (2)... $              $            $

--------
(1) The Armco equivalent data for May 20, 1999 correspond to an exchange ratio
   of 0.3183, and the Armco equivalent data for        , 1999 corresponds to an
   exchange ratio of      .

(2) Market values are based on 59,413,295 shares of AK Holding common stock and 112,251,650 shares of Armco common stock outstanding on a fully-diluted
   basis as of June 20, 1999, and         shares of AK Holding common stock and
        Armco common stock outstanding on a fully-diluted basis as of        ,
   1999, excluding, in each case, shares held in treasury.

Market values are likely to differ from values based on the closing stock price. See the discussion under the heading "Armco common stockholders could end up with less than $7.50 worth of AK Holding common stock per share of Armco common stock" in the "Risk Factors" section of this document, which begins on page 6.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

   This document and documents incorporated by reference in this document contain both historical and forward-looking statements. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. These forward-looking statements are only predictions and generally can be identified by use of statements that include the words "believe," "expect," "anticipate," "intend," "plan," "foresee" or other similar words or phrases. Similarly, statements that describe our objectives, plans, projections, estimates of future results or goals also are forward-looking statements.

   In addition to the risk factors described in the preceding section, the following important factors could affect the future results of the combined company causing the results to differ materially from those expressed in our forward-looking statements:

  .  the effect of unplanned outages with respect to operations;

  . the cyclical nature of the domestic steel industry and many of the markets it supplies, and the effect of that cyclicality on selling prices and volume;

  . the potential impact of strikes or work stoppages at facilities of customers and suppliers;

  . the sensitivity of results to changes in the purchase prices of products and services;

  . intense competition due to global steel overcapacity, including imports and new domestic capacity over the next several years;

  . the high capital requirements associated with integrated steelmaking facilities;

  . the significant costs associated with environmental controls and remediation expenditures and the uncertainty of future environmental requirements;

  . employment matters, including costs and uncertainties associated with collective bargaining agreements;

  . the effect of customers and suppliers not becoming Year 2000 compliant in a timely manner;

  .  the effect of existing and possible future lawsuits; and

  . general economic and business conditions, including changes in the condition of the capital markets and equity markets.

   These factors and the risk factors described in the preceding section are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors could also have material adverse effects on our future results. The forward-looking statements included in this joint proxy statement/prospectus are made only as of the date of this joint proxy statement/prospectus and under section 27A of the Securities Act and section 21E of the Exchange Act, we do not have any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances. We cannot assure you that projected results or events will be achieved.

                             ARMCO SPECIAL MEETING

Purpose of the Armco Special Meeting

   At the Armco special meeting to be held at         on   , 1999, holders of
Armco common stock and Class A preferred stock will consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of May 20, 1999, among Armco Inc., AK Steel Holding Corporation and AK Steel Corporation.

   The board of directors of Armco has unanimously approved the merger and the merger agreement and recommends that Armco stockholders vote "FOR" adoption of the merger agreement. See "Recommendation of the Board of Directors of Armco and Armco's Reasons for the Merger" beginning on page 25 for additional information on the recommendation of the Armco board of directors.

Solicitation of Proxies

   The solicitation of the enclosed proxy is made on behalf of the board of directors of Armco. Solicitations of proxies will be made by mail, by electronic telecommunications or in person. Armco has retained the services of
       to assist in the solicitation of proxies for a fee of $      plus out-
of-pocket expenses. In soliciting proxies, management of Armco may also use the services of its directors, officers and employees, who will not receive any additional compensation for those services but who will be reimbursed for their out-of-pocket expenses. In addition, directors, officers and employees of AK Holding may assist Armco in soliciting proxies, but will not receive any compensation for it. Armco will reimburse banks, brokers, nominees, custodians and fiduciaries for their expenses in forwarding copies of the proxy soliciting materials to the beneficial owners of the shares held of record by those persons and in requesting authority for the execution of proxies.

Record Date; Voting Rights

   Only holders of record of Armco common stock and Class A preferred stock at
the close of business on       , 1999 are entitled to notice of and to vote at
the Armco special meeting.

   As of the Armco record date, there were      outstanding shares of Armco
common stock held by approximately holders of record. Each holder of Armco common stock is entitled to one vote per share on any matter brought before the Armco special meeting. All shares of Armco common stock represented by properly executed proxy cards will be voted in accordance with the instructions indicated in those proxy cards unless those proxies have been previously revoked. If no instructions are indicated on proxy cards that are returned, the shares of Armco common stock represented by those proxies will be voted in favor of adoption of the merger agreement.

   As of the Armco record date, there were       outstanding shares of Armco
Class A $2.10 cumulative convertible preferred stock held by approximately
holders of record and     outstanding shares of Armco Class A $3.625 cumulative
convertible preferred stock held by approximately     holders of record. Each
holder of Armco Class A preferred stock is entitled to one vote per share on any matter brought before the Armco special meeting. All shares of Armco Class A preferred stock represented by properly executed proxy cards will be voted in accordance with the instructions indicated in those proxy cards unless those proxies have been previously revoked. If no instructions are indicated on proxy cards that are returned, the shares of Armco Class A preferred stock represented by those proxies will be voted in favor of adoption of the merger agreement.

   Armco is not proposing any matters to come before the Armco special meeting other than adoption of the merger agreement, and Armco has not received notice of other proposals to be considered at the meeting. However, if any other matters incidental to adoption of the merger agreement or conduct of the meeting are properly presented for action at the Armco special meeting, including a motion to adjourn the meeting to another time or place, the persons named in the enclosed form of proxy card will have the discretion to vote on those matters in accordance with their best judgment, unless authorization to do so is withheld by notation on the proxy card. However, no proxy that is voted against the proposal to adopt the merger agreement will be voted in favor of any adjournment of the Armco special meeting and discretionary authority will be exercised only to the extent permitted by applicable federal securities law and state corporate law.

   Stockholders of Armco wishing to exercise their appraisal rights should consider carefully the discussion of appraisal rights for dissenting stockholders on page 49.

Proxies

   Armco stockholders can vote by mailing a completed and signed proxy card to
    . Armco stockholders can change their vote prior to the Armco special meeting by mailing a later dated, signed proxy card to the same address. A stockholder who has given a proxy may revoke it at any time prior to its exercise by signing and returning a later dated proxy card or by voting in person at the Armco special meeting. However, mere attendance at the Armco special meeting will not, in and of itself, have the effect of revoking the proxy.

Required Vote

   The affirmative vote of the holders of a majority of the outstanding shares of Armco common stock and Class A preferred stock, voting as a single class, is required to approve the merger agreement. The required majority must be determined both inclusive and exclusive of shares held by officers of Armco elected or appointed by the Armco board of directors. Abstentions and broker non-votes will have the effect of a vote against the merger. Broker non-votes are shares held by brokers or nominees that are represented at a meeting but as to which the broker or nominee is not empowered to vote on a particular proposal. Failure to vote will have the effect of a vote against the merger.

Quorum

   The presence in person or by proxy of holders of a majority of the outstanding shares of Armco common stock and Class A preferred stock, treated as a single class, is necessary to constitute a quorum for the transaction of business at the Armco special meeting. The required majority will be determined both inclusive and exclusive of shares held by officers of Armco elected or appointed by the Armco board of directors. Abstentions and broker non-votes are counted for purposes of determining whether there is a quorum at the Armco special meeting.

Other Information

   On       , 1999, the executive officers and directors of Armco, including
their affiliates, had voting power with respect to an aggregate of      shares
of Armco common stock, or approximately   % of the Armco common stock then
outstanding; an aggregate of     shares of Armco Class A $3.625 cumulative
convertible preferred stock, or approximately   % of the Armco Class A $3.625
cumulative convertible preferred stock then outstanding; and an aggregate of shares of Armco Class A $2.10 cumulative convertible preferred stock, or
approximately   % of the Armco Class A $2.10 cumulative convertible preferred
stock then outstanding. In addition, on       , 1999, all officers of Armco,
including its executive officers, whose shares of Armco stock must be excluded in connection with the calculation of the required vote and quorum, had voting
power with respect to an aggregate of      Armco common stock, or approximately
  % of the Armco common stock then outstanding; an aggregate of     shares of
Armco Class A $3.625 cumulative convertible preferred stock, or approximately
  % of the Armco Class A $3.625 cumulative convertible preferred stock then
outstanding; an aggregate of     shares of Armco Class A $2.10 cumulative
convertible preferred stock, or approximately   % of the Armco Class A $2.10
cumulative convertible preferred stock then outstanding. Armco currently expects that its officers and directors as well as their affiliates, will vote all of their shares in favor of the adoption of the merger agreement.

                           AK HOLDING SPECIAL MEETING

Purpose of the AK Holding Special Meeting

   At the AK Holding special meeting to be held at        on      , 1999, AK
Holding stockholders will consider and vote upon a proposal to approve the issuance of shares of AK Holding common stock in the merger pursuant to the terms of the merger agreement. Stockholder approval is not required for the issuance of preferred stock of AK Holding in the merger.

   The board of directors of AK Holding has unanimously approved the merger and the merger agreement and recommends that AK Holding stockholders vote "FOR" approval of the issuance of AK Holding common stock in the merger. See "Recommendation of the Board of Directors of AK Holding and AK Holding's Reasons for the Merger" beginning on page 37 for additional information on the recommendation of the AK Holding board of directors.

Solicitation of Proxies

   The solicitation of the enclosed proxy is made on behalf of the board of directors of AK Holding. Solicitations of proxies will be made by mail, by electronic telecommunications or in person. AK Holding has retained the
services of         to assist in the solicitation of proxies for a fee of $
plus out-of-pocket expenses. In soliciting proxies, management of AK Holding may also use the services of its directors, officers and employees, who will not receive any additional compensation for those services but who will be reimbursed for their out-of-pocket expenses. In addition, directors, officers and employees of Armco may assist AK Holding in soliciting proxies, but will not receive any compensation for it. AK Holding will reimburse banks, brokers, nominees, custodians and fiduciaries for their expenses in forwarding copies of the proxy soliciting materials to the beneficial owners of the stock held of record by those persons and in requesting authority for the execution of proxies.

Record Date; Voting Rights

   Only holders of record of AK Holding common stock on      , 1999 are
entitled to notice of and to vote at the AK Holding special meeting.

   As of the AK Holding record date, there were            outstanding shares
of AK Holding common stock held by approximately               holders of
record. Each holder is entitled to one vote per share on any matter brought before the AK Holding special meeting. All shares of AK Holding common stock represented by properly executed proxy cards will be voted in accordance with the instructions indicated in those proxy cards, unless those proxies have been previously revoked. If no instructions are indicated on proxy cards that are returned, the shares represented by those proxies will be voted for approval of the issuance of AK Holding common stock in the merger.

   AK Holding is not proposing any matters to come before the AK Holding special meeting, other than approval of the issuance of AK Holding common stock, and AK Holding has not received notice of other proposals to be considered at the meeting. However, if any other matters incidental to the approval of the issuance of AK Holding common stock or the conduct of the meeting are properly presented for action at the AK Holding special meeting, including a motion to adjourn the meeting to another time or place, the persons named in the enclosed form of proxy card will have the discretion to vote on those matters in accordance with their best judgment, unless authorization to do so is withheld by notation on the proxy card. However, no proxy that is voted against the proposal to approve the issuance of shares of AK Holding common stock will be voted in favor of any adjournment of the AK Holding special meeting and discretionary authority will be exercised only to the extent permitted by applicable federal securities and state corporate law.

Proxies

   AK Holding stockholders can vote by mailing a completed and signed proxy
card to                 . AK Holding stockholders can change their vote prior
to the AK Holding special meeting by mailing a later dated, signed proxy card to the same address. A stockholder who has given a proxy may revoke it at any time prior to its exercise by signing and returning a later dated proxy card or by voting in person at the AK Holding special meeting. However, mere attendance at the AK Holding special meeting will not, in and of itself, have the effect of revoking the proxy.

Required Vote

   Under the rules of the NYSE, the approval of the issuance of the shares of AK Holding common stock in connection with the merger requires the affirmative vote of a majority of votes cast on the proposal, provided that the total number of votes cast on the proposal represents a majority of the outstanding shares of AK Holding common stock. Under NYSE requirements, abstentions are counted as votes cast and, accordingly, will have the effect of a vote against the share issuance. However, "broker non-votes" are not counted as votes cast and, accordingly, will have the effect of a vote against the share issuance only if, as a result of excluding those broker non-votes, a majority of the outstanding shares of AK Holding common stock would not have voted on the share issuance. Failure to return a signed proxy card or to attend the AK Holding special meeting and vote in person will have the effect of a vote against the share issuance only if, as a result of the exclusion of the shares not voted, a quorum for the transaction of business at the AK Holding special meeting would not be present.

Quorum

   The presence in person or by proxy of holders of a majority of the shares of AK Holding common stock entitled to vote is necessary to constitute a quorum for the transaction of business at the AK Holding special meeting. Abstentions and "broker non-votes" are counted for purposes of determining whether there is a quorum at the AK Holding special meeting.

Other Information

   On                 , 1999, the executive officers and directors of AK
Holding, including their affiliates, had voting power with respect to an
aggregate of              shares of AK Holding common stock, or approximately
   % of the shares of AK Holding common stock then outstanding. AK Holding currently expects that these directors and officers and their affiliates will vote all of their shares in favor of the proposal.

                           THE PARTIES TO THE MERGER

AK Holding and AK Steel

   AK Steel Holding Corporation, through its wholly-owned subsidiary AK Steel Corporation, is the most profitable integrated steel producer in the United States on an operating profit per ton basis, having led the industry in this measure for each of the last five years. For the first quarter of 1999, AK Steel reported operating profit per ton of $37, as well as record tons shipped for any single quarter, reflecting the increasing benefits of its new Rockport Works finishing facility. AK Steel concentrates on the production of premium quality coated, cold rolled and hot rolled carbon steel primarily for sale to customers in the automotive, appliance, construction and manufacturing industries. AK Steel also cold rolls and aluminum coats stainless steel for automotive industry customers.

   At the core of AK Steel's profitability is an experienced, results-oriented management team that focuses on continuously increasing productivity, reducing costs and improving product quality while continually striving to improve safety and health in the workplace. Since arriving in mid-1992, this management team has reconfigured AK Steel's production facilities, increased the operating rates on its equipment and reduced operating costs throughout the organization. Product quality and reliability have been improved as well, enabling AK Steel to increase its sales of value-added coated and cold rolled products to the high-end automotive, appliance, construction and manufacturing markets.

   The results of these efforts have been significant. Each of AK Steel's key production units has achieved substantial percentage increases in average monthly production since 1992 through a combination of improved operating and maintenance practices, targeted capital investments and focused production planning. The tandem cold mill at AK Steel's Middletown Works has increased average monthly production by over 104% from 1992 to 1998. Average monthly production from AK Steel's Middletown and Ashland coating lines has increased over 94% over the same period.

   AK Steel has increased its total annual shipments from 2,989,000 tons in 1992 to 4,601,600 tons in 1998, an increase of nearly 54%. Enhanced productivity rates on its tandem cold mill and coating lines, together with start-up production at its new Rockport Works, have allowed AK Steel to increase its shipments of value-added coated and cold rolled products from 1,668,000 tons, representing 56% of total shipments, in 1992 to 3,131,600 tons, or 68% of total shipments, in 1998 and 75% of total shipments in the first quarter of 1999. Increased production of premium quality coated and cold rolled products has enabled AK Steel to focus its commercial efforts on the technical requirements of the most demanding customers in the automotive, appliance, construction and manufacturing industries. In 1992, 43% of its total shipments, or 1,288,000 tons, served customers in those industries. In 1998, 67% of its total shipments, or 3,095,000 tons, served those industries.

Armco

   Armco Inc. is a leading domestic producer of stainless and electrical steels. The stainless and electrical steel industry is a relatively small but distinct segment of the overall steel industry that represented approximately 2% of domestic steel tonnage but accounted for approximately 14% of domestic steel revenues in 1998.

   Armco produces and finishes flat rolled stainless and electrical steels and, to a lesser extent, galvanized carbon steel. Unlike carbon steel, stainless and electrical steels are generally produced in relatively small quantities utilizing special processing techniques designed to meet more exacting specifications and tolerances. Historically, stainless and electrical steel products have been sold at higher prices and have generated higher average profit margins than carbon steel products. Electrical steels have properties that make them desirable in the generation and distribution of electricity. Stainless steels are made with a high alloy content, which permits their use in environments that demand exceptional hardness, toughness, strength and resistance to heat, corrosion or abrasion, or combinations of these properties. Major markets served are industrial machinery and electrical equipment, automotive, construction and service centers. In addition, Armco has developed specialty grades of stainless steel used in various applications, including appliance trims, kitchen utensils, cookware, food processing and surgical instruments. Armco also produces hot-dipped galvanized carbon steel products primarily for use in the heating, ventilation and air conditioning market.

   Armco's Sawhill Tubular division manufactures a wide range of steel pipe and tubular products for use in the non-residential construction, industrial, plumbing and heating markets. Armco also owns Douglas Dynamics, L.L.C., the largest North American manufacturer of snowplows for four-wheel drive light trucks. Douglas Dynamics sells its snowplows and ice control products under the brand names Western(R) and Fisher(R) through independent distributors in the United States and Canada. In addition, Armco owns Greens Port Industrial Park on the Houston Ship Channel, which leases land, buildings and rail car storage facilities to third parties and operates a deep water loading dock on the channel.

                                   THE MERGER

Background of the Merger

   AK Steel is the successor to a business that, until May 1989, was a division of Armco. In May 1989, Armco transferred the assets of that division to a newly-formed partnership owned equally by Armco and Kawasaki Steel Corporation. AK Holding is the corporate successor to that partnership. Richard M. Wardrop, Jr., the Chairman and Chief Executive Officer of AK Holding and AK Steel, joined the partnership in June 1992 and became a senior executive officer of AK Holding and AK Steel in March 1994. James F. Will, the Chairman, President and Chief Executive Officer of Armco, served as Chairman of the partnership from June 1992 until April 1994 and as a director of AK Holding and AK Steel from March 1994 until April 1995. Armco's equity interest in AK Holding was substantially reduced as a consequence of AK Holding's initial public offering in April 1994 and, in April 1995, Armco sold its remaining interest in AK Holding in the open market. Nevertheless, Armco has ongoing business dealings with AK Steel, which continues to perform rolling services on behalf of Armco. As a consequence, Mr. Wardrop and Mr. Will have maintained both a business and a social relationship for more than seven years.

   In February 1998, Mr. Wardrop and Mr. Will met informally to discuss strategic issues confronting their respective companies, including the possibility of a merger or other business combination transaction. Both executives were encouraged by the similarity of their views about the strategic directions open to their companies and the potential for a mutually beneficial transaction of some kind and decided to continue discussions.

   On March 26, 1998, AK Steel entered into a confidentiality agreement with Armco and, shortly after that, began a due diligence investigation of Armco to identify and evaluate the potential benefits and risks of a strategic transaction between the two companies.

   On April 14, 1998, May 1, 1998 and May 14, 1998, representatives of AK Steel and Armco met to discuss a strategic transaction between the two companies.

   On July 12, 1998, Mr. Wardrop, together with James L. Wainscott, Vice President, Treasurer and Chief Financial Officer of AK Steel, met with Mr. Will and Jerry W. Albright, Vice President and Chief Financial Officer of Armco. Mr. Wardrop indicated that, in light of various uncertainties associated with those subsidiaries of Armco that comprised its Financial Services Group, AK Steel was not interested in an acquisition of Armco as an entirety, but was willing to consider an acquisition only of those assets that comprised Armco's Specialty Steel Division. Mr. Will advised Mr. Wardrop that he had reservations regarding the proposal, but would consider it and discuss it with the Armco board of directors.

   On July 16, 1998, following a meeting of the board of directors of AK Holding, Mr. Wardrop delivered to Mr. Will a written proposal for the acquisition by AK Steel of all of the assets comprising Armco's Specialty Steel Division and the assumption by AK Steel of selected liabilities relating to that Division.

   On July 17, 1998, Armco's board of directors met to consider the AK Steel proposal. The board expressed reservations about the value of the proposal to the Armco stockholders and directed Armco management to discuss it further with AK Steel. Mr. Will advised Mr. Wardrop of the board's views.

   On July 21, 1998, representatives of AK Steel and Armco, together with their respective financial advisors, met to discuss AK Steel's proposal.

   On August 14, 1998, the Armco board of directors further considered AK Steel's proposal. Following the meeting, Mr. Will advised Mr. Wardrop that it was the judgment of Armco's management and board of directors that a sale of Armco's core specialty steel business, without a concurrent sale of its other businesses, was not in the best interests of Armco's stockholders.

   On December 11, 1998, Messrs. Wardrop and Wainscott, together with other members of AK Steel's management, met with Messrs. Will and Albright, and other members of Armco's management, to explore the possibility of creating a joint venture that would combine various operations of Armco's Specialty Steel Division and AK Steel's Rockport Works finishing facility.

   On December 13, 1998, January 19, 1999 and February 8, 1999, representatives of both companies met to discuss the proposed joint venture. On March 22, 1999, AK Steel and Armco entered into a confidentiality agreement with respect to a potential joint venture. After entering into the confidentiality agreement, representatives of both companies continued to have discussions regarding the joint venture. On April 7, 1999, at a meeting held to evaluate the relative production costs and synergies that might be obtained through a joint venture, it became clear to the management of both companies that a joint venture would not be in the best interests of Armco or its stockholders.

   On April 18, 1999, Messrs. Wardrop and Will met again to explore whether there remained any possibility of merging their respective businesses in their entirety. Mr. Will informed Mr. Wardrop that Armco was considering strategic alternatives with respect to its business, including a possible acquisition by Armco of another company, which was not named.

   On April 27, 1999, at a meeting of members of senior management of both companies, Mr. Will stated that Armco's board had instructed its management to pursue the acquisition of the other unnamed company. Mr. Will indicated to Mr. Wardrop that he would be willing to entertain and present to Armco's board of directors an offer for the acquisition by AK Steel of Armco as an entirety, if it could be demonstrated that this acquisition would be in the best interests of Armco's stockholders and was an opportunity superior to the other transaction being pursued by Armco.

   Shortly thereafter, AK Steel executed a restated confidentiality agreement with Armco and began an expedited due diligence investigation to determine whether, in light of developments subsequent to the summer of 1998, including the possible resolution of various uncertainties associated with Armco's Financial Services Group and the substantial appreciation in the market price of AK Holding common stock relative to the market price of Armco common stock, an acquisition by AK Steel of Armco in its entirety might be in the best interest of AK Steel and its stockholders.

   On May 7, 1999, at a meeting of AK Holding's board of directors, AK Steel's management, together with representatives of Credit Suisse First Boston, reviewed with the board of directors of AK Steel:

  . AK Steel's previous efforts to acquire or arrange a joint venture with Armco's Specialty Steel Division;

  . management's analysis of a proposed acquisition of Armco as an entirety by AK Steel, including the anticipated resolution of various uncertainties associated with Armco's Financial Services Group;

  .  strategic reasons for an acquisition;

  .  a financial overview of various components of Armco's business; and

  . the possibility of using AK Holding common stock as "currency" for an acquisition and the resulting advantages of a tax free transaction and pooling of interests accounting treatment.

   At the conclusion of the meeting, AK Holding's board of directors authorized Mr. Wardrop to make a formal offer to Armco for the acquisition of Armco in a stock-for-stock merger transaction that would provide Armco common stockholders a transaction value between $7.00 and $7.50 per share in the form of shares of AK Holding common stock. Mr. Wardrop promptly submitted to Mr. Will a written proposal that reflected a transaction value of $7.00 per share of Armco common stock. During a telephone conversation that day regarding the proposal, Messrs. Wardrop and Will reached a tentative agreement on a transaction value to Armco common stockholders of $7.50 per share.

   Over the following week, representatives of AK Holding and Armco and their respective legal counsel prepared and negotiated the terms of a definitive merger agreement. Mr. Wardrop's initial proposal and the initial draft of the merger agreement contemplated an exchange ratio to be fixed immediately prior to signing the agreement, which might have provided Armco common stockholders a value of more or less than $7.50 per share depending upon future changes in the market price of AK Holding common stock. However, Armco's representatives indicated that they were not willing to subject Armco's common stockholders to the risk of a substantial decline in the market price of AK Holding common stock between the date of signing the agreement and the date of consummation of the merger, even though they would have the opportunity to benefit from any appreciation in that market price during the same period.

   On May 13, 1999, the Armco board of directors met to consider the AK Steel proposal. The board of directors reviewed the current state of negotiations and the draft merger agreement and considered a presentation by Salomon Smith Barney and other matters related to the proposal. The board authorized Armco management to continue negotiations in respect of the AK Steel proposal, with the direction to seek alternatives to a fixed exchange ratio.

   On May 13, 1999, AK Steel's management, together with representatives of Credit Suisse First Boston and AK Steel's legal counsel, reported to the board of directors of AK Holding on the developments in the negotiation of the merger agreement and, in particular, the concerns of Armco's management regarding the risks to Armco common stockholders associated with a fixed exchange ratio. The board of directors of AK Holding authorized management to propose the use of a collar, under which Armco stockholders would be protected from a decline in the market price of AK Holding common stock, within a prescribed limit, and would forego the benefits of future appreciation in the price of AK Holding common stock above a prescribed maximum.

   Shortly following the meeting of AK Holding's board of directors, AK Holding's management, with the assistance of its legal and financial advisors, developed a proposal for a collar mechanism, which was presented to Armco management and agreed upon.

   During the following week, representatives of Armco and AK Holding and their respective financial and legal advisors continued to negotiate the terms of the definitive merger agreement.

   On May 20, 1999, the Armco board of directors met to consider the merger. At the meeting:

  . Armco management and representatives of its outside legal advisors reviewed the terms of the merger agreement and updated the board of directors on the negotiations between AK Steel and Armco since their prior meeting;

  . a representative of Armco's special Ohio legal counsel reviewed the duties and responsibilities of the board of directors in connection with its consideration of the proposed merger; and

  . representatives of Salomon Smith Barney reviewed the financial terms of the transaction and Salomon Smith Barney delivered its oral opinion, subsequently confirmed in writing, to the effect that, as of that date, the consideration to be received in the merger by Armco common stockholders was fair, from a financial point of view, to those stockholders.

   After further discussion, Armco's board of directors:

  . approved the merger and the merger agreement and authorized the execution of the merger agreement; and

  . authorized submission of the merger agreement to Armco stockholders for adoption.

   On May 20, 1999, the AK Holding board of directors also met to consider the merger. At the meeting:

  . AK Steel management and representatives of its legal advisors reviewed the terms of the merger agreement and updated the board on the negotiations between AK Steel and Armco subsequent to its prior meeting; and

  . Credit Suisse First Boston representatives reviewed the financial terms of the transaction and delivered its oral opinion, subsequently confirmed in writing, to the effect that, as of that date and based on the matters stated in the opinion, the common stock consideration to be paid by AK Holding in the merger was fair, from a financial point of view, to AK Holding.

   After further discussion, AK Holding's board of directors:

  . approved the merger and the merger agreement and authorized the execution of the merger agreement; and

  . authorized submission to AK Steel stockholders for their approval of a proposal to issue shares of AK Holding common stock pursuant to the merger agreement.

   On the morning of May 21, 1999, AK Holding, AK Steel and Armco executed the merger agreement.

Recommendation of the Board of Directors of Armco and Armco's Reasons for the Merger

   At a meeting held on May 20, 1999, Armco's board of directors:

  . determined that the merger is fair and in the best interests of Armco and its stockholders;

  .  approved the merger agreement; and

  .  recommended that Armco stockholders adopt the merger agreement.

   Armco's board of directors believes the merger will:

  . increase Armco's earnings potential as part of the combined company and generate cash flow to support greater growth opportunities;

  .  provide a dividend to the current holders of Armco's common stock; and

  . create a company with a stronger balance sheet and greater financial flexibility than Armco alone.

   In reaching its decision to approve the merger and the merger agreement and to recommend that Armco's stockholders adopt the merger agreement, Armco's board of directors considered a number of factors, including the following:

  . The $7.50 value of the fractional share of AK Holding common stock to be received in the merger for each share of Armco common stock represents a premium of approximately 33.3% for Armco common stockholders, based on the closing price of the common stock of Armco on May 19, 1999, the last trading day prior to the meeting of the board of directors.

  . The merger is expected to be tax free to common stockholders of Armco, except with respect to cash received in lieu of fractional shares.

  . The financial and other analyses presented by Salomon Smith Barney, including its opinion delivered to the Armco board of directors at its meeting on May 20, 1999 that, as of that date, the consideration to be received in the merger by the holders of Armco common stock was fair, from a financial point of view, to those holders. See "Opinion of Armco's Financial Advisor" below.

  . The results of Armco's due diligence investigation of AK Holding and other information concerning the business, assets, capital structure, financial performance and prospects of AK Holding and Armco.

  . The alternatives to the merger, including the prospects for Armco to enter into alliances with other companies or merge with or acquire other companies.

  .  The prospects for Armco's business on a stand-alone basis.

  . The financial condition and business reputation of AK Holding and the ability of AK Holding and Armco to complete the merger in a timely manner.

   Armco's board of directors also considered the following risks inherent in proceeding with the merger:

  .  The risk that the benefits sought in the merger would not be obtained.

  . The effect of the public announcement of the merger on Armco's sales, its customer and supplier relationships, its ability to retain employees and the trading price of Armco's common stock.

  . The challenges of combining the businesses of two corporations of the size and complexity of AK Steel and Armco, and the attendant risks of not achieving improvement in earnings and of diverting management focus and resources from other strategic opportunities and from operational matters.

  . The possibility that some provisions of the merger agreement, including the $30.0 million termination fee and reimbursement of up to $5.0 million of expenses of AK Holding if the Armco board of directors were to accept a superior acquisition proposal by a third party, might discourage other persons interested in merging with or acquiring Armco from making an acquisition proposal.

   This discussion of the information and factors considered by Armco's board of directors is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the merger, Armco's board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the board of directors may have given different weights to different factors.

   Armco's board of directors recommends that the Armco stockholders vote FOR the adoption of the merger agreement.

Opinion of Armco's Financial Advisor

   Salomon Smith Barney was retained to act as financial advisor to Armco in connection with the merger. Salomon Smith Barney rendered an oral opinion to Armco's board of directors on May 20, 1999, subsequently confirmed by delivery of a written opinion dated May 20, 1999, to the effect that, based upon and subject to the considerations set forth in that opinion, as of that date, the consideration to be received in the merger by holders of Armco common stock was fair, from a financial point of view, to those holders.

   The full text of Salomon Smith Barney's opinion, which sets forth the assumptions made, general procedures followed, matters considered and limits on the review undertaken, is appended to this document as Annex B. The summary of Salomon Smith Barney's opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Armco stockholders are urged to read the Salomon Smith Barney opinion carefully and in its entirety.

   In connection with rendering its opinion, Salomon Smith Barney reviewed, among other things, the following:

  .  a draft of the merger agreement;

  .  publicly available information concerning Armco and AK Holding;

  . other financial information with respect to Armco and AK Holding, including projections and estimates of the cost savings expected to be derived from the merger, that were provided to Salomon Smith Barney by Armco and AK Holding for the purposes of its analysis;

  . publicly available information, prepared by third parties, including equity research analysts, concerning the business, operations and financial prospects of Armco and AK Holding and the sectors in which they operate;

  . publicly available information concerning the trading of, and the trading market for, Armco common stock and AK Holding common stock;

  . publicly available information with respect to other companies that Salomon Smith Barney believed to be comparable to Armco or AK Holding and the trading markets for some of those other companies' securities; and

  . publicly available information concerning the nature and terms of other transactions that Salomon Smith Barney considered relevant to its inquiry.

Salomon Smith Barney also considered other information, financial studies, analyses, investigations and financial, economic and market criteria that it deemed relevant. Salomon Smith Barney also met with officers and employees of Armco and AK Holding to discuss the information described above as well as other matters Salomon Smith Barney believed relevant to its inquiry.

   In its review and analysis and in arriving at its opinion, Salomon Smith Barney assumed and relied upon the accuracy and completeness of all of the financial and other information provided to it or publicly available and neither attempted independently to verify nor assumed any responsibility for verifying any of that information, and further relied on assurances of management of Armco that they were not aware of facts that would make any of that information inaccurate or misleading. Salomon Smith Barney did not conduct a physical inspection of any of the properties or facilities of Armco or AK Holding, did not make or obtain or assume any responsibility for making or obtaining any independent evaluations or appraisals of any of those properties or facilities, and was not furnished with any evaluations or appraisals. With respect to projections, Salomon Smith Barney relied on estimates from the managements of Armco and AK Holding, and assumed that the estimates had been reasonably prepared and reflected the best currently available estimates and judgments of the managements of Armco and AK Holding as to the future financial performance of Armco and AK Holding. Salomon Smith Barney expressed no view with respect to the projections or the assumptions on which they were based. Salomon Smith Barney assumed that the merger agreement, when executed and delivered, would not contain any terms or conditions that differed materially from the terms and conditions contained in the draft Salomon Smith Barney reviewed, that the merger will qualify as a tax-free reorganization for United States federal income tax purposes, and that the merger will be consummated in accordance with the terms of the merger agreement, without waiver of any of the conditions to the merger contained in the merger agreement.

   In conducting its analysis and arriving at its opinion, Salomon Smith Barney considered financial and other factors that it deemed appropriate under the circumstances including, among others, the following:

     (1) the historical and current financial position and results of operations of Armco and AK Holding;

     (2) the business prospects of Armco and AK Holding;

     (3) the historical and current market for the common stock of each of Armco and AK Holding and the equity securities of other companies that Salomon Smith Barney believed to be comparable to Armco or AK Holding; and

     (4) the nature and terms of other merger and acquisition transactions that Salomon Smith Barney believed to be relevant.

Salomon Smith Barney also took into account its assessment of general economic, market and financial conditions as well as its experience in connection with similar transactions and securities valuation generally. Salomon Smith Barney was not asked to consider, and its opinion does not address, the relative merits of the merger as compared to any alternative business strategy that might exist for Armco. Salomon Smith Barney also considered the process that resulted in negotiation of the merger agreement, including discussions with other potential acquirors. Salomon Smith Barney's opinion necessarily was based on conditions as they existed and could be evaluated on the date of the opinion and Salomon Smith Barney assumed no responsibility to update or revise its opinion based upon circumstances or events occurring after that date. Salomon Smith Barney's opinion was, in any event, limited to the fairness, from a financial point of view, of the consideration to be received by holders of Armco common stock in the merger and did not address Armco's underlying business decision to effect the merger or constitute a recommendation of the merger to Armco or a recommendation to any holder of Armco common stock as to how that holder should vote with respect to the merger. Salomon Smith Barney's opinion also did not constitute an opinion or imply any conclusion as to the price at which Armco common stock would trade following announcement of the merger or the price at which AK Holding common stock would trade following announcement of the merger or following consummation of the merger.

   In connection with rendering its opinion, Salomon Smith Barney made a presentation to the Armco board of directors on May 20, 1999, with respect to the material analyses performed by Salomon Smith Barney in evaluating the fairness of the consideration to be received in the merger by holders of Armco common stock. The following is a summary of this presentation. The summary includes information presented in tabular format. In order to understand fully the financial analyses used by Salomon Smith Barney, these tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. The following quantitative information, to the extent it is based on market data, is, except as otherwise indicated, based on market data as it existed at or prior to May 17, 1999 and is not necessarily indicative of current or future market conditions.

                      Overview and Valuation of AK Holding

   Salomon Smith Barney included in its presentation to Armco's board of directors an overview of AK Holding, including historical financial information, historical trading price information and a summary of the views of Wall Street analysts on AK Holding. Salomon Smith Barney noted that AK Holding common stock had traded during the prior twelve months in a range from a low of $13.88 to a high of $28.50. Salomon Smith Barney noted that the average trading price over the 10 trading days from May 5 through May 18, 1999 was $26.44 and that, assuming an exchange ratio for the merger of 0.2837 and a conversion of all Armco common stock into AK Holding common stock, the value of the consideration received per share of Armco common stock using this average trading price would be $7.50.

   Salomon Smith Barney also performed, and summarized, analyses of the value of AK Holding common stock utilizing three methodologies: a comparable company analysis; a discounted cash flow analysis; and a comparable transaction analysis.

   Comparable Company Analysis. Salomon Smith Barney reviewed publicly available financial, operating and stock market information and estimates of future financial results published by First Call, an industry service provider of earnings estimates based on an average of earnings estimates published by various investment banking firms, for AK Holding and the following nine publicly-traded carbon steel producers:

  .  Bethlehem Steel Corporation

  .  The LTV Corporation

  .  National Steel Corporation

  .  Rouge Industries, Inc.

  .  USX Corp

  .  Weirton Steel Corporation

  .  WHX Corporation

  .  Nucor Corporation

  .  Steel Dynamics, Inc.

Salomon Smith Barney considered these companies to be reasonably similar to AK Holding insofar as they participate in business segments similar to AK Holding's business segments, but noted that none of these companies has the same management, makeup, size and combination of businesses as AK Holding.

   For AK Holding and each of the comparable companies, Salomon Smith Barney calculated and compared, among other things:

    (1) the ratio of the closing stock price on May 17, 1999 to

      (a) 1999 earnings per share estimates and

      (b) 2000 earnings per share estimates;

    (2) the ratio of firm value to

      (a) latest twelve months, sometimes referred to as LTM, revenues,

      (b) latest twelve months earnings before interest, taxes, depreciation and amortization, referred to as EBITDA, and

      (c) latest twelve months earnings before interest and taxes, referred to as EBIT;

    (3) the ratio of the sum of firm value plus estimated pension and other post-employment benefit obligations to

      (a) latest twelve months earnings before interest, taxes, depreciation, amortization and pension and other post-employment benefit expenses, referred to as EBITDAPO, and

      (b) latest twelve months earnings before interest, taxes and pension and other post-employment benefit expenses, referred to as EBITPO;

    (4) the ratio of firm value to

      (a) 1999 estimated EBITDA,

      (b) 1999 estimated EBIT,

      (c) 2000 estimated EBITDA and

      (d) 2000 estimated EBIT; and

    (5) the ratio of the sum of firm value plus estimated pension and other post-employment benefit obligations to

      (a) 1999 estimated EBITDAPO,

      (b) 1999 estimated EBITPO,

      (c) 2000 estimated EBITDAPO and

      (d) 2000 estimated EBITPO.

   For purposes of these calculations, the firm value of a company was calculated as the equity value of the company, based on the closing price of its common stock on May 17, 1999, plus the book value of its debt, minority interests, preferred stock and out-of-the-money convertible securities, less its investments in unconsolidated affiliates and cash. The following table sets forth the results of these calculations.

                                            Comparable Companies
                                          -------------------------
                                             Range     Mean  Median AK Holding
                                          ------------ ----- ------ ----------
Ratio of Closing Price
 on May 17, 1999 to:
  (a) 1999 earnings per share estimates.. 15.6x--23.6x 19.8x 20.2x    13.8x
  (b) 2000 earnings per share estimates..  5.6x--15.9x 10.1x 11.1x     9.0x
Ratio of firm value to:
  (a) LTM revenues.......................  0.1x-- 2.6x  0.7x  0.5x      NA
  (b) LTM EBITDA.........................  1.7x--14.0x  6.1x  6.0x      NA
  (c) LTM EBIT...........................  6.8x--20.9x 15.0x 15.8x      NA
Ratio of firm value plus post-retirement
 benefit obligations to:
  (a) LTM EBITDAPO.......................  4.6x--14.0x  7.6x  7.3x      NA
  (b) LTM EBITPO.........................  8.1x--20.9x 14.3x 14.5x      NA
Ratio of firm value to:
  (a) 1999 estimated EBITDA..............  2.0x--13.3x  6.7x  6.2x     6.6x
  (b) 1999 estimated EBIT................  8.6x--29.0x 16.8x 14.7x    10.0x
  (c) 2000 estimated EBITDA..............  1.1x-- 7.2x  3.9x  3.8x     5.2x
  (d) 2000 estimated EBIT................  2.8x-- 9.5x  6.5x  7.8x     7.4x
Ratio of firm value plus post-retirement
 benefit obligations to:
  (a) 1999 estimated EBITDAPO............  5.3x--10.3x  7.5x  7.2x     7.1x
  (b) 1999 estimated EBITPO.............. 10.6x--23.2x 14.1x 13.0x    10.5x
  (c) 2000 estimated EBITDAPO............  2.6x-- 7.2x  5.1x  5.2x     5.7x
  (d) 2000 estimated EBITPO..............  3.1x--10.7x  8.0x  8.7x     7.9x

   Salomon Smith Barney did not utilize this methodology to derive a specific value, or range of values, for AK Holding common stock, but rather utilized it to confirm that the trading price of AK Holding common stock was consistent with the trading price of peer firms. Salomon Smith Barney focused primarily on the fourth and fifth categories of ratios described above and noted that the multiples for AK Holding were generally within the range calculated for the comparable companies, and in most instances consistent with the average or median multiples observed.

   Discounted Cash Flow Analysis. Salomon Smith Barney also performed a discounted cash flow analysis of AK Holding using AK Holding management projections for the years 1999 through 2001 and Armco management projections for the extended years 2002 through 2004. Salomon Smith Barney calculated the estimated present value of AK Holding's unlevered free cash flows for the years 1999 through 2004 and the estimated present value of the terminal value per share of AK Holding common stock at the end of the year 2004. For purposes of this analysis, Salomon Smith Barney utilized discount rates ranging from 9.0% to 11.0%, and terminal values based on multiples ranging from 6.0x to 8.0x projected year 2004 EBITDAPO. From this analysis, Salomon Smith Barney derived a reference range of implied value per share of AK Holding common stock of $24.03 to $31.91. Salomon Smith Barney noted that, assuming an exchange ratio for the merger of 0.2837 and a conversion of all Armco common stock into AK Holding common stock, the value of the consideration received per share of Armco common stock implied by this analysis would range from $6.82 to $9.05.

   Comparable Transactions Analysis. Salomon Smith Barney analyzed publicly available financial, operating and stock market information for four selected merger and acquisition transactions in the carbon steel producer industry since 1995. The precedent transactions reviewed were: Ispat International N.V./Inland Steel Company; Bethlehem Steel Corporation/Lukens Inc.; The Renco Group, Inc./WCI Steel, Inc.; and Watermill

Ventures, Ltd./Gulf States Steel, Inc. In each case, the first-named company represents the acquiror in the transaction and the second-named company represents the acquired company in the transaction. No company or transaction used in this analysis is directly comparable to AK Holding or Armco or to the merger. Salomon Smith Barney considered the precedent transactions to provide a reasonable basis for valuing AK Holding but noted that the limited number of precedent transactions, and the limited comparability to the AK Holding/Armco merger of the precedent transactions and the points at which those transactions occurred in the business cycles of the parties to those transactions, made this analysis somewhat less reliable.

   For each of the precedent transactions, Salomon Smith Barney derived, among other things:

    (1) the premium of the transaction consideration to

      (a) the closing price of the acquired stock one day prior to announcement of the transaction and

      (b) the closing price of the acquired stock 30 trading days prior to announcement of the transaction;

    (2) the ratio of the implied transaction value to

      (a) the latest twelve months revenue of the acquired company,

      (b) the latest twelve months EBITDA of the acquired company and

      (c) the latest twelve months EBIT of the acquired company; and

    (3) the ratio of the sum of the transaction value plus estimated pension and other post-employment benefit obligations of the acquired company to

      (a) the latest twelve months EBITDAPO of the acquired company and

      (b) latest twelve months EBITPO of the acquired company.

   The following table sets forth the results of these calculations.

                                                       Precedent Transactions
                                                      -------------------------
                                                         Range     Mean  Median
                                                      ------------ ----- ------
     Premium of transaction price over:
       (a) Day Prior Price..........................  17.6%--71.4% 44.5% 44.5%
       (b) 30 Day Prior Price.......................  66.7%--73.9% 70.3% 70.3%
     Ratio of transaction value to:
       (a) LTM revenue..............................      46%--81%   63%   62%
       (b) LTM EBITDA...............................   3.2x--12.3x  6.4x  5.1x
       (c) LTM EBIT.................................   4.4x--59.8x 20.2x  8.3x
     Ratio of transaction value plus post-retirement
      benefit obligations to:
       (a) LTM EBITDAPO.............................   5.0x--11.3x  7.9x  7.3x
       (b) LTM EBITPO...............................   6.4x--27.3x 15.2x 11.9x

   From these calculations, Salomon Smith Barney derived reference ranges of the ratio of implied firm value, based on the purchase price per share in the transaction, to each of (a) the latest twelve months EBITDA of the acquired company, (b) the latest twelve months EBIT of the acquired company, (c) the latest twelve months EBITDAPO of the acquired company, and (d) the latest twelve months EBITPO of the acquired company. The reference ranges are set forth in the following table.

                                     Reference
                                       Range
                                --------------------
     Ratio of Implied Firm
      Value to:
       (a)LTM EBITDA...........   5.0x--6.0x
       (b)LTM EBIT.............   7.0x--8.0x
       (c)LTM EBITDAPO.........   6.5x--7.5x
       (d)LTM EBITPO........... 10.0x--11.0x

   Salomon Smith Barney applied these reference ranges to estimates of AK Holding's financial performance for 1999, based on AK Holding management estimates. From this analysis, Salomon Smith Barney derived an implied value per share of AK Holding common stock ranging from $21.00 to $27.00. Salomon Smith Barney noted that, assuming an exchange ratio for the merger of 0.2837 and a conversion of all shares of Armco common stock into AK Holding common stock, the value of the consideration received per share of Armco common stock implied by this analysis would range from $5.96 to $7.66.

                        Overview and Valuation of Armco

   Salomon Smith Barney included in its presentation to the Armco board of directors an overview of Armco, including historical trading price information and a summary of the views of Wall Street analysts on Armco. Salomon Smith Barney noted that the then current trading price of Armco common stock ($5.63) was near the average trading price of shares of Armco common stock over the period from January 2, 1998 through May 17, 1999 ($5.19) and over the period May 6, 1994 through May 17, 1999 ($5.42). Salomon Smith Barney also noted that Armco common stock had traded in a range from a low of $3.00 to a high of $6.81 during the 52-week period prior to May 17, 1999. Salomon Smith Barney noted that this trading range was below the value of the consideration to be received per share of Armco common stock, based on an offer price of $7.50.

   Salomon Smith Barney also performed, and summarized, analyses of the value of shares of Armco common stock utilizing three methodologies: a comparable company analysis; a discounted cash flow analysis; and a comparable transaction analysis.

   Comparable Company Analysis. Salomon Smith Barney reviewed publicly available financial, operating and stock market information and estimates of future financial results published by First Call and I/B/E/S International, another industry service provider of earnings estimates based on an average of earnings estimates published by various investment banking firms, for Armco, AK Holding, the following two publicly-traded North American specialty steel producers and the following three publicly-traded international specialty steel producers:

   North American:

     .  Allegheny Teledyne Incorporated

     .  Carpenter Technology Corporation

   International:

     .  Acerinox, S.A.

     .  Avesta Sheffield AB

     .  Boehler-Uddeholm AG

   Salomon Smith Barney considered these companies to be reasonably similar to Armco insofar as they participate in business segments similar to Armco's principal business segments, but noted that none of these companies has the same management, makeup, size and combination of businesses as Armco.

   For Armco and each of the comparable companies, Salomon Smith Barney calculated and compared, among other things:

    (1) the ratio of the closing stock price on May 17, 1999 to

      (a) 1999 earnings per share estimates and

      (b) 2000 earnings per share estimates;

    (2) the ratio of firm value to

      (a) latest twelve months (sometimes referred to as LTM) revenues,

      (b) latest twelve months EBITDA and

      (c) latest twelve months EBIT; and

    (3) the ratio of the sum of firm value plus estimated pension and other post-employment benefit obligations to

      (a) latest twelve months EBITDAPO and

      (b) latest twelve months EBITPO.

   The following table sets forth the results of these calculations.

                               North American             International
                            Comparable Companies      Comparable Companies
                          ------------------------- -------------------------
                             Range     Mean  Median    Range     Mean  Median Armco
                          ------------ ----- ------ ------------ ----- ------ -----
Ratio of Closing Price
 on May 17, 1999 to:
  (a) 1999 earnings per
     share estimates....  13.8x--16.3x 15.0x 15.0x  10.6x--19.3x 14.9x 14.9x  7.8x
  (b) 2000 earnings per
     share estimates....   9.0x--14.5x 11.9x 12.3x   9.3x--26.5x 15.9x 11.9x  6.5x
Ratio of firm value to:
  (a) LTM revenues......   1.1x--1.3x  1.2x  1.1x    0.4x--1.4x  0.8x  0.6x   0.6x
  (b) LTM EBITDA........   6.1x--8.7x  7.8x  8.4x    4.6x--11.3x 8.0x  8.0x   4.4x
  (c) LTM EBIT..........   9.4x--13.4x 11.1x 10.5x   7.2x--22.0x 14.6x 14.6x  6.6x
Ratio of firm value plus
 post-retirement benefit
 obligations to:
  (a) LTM EBITDAPO......   6.7x--9.5x  8.5x  9.3x   NA           NA    NA     8.3x
  (b) LTM EBITPO........  10.8x--13.7x 12.2x 12.0x  NA           NA    NA     12.3x

   Salomon Smith Barney did not utilize this methodology to derive a specific value, or range of values, for Armco common stock, but rather utilized it to confirm that the trading price of Armco common stock was consistent with the trading price of peer firms. Salomon Smith Barney noted that the multiples for Armco were generally below the range calculated for the comparable companies overall, but generally consistent with the mean or median multiples observed for the comparable North American companies when compared including post-retirement benefit obligations.

   Comparable Transactions Analysis. Salomon Smith Barney analyzed publicly available financial, operating and stock market information for ten selected merger and acquisition transactions in the stainless steel producer industry since 1991. The precedent transactions reviewed were: Usinor/J&L Specialty Steel, Inc.;

Allegheny Teledyne Incorporated/Lukens Inc.; Bethlehem Steel Corporation/Lukens Inc.; Rubicon Group plc/Calder Group Ltd.; Usinor Sacilor/Ugine S.A.; British Steel plc/Avesta Sheffield AB; Acerinox, S.A./National American Stainless; Allegheny Ludlum Corp./Athlone Industries, Inc.; Lukens Inc./Washington Steel Corporation; and Armco/Cyclops Industries, Inc. In each case, the first-named company represents the acquiror in the transaction and the second-named company represents the acquired company in the transaction. Salomon Smith Barney noted that these precedent transactions were not particularly comparable to Armco or AK Holding or the merger for a number of reasons, including the points at which these transactions occurred in the business cycles of the parties involved.

   For each of the precedent transactions, Salomon Smith Barney derived, among other things:

     (1) the premium of the transaction consideration to

       (a) the closing price of the acquired stock one day prior to announcement of the transaction and

       (b) the closing price of the acquired stock 30 trading days prior to announcement of the transaction;

     (2) the ratio of the implied transaction value to

       (a) the latest twelve months revenue of the acquired company,

       (b) the latest twelve months EBITDA of the acquired company and

       (c) the latest twelve months EBIT of the acquired company; and

     (3) the ratio of the sum of transaction value plus estimated pension and other post-employment benefit obligations to

       (a) the latest twelve months EBITDAPO of the acquired company and

       (b) the latest twelve months EBITPO of the acquired company.

     The following table sets forth the results of these calculations.

                                                     Precedent Transactions
                                                   ---------------------------
                                                       Range      Mean  Median
                                                   -------------- ----- ------
     Premium of transaction price over:
       (a) Day Prior Price........................ (1.7)%--100.0% 37.8% 27.0%
       (b) 30 Day Prior Price..................... (2.4)%--66.7%  32.7% 25.9%
     Ratio of transaction value to:
       (a) LTM revenue............................    23%--102%   71.1% 76.9%
       (b) LTM EBITDA.............................  5.8x--15.3x   10.5x 10.2x
       (c) LTM EBIT...............................  7.6x--34.7x   15.9x  9.8x
     Ratio of transaction value plus post-
      retirement benefit obligations to:
       (a) LTM EBITDAPO...........................  6.1x--12.7x   10.0x 10.6x
       (b) LTM EBITPO.............................  8.6x--10.3x    9.4x  9.4x

   In its analysis, Salomon Smith Barney focused on the ratios of transaction value to latest twelve months EBITDA and EBIT and utilized a narrower selected range of those ratios for the precedent transactions to derive an implied value per share of Armco common stock ranging from $7.00 to $10.00. In light of the limited comparability of the precedent transactions to the merger, Salomon Smith Barney noted that it had not relied extensively on this analysis in arriving at its opinion.

   Discounted Cash Flow Analysis. Salomon Smith Barney also performed a discounted cash flow analysis of Armco using Armco management projections for the years 1999 through 2004. Salomon Smith Barney calculated the estimated present value of Armco's unlevered free cash flows for the years 1999 through 2004 and the estimated present value of the terminal value per share of Armco common stock at the end of the year

2004. For purposes of this analysis, Salomon Smith Barney utilized discount rates ranging from 10.0% to 12.0%, and terminal values based on multiples ranging from 6.5x to 8.5x projected year 2004 EBITDAPO of Armco. From this analysis, Salomon Smith Barney derived a reference range of implied equity value per share of Armco common stock, excluding Armco's net operating loss carryforwards, of $3.54 to $5.50, to which Salomon Smith Barney added the estimated present value of Armco's net operating loss carryforwards, $2.51 per share, to derive a reference range of implied value per share of Armco common stock of $6.05 to $8.01.

                         Pro Forma Combination Analyses

   Historical Trading Analyses. Salomon Smith Barney reviewed the relationship between the respective daily closing prices of Armco and AK Holding common stock during the following periods, each ending on May 17, 1999:

  .  Last two years

  .  Last twelve months

  .  Last six months

  .  Last three months

Salomon Smith Barney calculated the implied historical exchange ratio determined by dividing the closing price per share of Armco common stock by the closing price per share of AK Holding common stock for each trading day in those periods. The following table shows the results of those calculations.

                           Historical Exchange Ratio

     Period:                                                   High Low  Average
     -------                                                   ---- ---- -------
     Last Two Years........................................... 0.38 0.17  0.26
     Last Twelve Months....................................... 0.38 0.18  0.26
     Last Six Months.......................................... 0.24 0.18  0.21
     Last Three Months........................................ 0.24 0.18  0.21

Salomon Smith Barney noted that the exchange ratio implied by the latest closing prices of Armco and AK Holding common stock was 0.22. Salomon Smith Barney also noted that the merger exchange ratio compared favorably with the average historical exchange ratios during each of these periods and with the current implied exchange ratio and the range during the more recent periods.

   Contribution Analyses. Salomon Smith Barney performed analyses of the relative contributions of each of Armco and AK Holding to the pro forma merged entity with respect to specific market and financial data. Salomon Smith Barney calculated the exchange ratio implied by these contributions, assuming pension and other post-employment benefit obligations of $792 million for Armco and $500 million for AK Holding.

   The following table compares, based on historical financial data for each of Armco and AK Holding, in the case of latest twelve month data, as of March 31, 1999, and based on Armco and AK Holding management estimates for 1999, and without taking into account any anticipated cost savings, revenue enhancements or other potential effects of the merger, the relative contributions of Armco and AK Holding, respectively, to the combined entity in the following financial categories and the exchange ratio implied by those contributions:

                                                                        Implied
                                                 Armco      AK Holding  Exchange
                                              Contribution Contribution  Ratio
                                              ------------ ------------ --------
     LTM Revenue.............................     40.6%        59.4%     0.3467
     LTM EBITDA..............................     40.3%        59.7%     0.3387
     LTM EBIT................................     40.6%        59.4%     0.3456
     1998 Net Income.........................     44.5%        55.5%     0.3765
     1999 Estimated Net Income...............     43.0%        57.0%     0.3542
     Total Assets............................     34.5%        65.5%     0.2981

   Accretion/Dilution Analysis. Salomon Smith Barney performed an analysis of the impact of the merger on future operating earnings of the combined entity. Salomon Smith Barney noted that the merger would initially be accretive to AK Holding's stockholders.

   The preceding discussion is a summary of the material financial analyses furnished by Salomon Smith Barney to Armco's board of directors but it does not purport to be a complete description of the analyses performed by Salomon Smith Barney or of its presentations to Armco's board of directors. The preparation of financial analyses and fairness opinions is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. Except as discussed above with respect to the comparable transactions analyses, Salomon Smith Barney made no attempt to assign specific weights to particular analyses or factors considered, but rather made qualitative judgments as to the significance and relevance of all the analyses and factors considered and determined to give its fairness opinion as described above. Accordingly, Salomon Smith Barney believes that its analyses, and the summary set forth above, must be considered as a whole, and that selecting portions of the analyses and of the factors considered by Salomon Smith Barney, without considering all of the analyses and factors, could create a misleading or incomplete view of the processes underlying the analyses conducted by Salomon Smith Barney and its opinion. With regard to the comparable public company analyses summarized above, Salomon Smith Barney selected comparable public companies on the basis of various factors, including the size of the public company and similarity of the line of business. However, no public company utilized as a comparison in these analyses, and no transaction utilized as a comparison in the comparable transaction analyses summarized above, is identical to Armco or AK Holding, any business segment of Armco or AK Holding or the merger. As a result, these analyses are not purely mathematical, but also take into account differences in financial and operating characteristics of the comparable companies and other factors that could affect the transaction or public trading value of the comparable companies and transactions to which Armco and AK Holding, the business segments of Armco and AK Holding and the merger are being compared. In its analyses, Salomon Smith Barney made numerous assumptions with respect to Armco, AK Holding, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Armco and AK Holding. Any estimates contained in Salomon Smith Barney's analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by these analyses. Estimates of values of companies do not purport to be appraisals or necessarily to reflect the prices at which companies may actually be sold. Because these estimates are inherently subject to uncertainty, none of Armco, AK Holding, the Armco board of directors, Salomon Smith Barney or any other person assumes responsibility if future results or actual values differ materially from the estimates. Salomon Smith Barney's analyses were prepared solely as part of Salomon Smith Barney's analysis of the fairness of the consideration to be received in the merger by holders of Armco common stock and were provided to Armco's board of directors in that connection. The opinion of Salomon Smith Barney was one of the factors taken into consideration by Armco's board of directors in making its determination to approve the merger agreement and the merger.

   Salomon Smith Barney is an internationally recognized investment banking firm engaged, among other things, in the valuation of businesses and their securities in connection with mergers and acquisitions, restructurings, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Armco selected Salomon Smith Barney to act as its financial advisor on the basis of Salomon Smith Barney's international reputation and Salomon Smith Barney's familiarity with Armco. Salomon Smith Barney and its predecessors and affiliates had previously rendered investment banking and financial advisory services to Armco, for which they received customary compensation. In addition, in the ordinary course of its business, Salomon Smith Barney and its affiliates may actively trade the securities of both Armco and AK Holding for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in those securities. Salomon Smith Barney and its affiliates, including Citigroup Inc. and its affiliates, may have other business relationships with Armco and AK Holding.

   Pursuant to Salomon Smith Barney's engagement letter, Armco has agreed to pay Salomon Smith Barney a fee equal to approximately $6.0 million for its services, $1.2 million of which has been paid or is payable and the payment of the remainder is contingent upon consummation of the merger. Armco has also agreed to reimburse Salomon Smith Barney for its reasonable travel and other out-of-pocket expenses incurred in connection with its engagement, including the reasonable fees and disbursements of its counsel, and to indemnify Salomon Smith Barney against specific liabilities and expenses relating to or arising out of its engagement, including liabilities under the federal securities laws.

   As noted under the caption "The Merger--Recommendation of the Board of Directors of Armco and Armco's Reasons for the Merger," the fairness opinion of Salomon Smith Barney was only one of several factors considered by Armco's board of directors in determining to approve the merger agreement and the merger.

Recommendation of the Board of Directors of AK Holding and AK Holding's Reasons for the Merger

   At a meeting held on May 20, 1999, AK Holding's board of directors:

  . determined that the merger is fair to and in the best interests of AK Holding and its stockholders;

  .  approved the merger and the terms of the merger agreement; and

  . recommended that AK Holding stockholders approve the issuance of shares of AK Holding common stock as contemplated by the merger agreement.

   AK Holding's board of directors believes the merger will:

  . provide an assured, reliable source of high quality stainless substrate that could be finished atAK Steel's new Rockport Works;

  .  maximize the utilization of Armco's stainless steel melt capacity;

  . lower Armco's conversion costs by utilizing AK Steel's more efficient and modern finishing facilities;

  . maximize utilization of the Rockport Works to produce high quality, cold rolled stainless steel products;

  . increase AK Steel's earnings potential and generate cash flow to support greater growth opportunities;

  . make the best use of AK Steel's operational strengths and management expertise to achieve greater production efficiencies at Armco facilities;

  .  eliminate duplicative corporate overhead; and

  . enable AK Steel to utilize Armco's marketing and technical expertise to enhance AK Steel's presence in the stainless steel market.

   In reaching its decision to approve the merger and recommend that stockholders approve the issuance of AK Holding common stock pursuant to the merger agreement, AK Holding's board of directors considered a number of factors, including:

  .  The terms and structure of the merger.

  . The results of AK Holding's due diligence investigation of Armco and other information concerning the business, assets, capital structure, financial performance and prospects of Armco and AK Holding.

  . Current and historical market prices of and trading activity in the common stock of each of AK Holding and Armco.

  . The expected increase in earnings per share of AK Holding in the first fiscal year after the merger is completed.

  . The creation of additional growth opportunities and economies of scale, enabling the combined company to improve the services and broaden the number and types of products currently offered by each of the constituent companies to its customers.

  . The opinion of Credit Suisse First Boston as to the fairness, from a financial point of view, toAK Holding of the common stock consideration to be paid by AK Holding in the merger, including Credit Suisse First Boston's related financial analyses. See "Opinion of AK Holding's Financial Advisor" below.

  . The fact that the merger is expected to be tax free to common stockholders of both AK Holding and Armco, except for cash received by Armco common stockholders in lieu of fractional shares.

   AK Holding's board of directors also considered the following risks inherent in proceeding with the merger:

  . The increase in earnings per share and other benefits of the merger might not be realized either in the expected amounts or in the expected time.

  . The significant time and effort required by management to implement the merger and related transactions.

  . The effect of the potential merger on the ability of both AK Steel and Armco to retain key employees and to continue to operate without disruption or loss of key customers or suppliers.

   This discussion of the information and factors considered by the AK Holding board of directors is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the merger, the AK Holding board of directors did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the AK Holding board of directors may have given different weights to different factors.

   The AK Holding board of directors recommends that holders of AK Holding common stock vote FOR approval of the issuance of AK Holding common stock pursuant to the merger agreement.

Opinion of AK Holding's Financial Advisor

   Credit Suisse First Boston has acted as financial advisor to AK Holding in connection with the merger. AK Holding selected Credit Suisse First Boston based on its experience, expertise and familiarity with AK Holding and its business. Credit Suisse First Boston is an internationally recognized investment banking firm that, as a customary part of its business, evaluates businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

   In connection with its engagement, AK Holding requested that Credit Suisse First Boston evaluate the fairness, from a financial point of view, to AK Holding of the common stock merger consideration payable in the merger. On May 20, 1999, Credit Suisse First Boston rendered to the AK Holding board an oral opinion, subsequently confirmed by delivery of a written opinion dated May 20, 1999, to the effect that, as of that date and based upon and subject to the matters stated in the opinion, the common stock merger consideration was fair, from a financial point of view, to AK Holding.

   The full text of Credit Suisse First Boston's written opinion dated May 20, 1999 to the AK Holding board of directors, which describes the procedures followed, assumptions made, matters considered and limitations on the review undertaken, is appended to this document as Annex C. Credit Suisse First Boston's opinion is addressed to AK Holding's board of directors and relates only to the fairness of the common stock merger consideration from a financial point of view to AK Holding. The opinion does not address any other aspect of the proposed merger or any related transaction and does not constitute a recommendation to any stockholder as to any matter relating to the merger. The summary of Credit Suisse First Boston's opinion included in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion.

   In arriving at its opinion, Credit Suisse First Boston reviewed the merger agreement and publicly available business and financial information relating to each of AK Holding and Armco. Credit Suisse First Boston also reviewed other information relating to AK Holding and Armco, including financial forecasts, that AK Holding and Armco provided to or discussed with Credit Suisse First Boston, and met with members of the management of AK Holding and Armco to discuss the business and prospects of both of AK Holding and Armco.

   Credit Suisse First Boston also considered financial and stock market data of AK Holding and Armco and compared those data with similar data for other publicly held companies in businesses similar to AK Holding and Armco and considered, to the extent publicly available, the financial terms of other recent business combinations and other transactions. Credit Suisse First Boston also considered various other information, financial studies, analyses and investigations and financial, economic and market criteria as it deemed relevant.

   In connection with its review, Credit Suisse First Boston did not assume any responsibility for independent verification of any of the information provided to or otherwise reviewed by it and relied on that information being complete and accurate in all material respects. With respect to financial forecasts, Credit Suisse First Boston was advised, and assumed, that the forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of AK Holding and Armco as to the future financial performance of AK Holding and Armco and as to the current and future assets and liabilities and potential run-off of the discontinued operations that comprise the Armco Financial Services Group. Credit Suisse First Boston also was advised, and assumed, that the forecasts reflected the best currently available estimates and judgments of the management of AK Holding as to the cost savings and other potential synergies, including the amount, timing and achievability of these cost savings and other synergies, anticipated to result from the merger. In addition, Credit Suisse First Boston assumed, with AK Holding's consent, that the merger will be treated as a tax-free reorganization for federal income tax purposes.

   Credit Suisse First Boston was not requested to, and did not, make an independent evaluation or appraisal of the assets or liabilities, contingent or otherwise, of AK Holding or Armco, and was not furnished with any evaluations or appraisals. Credit Suisse First Boston's opinion was necessarily based on information available to, and financial, economic, market and other conditions as they existed and could be evaluated by, Credit Suisse First Boston on the date of its opinion. Credit Suisse First Boston did not express any opinion as to the actual value of AK Holding common stock or AK Holding preferred stock when issued in the merger or the prices at which AK Holding common stock or AK Holding preferred stock will trade after the merger. Although Credit Suisse First Boston evaluated the common stock merger consideration from a financial point of view, Credit Suisse First Boston was not requested to, and did not, recommend the specific consideration payable in the merger, which consideration was determined between AK Holding and Armco. No other limitations were imposed on Credit Suisse First Boston with respect to the investigations made or procedures followed it in rendering its opinion.

   In preparing its opinion to AK Holding's board, Credit Suisse First Boston performed a variety of financial and comparative analyses, including those described below. The summary of Credit Suisse First Boston's analyses described below is not a complete description of the analyses underlying its opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to summary description. In arriving at its opinion, Credit Suisse First Boston made qualitative judgments as to the significance and relevance of each analysis and factor considered by it. Accordingly, Credit Suisse First Boston believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

   In its analyses, Credit Suisse First Boston considered industry performance, regulatory, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond the control of AK Holding and Armco. No company, transaction or business used in Credit Suisse First Boston's analyses as a comparison is identical to AK Holding or Armco or the proposed merger. An evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed.

   The estimates contained in Credit Suisse First Boston's analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, Credit Suisse First Boston's analyses and estimates are inherently subject to substantial uncertainty.

   Credit Suisse First Boston's opinion and financial analyses were only one of many factors that the AK Holding board considered in its evaluation of the proposed merger and should not be viewed as determinative of the views of AK Holding's board of directors or management with respect to the merger or the consideration to be paid by AK Holding in the merger.

   The following is a summary of the material analyses underlying Credit Suisse First Boston's opinion to AK Holding's board of directors in connection with the merger. The financial analyses summarized below include information presented in tabular format. In order to fully understand Credit Suisse First Boston's financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of these financial analyses. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Credit Suisse First Boston's financial analyses.

   Discounted Cash Flow Analysis. Credit Suisse First Boston estimated the present value of the unlevered after-tax free cash flows that Armco's specialty steel business, excluding its fabricated products segment, could produce on a stand-alone basis. Credit Suisse First Boston evaluated Armco's projected free cash flows for the years 1999 through 2008 under three scenarios. The first scenario, the Armco management case, was based on internal estimates of Armco management for 1999 through 2002 and assumed specialty steel shipments increased annually by approximately 2% in 2003 through 2008. The second scenario was based on the Armco management case, adjusted to reflect an increased number of specialty steel shipments at higher prices in 2000 through 2003. The third scenario was based on the Armco management case, adjusted to reflect fewer shipments with comparable pricing terms as the Armco management case in 1999 through 2008. Ranges of terminal values were estimated using multiples of terminal year 2008 earnings before interest, taxes, depreciation and amortization, commonly referred to as EBITDA, for Armco's specialty steel business of 5.5x to 6.5x. The free cash flow streams and terminal values were then discounted to present value using discount rates ranging from 9.5% to 10.5%. This analysis indicated an implied enterprise reference range for Armco's specialty steel business of approximately $860 million to $1.0 billion.

   Credit Suisse First Boston then estimated the present value of the future streams of unlevered after-tax free cash flows that Armco's Douglas Dynamics business could produce through 2008 based on internal estimates of Armco management. Ranges of terminal values were estimated using multiples of terminal year 2008 EBITDA of 5.5x to 6.5x. The free cash flow streams and terminal values were then discounted to present value using discount rates ranging from 10% to 11%. This analysis indicated an implied enterprise reference range for Armco's Douglas Dynamics business of approximately $160 million to $190 million.

   Selected Companies Analysis. Credit Suisse First Boston compared financial and operating data of Armco with corresponding data of the following selected companies in the U.S. specialty steel and carbon steel industries:

  .Allegheny Teledyne Incorporated
  .Carpenter Technology Corporation
  .Bethlehem Steel Corporation
  .The LTV Corporation
  .USX Corporation (U.S. Steel Group)

   Credit Suisse First Boston reviewed enterprise values, calculated as equity market value, plus debt, less cash, as a multiple of estimated calendar years 1999 and 2000 sales, EBITDA, and earnings before interest and taxes, commonly referred to as EBIT. Estimated financial data for the selected companies were based on publicly available research analysts' estimates and estimated financial data for Armco were based on the Armco management case. Applying a range of selected multiples of estimated calendar years 1999 and 2000 sales, EBITDA and EBIT of the selected companies to corresponding financial data of Armco's specialty steel business indicated an implied enterprise reference range for Armco's specialty steel business of approximately $925 million to $1.1 billion.

   Credit Suisse First Boston then compared financial and operating data of Armco's Douglas Dynamics business with corresponding data of the following selected companies in the fabricated products industry:

  .Supreme Industries, Inc.
  .Miller Industries, Inc.
  .Terex Corporation
  .Kennametal, Inc.
   .  The Toro Company

   Credit Suisse First Boston reviewed enterprise values as a multiple of estimated calendar year 1999 sales, EBITDA and EBIT. Estimated financial data for the selected companies were based on publicly available research analysts' estimates and estimated financial data for Douglas Dynamics were based on internal estimates of Armco management. Applying a range of selected multiples of estimated calendar year 1999 sales, EBITDA and EBIT of the selected companies to corresponding financial data of Douglas Dynamics indicated an implied enterprise reference range for Armco's Douglas Dynamics business of approximately $140 million to $170 million.

   Selected Mergers and Acquisitions Analysis. Using publicly available information, Credit Suisse First Boston analyzed the purchase prices and implied transaction multiples paid in the following selected transactions in the specialty steel industry:

                                                 Target
            Acquiror


                                             J&L Speciality Inc.
  .Usinor S.A.                               Inland Steel & Forgings Ltd.
  .Ispat International N.V.                  Lukens Inc.
  .Bethlehem Steel Corporation               Talley Industries, Inc.
  .Carpenter Technology Corporation          Avesta Sheffield AB
  .British Steel plc                         Teledyne, Inc.
  .Allegheny Ludlum Corporation              Athlone Industries, Inc.
  .Allegheny Ludlum Corporation              Washington Steel Corporation
  .Lukens Inc.

All multiples were based on financial information available at the time of the announcement of the relevant transaction. Applying a range of selected multiples for the selected transactions of latest 12 months sales, EBITDA and EBIT to corresponding financial data for Armco's specialty steel business resulted in an implied enterprise reference range for Armco's specialty steel business of approximately $1.0 billion to $1.2 billion.

   Credit Suisse First Boston, using publicly available information, also analyzed the purchase prices and implied transaction multiples paid in the following selected transactions in the fabricated products industry:

                                                Target
              Acquiror


                                        Colfor Manufacturing, Inc.
  .American Axle & Manufacturing, Inc.  Adwest Automotive PLC
  .Dura Automotive Systems, Inc.        Schrader-Bridgeport Industries
  .Tomkins PLC                          Eagle-Picher Industries, Inc.
  .Granaria Industries BV               O & K Mining GmbH
  .Terex Corporation                    Accuride Corporation
  .Kohlberg Kravis Roberts & Co. L.P.   T&N PLC
  .Federal-Mogul Industries BV          Greenfield Industries, Inc.
  .Kennametal, Inc.                     Speedline S.p.A.
  .Amcast Industrial Corporation        Howell Industries, Inc.
  .Oxford Automotive, Inc.              American Bumper & Manufacturing Co.
  .Windward Capital Partners, L.P.      United Screw & Bolt Corporation
  .Plastech Engineered Products, Inc.   Simon Engineering PLC (Simon Access
  .Terex Corporation                    Companies)
  .Worthington Industries Inc.          JMAC, Inc. (Gerstenslager Company)
  .Tower Automotive, Inc.               A.O. Smith Corporation
  .Intermet Corporation                 Sudbury, Inc.
  .Mayflower Corporation                South Charleston Stamping &
  .Citicorp Venture Capital, Ltd.       Manufacturing Company
  .Tower Automotive, Inc.               AETNA Industries, Inc.
                                        MascoTech Stamping Technologies, Inc.

All multiples were based on financial information available at the time of the announcement of the relevant transaction. Applying a range of selected multiples for the selected transactions of latest 12 months sales, EBITDA and EBIT to corresponding financial data for Douglas Dynamics resulted in an implied enterprise reference range for Douglas Dynamics of approximately $170 million to $200 million.

   Aggregate Reference Ranges. In summary, the three valuation methodologies employed in the analyses described above resulted in the following implied enterprise value reference ranges and selected reference ranges for Armco's specialty steel business and Armco's Douglas Dynamics business:

     Valuation Methodology                     Implied Enterprise Reference
                                               Range


     Armco's Specialty Steel Business

     Discounted Cash Flow Analysis
     Selected Companies Analysis               $860 million to $1.0 billion
     Selected Mergers and Acquisitions Analysis$925 million to $1.1 billion
                                               $1.0 billion to $1.2 billion
     Selected Reference Range...........
                                               $900 million to $1.1 billion

     Valuation Methodology                     Implied Enterprise Reference
                                               Range


     Armco's Douglas Dynamics Business

     Discounted Cash Flow Analysis
     Selected Companies Analysis               $160 million to $190 million
     Selected Mergers and Acquisitions Analysis$140 million to $170 million
                                               $170 million to $200 million
     Selected Reference Range...........
                                               $165 million to $185 million

Credit Suisse First Boston then added to the selected reference ranges described above estimated valuations for Armco's other businesses, Sawhill Tubular and Greens Port Industrial Park as well as the discontinued operations that comprise the Armco Financial Services Group, to arrive at an aggregate enterprise and equity reference range for Armco. This analysis resulted in an aggregate enterprise reference range for Armco of approximately $948 million to $1.5 billion, or approximately $486 million to $1.1 billion after adjustment for, among other things, net debt, the redemption price of Armco preferred stock and corporate overhead costs, or approximately $4.33 to $9.10 per share of diluted common stock. This compares to the equity value for Armco implied in the merger of approximately $7.50 per share of diluted common stock based on the common stock merger consideration and the closing stock price of AK Holding common stock on May 18, 1999.

   Pro Forma Merger Analysis. Credit Suisse First Boston analyzed the potential pro forma effect of the merger on AK Holding's earnings per share in calendar years 2000 and 2001, based on internal estimates of the managements of AK Holding and Armco. In this analysis, Credit Suisse First Boston took into account the synergies that AK Holding's management anticipates will result from the merger and assumed pooling accounting treatment for the merger. This analysis indicated that the merger could be accretive to AK Holding's earnings per share in calendar years 2000 and 2001. The actual results achieved by the combined company may vary from projected results and the variations may be material.

   Other Factors. In the course of preparing its opinion, Credit Suisse First Boston considered other information and data, including the trading characteristics of Armco common stock and AK Steel common stock, the possible credit impact of the merger on AK Holding, the historical exchange ratios of the closing prices of AK Holding common stock and Armco common stock over various trading periods and the treatment of preferred stock and debt securities in the merger.

   Miscellaneous. Pursuant to the terms of Credit Suisse First Boston's engagement, AK Holding has agreed to pay Credit Suisse First Boston for its services upon completion of the merger an aggregate fee equal to 0.6% of the consideration, including liabilities assumed, payable in the merger. Based on the closing stock prices of AK Holding common stock and Armco common stock on June 29, 1999, it is currently estimated that this fee will be approximately $6.6 million. AK Holding also has agreed to reimburse Credit Suisse First Boston for its reasonable out-of-pocket expenses, including the reasonable fees and expenses of its legal counsel and any other advisor retained by Credit Suisse First Boston, and to indemnify Credit Suisse First Boston and related persons and entities against liabilities, including liabilities under the federal securities laws, arising out of Credit Suisse First Boston's engagement.

   Credit Suisse First Boston and its affiliates have in the past provided financial services to AK Holding and AK Steel unrelated to the proposed merger, for which services Credit Suisse First Boston and its affiliates have received compensation. Credit Suisse First Boston may participate in the financing, if any, of transactions related to the merger, for which services Credit Suisse First Boston would receive additional compensation. In the ordinary course of business, Credit Suisse First Boston and its affiliates may actively trade the debt and equity securities of AK Holding and Armco for their own accounts and for the accounts of customers and, accordingly, may at any time may hold long or short positions in these securities.

Interests of Armco Officers and Directors in the Merger

   In considering the recommendations of Armco's board of directors with respect to the merger, Armco stockholders should be aware that some members of Armco's management and board of directors have interests in the merger that may be considered different from, or in addition to, the interests of the stockholders of Armco generally. These include, among other things, the acceleration of payout or increase in amount of benefits under agreements between these persons and Armco and provisions in the merger agreement relating to indemnification. The Armco directors were aware of these interests and considered them, among other matters, in approving the merger agreement and the merger.


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

   Under the terms of pre-existing severance agreements, each of Messrs. Will, Albright, Bertsch, Corey, Davis, Hildreth, McDaniel, McGlone, Meneely and Tuthill, Armco's executive officers, is entitled to receive the following benefits upon his actual or constructive termination of employment after the merger:

    (1) a lump sum payment equal to two times or, in the case of Mr. Will, three times, his annual base salary, annualized at the highest rate paid during any month during the 24 months preceding notice of termination;

    (2) an amount representing the average annual incentive bonus he received in the four calendar years prior to termination;

    (3) a pro-rata bonus of any incentive compensation payable for the year of termination; and

    (4) continuation of one year of coverage under welfare benefit plans, including life, health and other insurance benefits.

   In addition, under these severance agreements, as well as under the terms of the plans pursuant to which a number of the stock awards and stock options were granted, immediately upon the occurrence of the merger any restrictions on any stock award granted to any of these executives will terminate and any unvested stock options held by them will vest. The severance agreements also provide that if the employment of any of these executives is actually or constructively terminated after the merger, he is entitled to receive a cash payment in exchange for his outstanding stock options in an amount equal to the difference between the option price and the higher of (a) the per share market value of AK Holding common stock on the date of termination and (b) the average value of the per share consideration paid to Armco stockholders in the merger. However, each of the executives is expected to agree that, in lieu of receiving this cash payment, he will receive shares of AK Holding common stock having a fair market value equal to (a) the amount of cash payment to which he would otherwise be entitled plus (b) an amount equal to the reasonable brokerage expenses that would be incurred if all of these shares of stock were to be sold on the date received.

   The terms of the plan pursuant to which some of the stock awards and stock options held by these executive officers were granted also will, upon amendment before the merger closing, provide that an officer holding a stock option will have the right, if he exercises the option within six months after the merger, to receive, in addition to the shares of AK Holding common stock received upon exercise, further shares of AK Holding common stock having a fair market value on the date of exercise equal to

  (a) the amount by which the

    (1) product of the number of shares of Armco common stock for which the option would have been exercised but for the merger substitution of AK Holding common stock, times the highest closing price of a share of Armco common stock during the six-month period ending on the date of the merger closing, assuming no person other than AK Holding acquires more than 5% of the outstanding shares of Armco common stock during this period, exceeds

    (2) the fair market value on the date of exercise of the shares of AK Holding common stock issued upon exercise; plus

  (b) an amount equal to the reasonable brokerage expenses that would be incurred if all of these shares of stock were to be sold on the date received.

   The terms of this plan also will, upon amendment before the merger closing, provide that, within six months after the merger, an officer may surrender this option and receive shares of AK Holding common stock having a fair market value equal to

  (a) the amount by which

    (1) the product of the number of shares of Armco common stock for which the option would have been exercisable but for the merger substitution of AK Holding common stock, times the highest closing price of a share of Armco common stock during the six-month period ending on the date of the merger closing, assuming no person other than AK Holding acquires more than 5% of the outstanding shares of Armco common stock during this period, exceeds

    (2) the exercise price of the option, plus

  (b) an amount equal to the reasonable brokerage expenses that would be incurred if all the shares of stock were sold on the date received.

   Armco has in effect a Supplemental Executive Retirement Plan that provides retirement benefits for participating senior executives, including Messrs. Will, Bertsch, Corey, Davis, Hildreth, McDaniel, McGlone and Meneely. Under this plan, absent a change of control, which includes the merger, participants who have reached age 62 and have at least 10 years of service with Armco and five years of participation in this plan or have reached age 65 with five years of participation in the plan can receive the retirement benefits immediately on an unreduced basis, and participants with five years of participation in this plan who have reached age 55 with at least 10 years of service with Armco or who complete 30 years of service with Armco at any age may elect an early retirement and receive a benefit reduced based on the number of years under 62 or 65 that the participant is upon retirement. Under this plan, and under a separate agreement with Mr. McDaniel, as a result of the merger, the participating senior executives will be deemed immediately to have satisfied the minimum requirements to receive benefits under this plan and their benefits under the plan will be calculated based on number of years of service and the greater of actual age or age 55. Messrs. Albright and Tuthill do not participate in this plan.

   AK Holding has agreed in the merger agreement to cause AK Steel to honor the obligations of Armco under the provisions of all disclosed Armco employment, consulting, termination, severance, change of control and indemnification agreements, including those described above for the executive officers. Also, from and after the merger, AK Holding will indemnify and hold harmless the present and former officers and directors of Armco in respect of acts or omissions occurring prior to the merger to the extent provided under the Armco articles of incorporation and the Armco regulations. In addition, for a period of six years after the merger, AK Holding has agreed to maintain, with some limitations, policies of directors' and officers' liability insurance comparable to those currently maintained by Armco.

Anticipated Accounting Treatment

   The merger is expected to qualify as a pooling of interests for accounting and financial reporting purposes. Under this method of accounting:

  . the recorded assets and liabilities of AK Steel and Armco will be carried forward to the combined company at their recorded amounts, subject to any adjustments required to conform the accounting policies of the companies;

  . income of the combined corporation will include income of AK Steel and Armco for the entire fiscal year in which the merger occurs; and

  . the reported income of the separate corporations for prior periods will be combined and restated as income of the combined company.

Each of AK Holding and Armco has agreed that it will do the best it reasonably can to cause its independent auditors to deliver a letter to the other that the merger qualifies as a pooling of interests for accounting purposes. It is not a condition to the consummation of the merger that these letters are received. In addition, they have each agreed to do the best they reasonably can so that the merger will be accounted for as a pooling of interests for accounting and financial reporting purposes. It is not a condition to the merger that the merger qualify as a pooling of interests.

Material Federal Income Tax Consequences of the Merger

   The following is a discussion of the material federal income tax consequences of the merger to the holders of Armco common stock and Armco preferred stock and to AK Holding and is based on the opinions of Weil, Gotshal & Manges LLP, counsel to AK Holding, and Arnold & Porter, counsel to Armco. The opinions are based upon current provisions of the United States Internal Revenue Code of 1986, as amended, which is referred to in the following discussion as the "Code", existing regulations promulgated under the Code and current administrative rulings and court decisions, all of which are subject to change. No attempt has been made to comment on all federal income tax consequences of the merger that may be relevant to particular holders, including holders that are subject to special tax rules, for example, dealers in securities or brokers, foreign persons, mutual funds, insurance companies, banks, financial institutions, individual retirement accounts or other tax deferred accounts, tax-exempt entities and holders who do not hold their shares as capital assets. Holders of Armco stock are advised to consult their own tax advisors regarding the federal income tax consequences of the merger in light of their personal circumstances or particular holdings and the consequences under applicable state, local and foreign tax laws.

   Neither AK Holding nor Armco intends to secure a ruling from the Internal Revenue Service with respect to the tax consequences of the merger. AK Holding has received from its counsel, Weil, Gotshal & Manges LLP, an opinion to the effect that, based on the law as in effect as of the date hereof, the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. Armco has received from its counsel, Arnold & Porter, an opinion to the effect that, based on the law as in effect as of the date hereof, the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. It is a condition to the closing of the merger that each party's counsel redeliver the opinions described above, based on the law in effect as of the effective time of the merger. In rendering their opinions, counsel to each of AK Holding and Armco have relied upon particular representations made by AK Holding and Armco.

 Armco Common Stock.

   Assuming the merger is treated as a reorganization within the meaning of
Section 368(a) of the Code:

  . no gain or loss will be recognized for federal income tax purposes by AK
    Holding, AK Steel or Armco as a result of the merger;

  . except as described below with respect to cash received in lieu of fractional shares, a holder of Armco common stock will not recognize gain or loss for federal income tax purposes on the exchange of shares of Armco common stock for AK Holding common stock in the merger;

  . the aggregate tax basis of the AK Holding common stock received by a holder of Armco common stock, including any fractional share deemed received, will be the same as the aggregate tax basis of the Armco common stock surrendered for the AK Holding common stock, except to the extent that the tax basis of the AK Holding common stock received is increased in respect of any unrecognized loss realized by that holder on any exchange by that holder of Armco Class A $2.10 cumulative convertible preferred stock or Armco Class B preferred stock for cash, as discussed below; and

  . the holding period for capital gains purposes of the AK Holding common stock received by a holder of Armco common stock, including any fractional share deemed received, will include the holding period of the shares of Armco common stock surrendered for the AK Holding common stock, provided that the shares of Armco common stock are held as capital assets at the effective time of the merger.

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

 Armco Preferred Stock.

   The federal income tax consequences to a holder of Armco Class A $2.10 cumulative convertible preferred stock or Armco Class B preferred stock who receives cash in exchange for that stock pursuant to the merger will depend in part on whether the holder also exchanges either Armco common stock for AK Holding common stock or Armco Class A $3.625 cumulative convertible preferred stock for AK Holding preferred stock pursuant to the merger. If the holder does not also receive either AK Holding common stock or AK Holding preferred stock pursuant to the merger, then the holder will recognize gain or loss for federal income tax purposes upon the receipt of that cash, measured by the difference between the amount of cash received by the holder, less the amount of cash received representing payment for accrued dividends, and that holder's tax basis in the Armco preferred stock exchanged. If the holder also receives either AK Holding common stock or AK Holding preferred stock in the merger, then, assuming the merger is treated as a reorganization within the meaning of
Section 368(a) of the Code, the holder will not recognize any loss realized on the exchange for federal income tax purposes, but will recognize gain for federal income tax purposes in an amount equal to the excess of any cash received by that holder, less the amount of cash received representing payment for accrued dividends, over that holder's tax basis in the Armco Class A $2.10 cumulative convertible preferred stock or Armco Class B preferred stock exchanged for that cash. Any loss realized but not recognized by that holder for federal income tax purposes will be included in the tax basis of the AK Holding common or preferred stock received by that holder.

   Unless the receipt of the cash has the effect of a dividend distribution under a holder's particular facts and circumstances, the gain or loss recognized will be a capital gain or loss if the shares of Armco preferred stock were held as capital assets and will be long-term capital gain or loss if the shares of Armco preferred stock were held for more than one year at the closing of the merger. If, however, the receipt of cash is considered a dividend distribution under the holder's particular facts and circumstances, then any gain recognized by the holder will be treated as ordinary dividend income to the extent of Armco's accumulated earnings and profits. In either case, any portion of the cash payment received by holders of Armco preferred stock that is payment for accrued dividends will be ordinary income.

   Gain or loss will be determined separately for each block of Armco Class A $2.10 cumulative convertible preferred stock or each block of Armco Class B preferred stock exchanged for cash pursuant to the merger. A holder of blocks of Armco Class A $2.10 cumulative convertible preferred stock or Armco Class B preferred stock having different tax bases could realize gain with respect to shares in one block of stock and loss with respect to shares in another block of stock. Any loss which is realized but cannot be recognized in respect of a block of stock may not be offset against gain recognized on another block of stock.

   Assuming the merger is treated as a reorganization within the meaning of
Section 368(a) of the Code:

  . a holder of Armco Class A $2.10 cumulative convertible preferred stock or Armco Class B preferred stock who elects to receive AK Holding common stock in lieu of cash will not recognize gain or loss for federal income tax purposes on the exchange of shares of Armco preferred stock for AK Holding common stock in the merger, except that gain or loss will be recognized in respect of cash received in lieu of a fractional share of AK Holding common stock as described below;

  . the aggregate tax basis of the AK Holding common stock received by a holder of Armco preferred stock in exchange for that stock, including any fractional share deemed received, will be the same as the aggregate tax basis of the Armco preferred stock surrendered for the AK Holding common stock;

  . the holding period for capital gains purposes of the AK Holding common stock received by a holder of Armco preferred stock, including any fractional share deemed received, will include the holding period of the shares of Armco preferred stock surrendered for the AK Holding common stock, if those shares of Armco preferred stock are held as capital assets at the effective time of the merger;

  . no gain or loss will be recognized by a holder of Armco Class A $3.625 cumulative convertible preferred stock for federal income tax purposes upon receipt of AK Holding preferred stock in connection with the merger;

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

  . the aggregate tax basis of the AK Holding preferred stock received by a holder of Armco Class A $3.625 cumulative convertible preferred stock will be the same as the aggregate tax basis of the Armco Class A $3.625 cumulative convertible preferred stock surrendered for the AK Holding preferred stock, except to the extent that the tax basis of the AK Holding preferred stock received is increased in respect of any unrecognized loss realized by that holder on any exchange by that holder of Armco Class A $2.10 cumulative convertible preferred stock or Armco Class B preferred stock for cash, as discussed above; and

  . the holding period for capital gains purposes of the AK Holding preferred stock received by a holder of Armco Class A $3.625 cumulative convertible preferred stock will include the holding period of the Armco Class A $3.625 cumulative convertible preferred stock surrendered for the AK Holding preferred stock, if the shares of Armco Class A $3.625 cumulative convertible preferred stock are held as capital assets at the effective time of the merger.

 Cash In Lieu of Fractional Shares.

   Cash received by a holder of Armco stock in lieu of a fractional share of AK Holding common stock will be treated as received in exchange for that fractional share interest, and gain or loss will be recognized for federal income tax purposes, measured by the difference between the amount of cash received and the portion of the basis of the Armco stock allocable to the fractional share interest. The gain or loss will be capital gain or loss if the shares of Armco stock were held as capital assets and will be long-term capital gain or loss if the shares of Armco stock were held for more than one year at the effective time of the merger.

 Dissenters' Rights.

   Cash received by a holder of Armco common stock or preferred stock in satisfaction of dissenters' rights will result in the recognition of gain or loss for federal income tax purposes, measured by the difference between the amount of cash received and the basis of the Armco shares surrendered. The gain or loss will be capital gain or loss if the Armco shares were held as capital assets and will be long-term capital gain or loss if the Armco shares had been held for more than one year at the effective time of the merger.

 Backup Withholding.

   Under the Code, a holder of shares of Armco stock may be subject, under specified circumstances, to backup withholding at a rate of 31% with respect to the amount of any cash received, unless the holder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with applicable requirements of the backup withholding rules. Any amounts withheld under the backup withholding rules are not an additional tax and may be refunded or credited against the holder's federal income tax liability if the required information is furnished to the Internal Revenue Service.

Resale Restrictions

   Pooling of Interests. In order for the merger to qualify for pooling of interests accounting treatment, our affiliates may not sell, transfer or dispose of, or in any other way reduce their risk relative to, shares of Armco or AK Holding common stock during the period beginning 30 days before the merger and ending when AK Holding publishes results covering at least 30 days of our post-merger combined operations. The merger agreement requires us to cause our respective affiliates to execute a written agreement to comply with these requirements.

   Federal Securities Laws. Recipients of AK Holding common stock issued in connection with the merger can freely transfer those shares under the U.S. Securities Act of 1933, but persons who are deemed to be affiliates, as this term is defined under the Securities Act, of Armco prior to the merger may only sell shares

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

they receive in the merger in transactions permitted by the resale provisions of Rule 145 under the Securities Act, or as otherwise permitted under the Securities Act.

   In general, under Rule 145, for one year following the closing of the merger, Armco affiliates will be subject to the following restrictions on the public sale of AK Holding common stock acquired in the merger:

  . an Armco affiliate, together with related persons, may sell only through unsolicited broker transactions or in transactions directly with a market maker, as these terms are defined in Rule 144 under the Securities Act;

  . the number of shares an Armco affiliate may sell, together with related persons and persons acting in concert, within any three-month period for purposes of Rule 145 may not exceed the greater of 1% of the outstanding shares of AK Holding common stock and the average weekly trading volume of AK Holding common stock during the four calendar weeks preceding the sale; and

  . an Armco affiliate may sell only if AK Holding remains current with its informational filings with the SEC under the Exchange Act.

   After the end of one year from the closing of the merger, an Armco affiliate may sell shares of AK Holding common stock received in the merger without these manner of sale or volume limitations, provided that AK Holding is current with its Exchange Act informational filings and the Armco affiliate is not then an affiliate of AK Holding. Two years after the closing of the merger, an affiliate of Armco may sell shares of AK Holding common stock without any restrictions so long as the affiliate of Armco was not an affiliate of AK Holding for at least three months prior to the sale.

Regulatory Filings and Approvals

   Armco and AK Holding may not close the merger unless Armco and AK Holding receive required insurance department approvals, and the waiting periods under the antitrust laws of the United States expire or are terminated by the applicable regulatory authority. Armco and AK Holding believe that these waiting periods will expire or terminate prior to the special meetings. However, it is not certain that these waiting periods will expire or terminate by that time, and these antitrust regulatory authorities may impose unfavorable conditions prior to the expiration or termination of these waiting periods. There can be no assurance that a challenge to the merger on antitrust grounds will not be made or that, if a challenge is made, it would not be successful.

Rights of Dissenting Stockholders
 Armco Stockholders

   We describe below the steps that you must take if you are an Armco stockholder and you wish to exercise dissenters' rights with respect to the merger. The description is not complete. You should read Section 1701.85 of the Ohio General Corporation Law, which is attached as Annex D to this document. Failure to take any one of the required steps may result in termination of the stockholder's dissenters' rights under the Ohio General Corporation Law. If you are considering dissenting, you should consult your own legal advisor.

   To exercise dissenters' rights, you must satisfy five conditions:

  .  you must be a stockholder of record on     , 1999,

  . you must not vote dissenting shares in favor of adoption of the merger agreement,

  . you must deliver to Armco a written demand for the fair cash value of the dissenting shares within 10 days after the vote on the merger,

  . if Armco requests, you must send to Armco, within 15 days of its request, your stock certificates so that a legend may be added stating that a demand for fair cash value has been made, and

  . within three months of your written demand to receive the fair cash value of your dissenting shares, you must file a complaint in court for a determination of the fair cash value or you and Armco must have agreed on the fair cash value.

   The following is a more detailed description of the conditions you must satisfy to perfect dissenters' rights:

   1. You must be a stockholder of record. To be entitled to dissenters'
rights, you must be the record holder of the dissenting shares as of     ,
1999. If you have a beneficial interest in shares of Armco common stock or preferred stock that are held of record in the name of another person, you must act promptly to cause the stockholder of record to follow the steps described below.

   2. You may not vote in favor of the merger. You must not vote shares of stock as to which you seek fair cash value in favor of the adoption of the merger agreement at the Armco special meeting. This requirement will be satisfied:

  . if a properly executed proxy is submitted with instructions to vote "against" the adoption of the merger agreement or to "abstain" from this vote,

  . if no proxy is returned and no vote is cast at the Armco special meeting in favor of the adoption of the merger agreement, or

  . if you revoke a proxy and later "abstain" from or vote "against" adoption of the merger agreement. A vote for adoption of the merger agreement is a waiver of dissenters' rights. A proxy that is returned signed but on which no voting preference is indicated will be voted in favor of adoption of the merger agreement and will constitute a waiver of dissenters' rights. Failure to vote does not constitute a waiver of dissenters' rights.

   3. You must file a written demand. You must serve a written demand for the fair cash value of dissenting shares upon Armco on or before the tenth day after the stockholder vote adopting the merger agreement. Armco will not inform stockholders of the expiration of the ten-day period. Therefore, you are advised to retain this document. The required written demand must specify your
name and address, the number of dissenting shares held of record on      , 1999
and the amount claimed as the fair cash value of the dissenting shares. Voting against adoption of the merger agreement is not a written demand as required by
Section 1701.85 of the Ohio General Corporation Law.

   4. You must deliver your stock certificates for legending. If requested by Armco, you must submit your certificates for dissenting shares to Armco, within 15 days after Armco sends its request, for endorsement on the certificates by Armco of a legend to the effect that demand for fair cash value has been made. The certificates will be returned promptly to you by Armco. Armco intends to make this request to any dissenting stockholders.

   5. You may have to file a complaint in court. If you and Armco cannot agree on the fair cash value of your dissenting shares, you must, within three months after service of your demand for fair cash value, file a complaint in the Court of Common Pleas of Butler County, Ohio, for a determination of the fair cash value of the dissenting shares. Although Armco is also permitted to file a complaint, it has no intention to do so. The court, if it determines that you are entitled to be paid the fair cash value of your dissenting shares, may determine the value of those shares. The court will determine the fair cash value per share. The costs of the proceeding, including reasonable compensation to the appraisers, will be assessed as the court considers equitable. Fair cash value is the amount that a willing seller, under no compulsion to sell, would be willing to accept, and that a willing buyer, under no compulsion to purchase, would be willing to pay. In no event will the fair cash value be in excess of the amount specified in your demand. Fair cash value is determined as of the day before the Armco special meeting. The amount of the fair cash value excludes any appreciation or

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

depreciation in market value of your shares resulting from the merger. The fair cash value of your shares may be higher or lower than, or the same as, the market value of those shares on the date of the merger.

   Your right to be paid the fair cash value of the dissenting shares will terminate if:

  .  for any reason the merger is not consummated,

  .  you vote your shares in favor of the adoption of the merger agreement,

  .  you fail to make a timely written demand on Armco,

  . you do not, upon request of Armco, timely surrender certificates for an endorsement of a legend that demand for the "fair cash value" of the dissenting shares has been made,

  . you withdraw your demand, with the consent of the Armco board of directors, or

  . you and Armco have not come to an agreement as to the fair cash value of the dissenting shares and you have not filed a complaint in court within the prescribed time period.

   From the time you make your demand, your rights as a stockholder of Armco will be suspended. If Armco pays a cash dividend during the suspension, dissenting stockholders will be paid an equal amount of cash, but the amount of the fair cash value will be reduced by the amount paid. If the right to receive fair cash value is terminated, all rights with respect to dissenting shares will be restored to you.

   If holders of shares of Armco common stock or preferred stock exercise appraisal rights representing 10% or more of the value of the Armco common stock or preferred stock to be received by AK Holding, the ability of the merger to qualify as a pooling of interests for accounting and financial reporting purposes may be affected adversely. This 10% threshold may be reduced. The qualification of the merger for pooling of interests accounting is not a condition of either parties' obligation to complete the merger. See "The Merger--Anticipated Accounting Treatment."

 AK Holding Stockholders

   Under the Delaware General Corporation Law, AK Holding stockholders do not have any appraisal rights or dissenters' rights.

Stock Exchange Listing

   The shares of AK Holding common stock and preferred stock to be issued in the merger will be listed on the New York Stock Exchange.

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

                              THE MERGER AGREEMENT

   The following describes the material provisions of the merger agreement. This description is qualified in its entirety by reference to the merger agreement itself, a copy of which is attached as Annex A to this document. You should read the merger agreement in its entirety because it is the legal document that governs the merger.

Effective Time

   Promptly after the satisfaction or waiver of the conditions to the merger set forth in the merger agreement, we will file a certificate of merger concurrently with the Secretary of State of Delaware and the Secretary of State of Ohio. When these filings have been made, Armco will be merged with and into AK Steel Corporation and its separate corporate existence will cease. AK Steel, which will succeed to all of Armco's assets and business, will remain a direct, wholly-owned subsidiary of AK Holding.

What Armco Stockholders Will Receive in the Merger

 Armco Common Stock

   Each share of Armco common stock will be converted into the right to receive a fraction of a share of AK Holding common stock including all associated preferred stock purchase rights based on an exchange ratio calculated as follows:

   If the average closing price per share of AK Holding common stock during the ten consecutive trading days ending on the sixth trading day prior to the Armco stockholders' meeting is:

      (1) greater than $28.21, the exchange ratio will be $8.00 divided by the average closing price;

      (2) equal to or greater than $26.44 but less than or equal to $28.21, the exchange ratio will be fixed at 0.2836;

      (3) equal to or greater than $22.00 but less than $26.44, the exchange ratio will be $7.50 divided by the average closing price; or

      (4) less than $22.00, the exchange ratio will be fixed at 0.3409, subject to Armco's right to call off the merger, as discussed below.

If the average closing price during this period is less than $22.00, Armco will have the right to call off the merger, unless AK Holding elects to increase the exchange ratio so that the product of the exchange ratio and the average closing price will equal $7.50. The average closing price will be computed by taking the average of the closing price of AK Holding common stock on the New York Stock Exchange over the ten consecutive trading days ending on the sixth trading day prior to the Armco stockholders' meeting. The preferred stock purchase rights will be issued under AK Holding's stockholders' rights plan and will not trade separately unless takeover-related events occur with respect to AK Holding. See "Description of Capital Stock of AK Holding."

   Please see the table on page 2 that illustrates market value of the fractional share of AK Holding common stock to be received by Armco stockholders assuming various exchange ratios and average closing prices.

 Armco Preferred Stock

   Each share of Armco Class A $3.625 cumulative convertible preferred stock will be converted into the right to receive one share of a newly-issued series of AK Holding preferred stock having substantially the same rights, privileges and restrictions as the Armco Class A $3.625 cumulative convertible preferred stock.

   Each share of Armco Class A $2.10 cumulative convertible preferred stock and Class B preferred stock will be converted into the right to receive cash in an amount equal to its redemption value, plus accrued dividends. The redemption value of the Class A $2.10 cumulative preferred stock is $40 per share, and the redemption value of the Class B preferred stock is $50 per share. While you may elect to receive the number of shares of AK Holding common stock you would be entitled to receive if you were to convert your preferred stock into Armco common stock immediately prior to the effective date of the merger, the redemption value of your preferred stock is greater than the value of the AK Holding common stock you would receive if you were to exercise that election.

Bases of any Future Determination by Armco to Terminate and by AK Holding to Increase the Exchange Ratio

   The average closing price of AK Holding common stock for the ten consecutive trading days ending on the sixth trading day before the Armco special meeting
will not be known until the close of trading on        , 1999. Armco has made
no decision as to whether it would call off the merger if the average closing price is less than $22.00. Should this occur, Armco's board of directors would consult with Armco's management and financial and legal advisors and, consistent with its fiduciary duties, consider whether the proposed merger continues to be in the best interests of Armco and its stockholders. In its consideration, Armco's board of directors would take into account the relevant facts and circumstances that exist at that time, including general and specific market, economic and business conditions and other opportunities available to Armco.

   AK Holding also has made no decision as to whether, if the average closing price is less than $22.00, it would elect to increase the exchange ratio to provide holders of Armco common stock with a fraction of a share of AK Holding common stock having a market value of $7.50 for each share of Armco common stock. If that decision is required to be made, AK Holding's board of directors would consult with AK Holding's management and legal and financial advisors and take into account, consistent with its fiduciary duties, all relevant facts and circumstances that exist at that time, including:

  . the amount of the decrease in the value of AK Holding common stock to be issued in the merger;

  .  general market, economic and business conditions;

  . the extent of the dilution, or reduced accretion, in earnings of AK Holding that would result from an increase in the number of shares to be issued;

  .  other opportunities available to AK Holding; and

  . whether the proposed merger, after giving effect to the increase in the exchange ratio, continues to be in the best interests of AK Holding.

Armco Stock Options and Restricted Stock

   Each outstanding Armco stock option will become an option to acquire a number of shares of AK Holding common stock equal to the shares subject to the option multiplied by the exchange ratio, with the exercise price being adjusted by dividing the current exercise price by the exchange ratio. Under Armco's plans and related agreements, all or substantially all of these options automatically will vest at the time of the merger.

Exchange of Armco Common and Preferred Stock

   AK Holding will appoint an exchange agent to handle the exchange of Armco common stock certificates and preferred stock certificates in the merger. Soon after the closing of the merger, the exchange agent will send to each holder of Armco common stock and preferred stock a letter of transmittal for use in the exchange and instructions explaining how to surrender certificates to the exchange agent. Holders who surrender their certificates to the exchange agent, together with a properly completed letter of transmittal, will receive the appropriate merger consideration. Holders of unexchanged stock certificates will receive any dividends payable by AK Holding after the closing of the merger only after their certificates are surrendered. Armco stockholders should not return stock certificates with the enclosed proxy card.

   No fractional shares of AK Holding common stock will be issued in the merger. For each fractional share of AK Holding common stock that would otherwise be issued to any holder of Armco shares, the exchange agent will pay that holder an amount equal to either:

  (1) the holder's proportionate share of the proceeds from a sale of AK Holding common stock in which the number of shares sold is equal to the total amount of all of the fractional shares that would have otherwise been issued to all of these holders; or

  (2)  at the option of AK Holding, the product obtained by multiplying:

    (A) the fractional share interest to which that holder would otherwise have been entitled, by

    (B) the closing price for a share of AK Holding common stock on the NYSE on the effective date of the merger.

   If your Armco stock certificates have been lost, stolen or destroyed, you will only be entitled to obtain AK Holding common or preferred stock or other merger consideration by providing an affidavit of loss and, if required by AK Holding, posting a bond in an amount sufficient to protect AK Holding against claims related to your Armco certificates.

Representations and Warranties and Covenants

 Representations and Warranties.

   The merger agreement contains customary representations and warranties from AK Holding and Armco to the other about themselves and their subsidiaries.

 Conduct of Business by Armco.

   Armco has agreed to conduct its business in the ordinary course of business consistent with past practice. Armco has agreed to, and to cause each of its subsidiaries to, try to preserve its business organizations, keep available the services of its present officers and employees and preserve its relationships with customers, suppliers and others with whom it has business relations. In particular, Armco has agreed not to engage in specified material transactions.

 Conduct of Business by AK Holding.

   AK Holding has agreed to restrictions that limit its ability, prior to the closing of the merger, to amend its organizational documents, pay dividends or make distributions, other than a regular quarterly dividend on its common stock that does not exceed $0.125 per share, take any action that would limit the ability of the merger to qualify for the desired accounting and tax treatment or take any other actions that would result in the inability of AK Holding to satisfy conditions to the merger.

 No Solicitation.

   Armco has agreed not to directly or indirectly solicit, initiate or encourage a third party to make a proposal to it regarding any merger, consolidation, share exchange, recapitalization, business combination, or similar transaction, including any tender or exchange offer in which the third party would acquire 20% or more of its common stock or a sale or other disposition of all or substantially all of its assets.

   Armco may enter into discussions and negotiations with a party making an acquisition proposal if:

  . after consultation with its legal counsel, Armco's board of directors determines in good faith that entering these negotiations is necessary for the board properly to discharge its fiduciary duties;

  . Armco's board of directors determines that the acquisition proposal is reasonably likely to be consummated;

  . after consultation with its financial advisor, Armco's board of directors determines that the acquisition proposal would be more favorable from a financial point of view to its stockholders than the merger;

  . Armco delivers notice to AK Holding of the proposal; and

  . the party making the proposal enters into a customary confidentiality and standstill agreement.

 Duty to Recommend.

   Armco has agreed in the merger agreement to recommend to its stockholders the adoption of the merger agreement. Armco's board of directors is not permitted by the merger agreement to withdraw or modify its recommendation unless:

  . Armco has complied with the solicitation procedures described above;

  . there is a pending proposal for a transaction that is more favorable from a financial point of view to Armco's stockholders;

  . Armco's board of directors determines that this action is necessary to comply with its fiduciary duties; and

  . Armco delivers notice to AK Holding that it intends to take this action.

 Consents and Approvals.

   AK Holding and Armco have agreed to make all filings, including those under the Hart-Scott-Rodino Act, and to use their reasonable best efforts to obtain all consents and approvals required in connection with the closing of the transactions contemplated by the merger agreement.

 Indemnification and Insurance.

   See "Interests of Armco Officers and Directors in the Merger."

 Employee Benefits.

   Following the merger, the combined company will honor Armco's and all of Armco's subsidiaries' employment, consulting, termination, severance, change in control and indemnification agreements with any current or former officer, director, consultant or employee.

 Expenses.

   Whether or not the merger is completed, all expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring the expenses, except that the costs of filing, printing and mailing the joint proxy statement/prospectus will be shared equally by AK Holding and Armco and except as described below under "Termination Fees."

Conditions to the Merger

 Conditions to Obligation of Each Party to Complete the Merger.

   Each of AK Holding's and Armco's respective obligations to complete the merger are subject to the satisfaction of the following conditions:

  . Effectiveness of the Registration Statement. The registration statement of which this document is a part has been declared effective and the SEC has not issued any stop order suspending its effectiveness, nor has it started or threatened any proceedings for that purpose;

  . Stockholder Approval. The Armco stockholders have adopted the merger agreement and the AK Holding stockholders have approved the issuance of the AK Holding common stock in connection with the merger;

  . Listing. The AK Holding common stock to be issued in connection with the merger has been approved for listing on the NYSE;

  . Antitrust. Any waiting period applicable to the merger under the Hart-
     Scott-Rodino Act has expired or been terminated; and

  . Government Actions. No law, court order or rule of a governmental entity prohibits the closing of the merger or only permits the closing subject to conditions or restrictions that have or are reasonably expected to have, individually or in the aggregate, a material adverse effect on Armco and its subsidiaries, taken as a whole, or an effect on AK Holding and its subsidiaries that, if it had the same effect on Armco would be, or would be reasonably expected to be, materially adverse to Armco and its subsidiaries, taken as a whole.

 Additional Conditions to the Obligation of AK Holding to Complete the Merger.

   The obligation of AK Holding to complete the merger is also subject to the following conditions:

  . Representations and Warranties. The representations and warranties of Armco in the merger agreement are true and correct as of the closing of the merger in all material respects;

  . Covenants. Armco has complied in all material respects with all covenants required to be complied with by it under the merger agreement;

  . Tax Opinion. AK Holding has received the written opinion of Weil, Gotshal
     & Manges LLP with respect to the tax-free nature of the merger;

  . Governmental Approvals. All material consents or approvals of governmental entities, other than under the Hart-Scott-Rodino Act, have been obtained without any material restrictions;

  . Pending or Threatening Governmental Action. There is no pending or threatened governmental action that :

    --seeks to restrain or prohibit the merger;

    --seeks to limit or restrict the ownership or operation of Armco's business or assets;

    --has or is reasonably expected to have, individually or in the aggregate, a material adverse effect on Armco and its subsidiaries taken as a whole or AK Holding and its subsidiaries taken as a whole.

  . Insurance Approvals. AK Holding, AK Steel and Armco have obtained material consents and approvals from the relevant state insurance and regulatory agencies. These consents must be in full force and effect and may not limit or restrict the subsidiaries currently engaged in the insurance business or AK Holding, AK Steel or Armco in any way;

  . Third Party Consents. Armco has obtained material third party consents;
     and

  . Affiliate Letters. At least 45 days prior to the AK Holdings stockholders' meeting, AK Holding has received letters from affiliates of Armco agreeing to abide by the resale restrictions applicable to affiliates of Armco. See "Resale Restrictions."

  . Incentive Plans. Armco's board of directors has adopted agreed-upon changes to its incentive plans.

 Additional Conditions to Obligation of Armco to Complete the Merger.

   The obligation of Armco to complete the merger is also subject to the following conditions:

  . Representations and Warranties. The representations and warranties of AK
     Holding in the merger agreement are true and correct as of the closing of the merger in all material respects;

  . Covenants. AK Holding has complied in all material respects with all covenants required to be complied with by it under the merger agreement;

  . Tax Opinion. Armco has received the written opinion of Arnold & Porter with respect to the tax-free nature of the merger; and

  . Affiliate Letters. At least 45 days prior to the Armco stockholders' meeting, Armco has received letters from affiliates of AK Holding agreeing to abide by the resale restrictions applicable to affiliates of AK Holding. See "Resale Restrictions."

Termination

   The merger agreement may be terminated at any time prior to the closing of the merger, despite the adoption of the merger agreement by the Armco stockholders and the approval by AK Holding stockholders of the issuance of AK Holding common stock in connection with the merger:

  . by mutual written consent of the boards of directors of both Armco and AK
     Holding;

  . by either of AK Holding or Armco if:

    --the merger has not been completed by December 31, 1999 or by March
      31, 2000 if the merger is not completed by December 31, 1999 solely because of a failure to obtain requisite governmental consents or approvals;

    --the Armco stockholders do not vote to adopt the merger agreement at the Armco stockholder meeting;

    --the AK Holding stockholders do not vote to approve the issuance of AK
     Holding common stock at the AK Holding stockholder meeting;

    --a law or court order permanently prohibits the merger;

    --a governmental entity fails to take any action necessary to fulfill the conditions to the merger relating to antitrust, governmental approvals, pending or threatened governmental action and insurance approvals, and the denial has become final and non-appealable;

    --the other party's board of directors withdraws or modifies its recommendation of the merger or share issuance in a manner adverse to the terminating party; or

    --the other party breaches any representation, warranty, covenant or agreement contained in the merger agreement and the breach remains uncured after 15 days notice and would give rise to a failure of a closing condition.

  . by Armco if:

    --prior to receipt of the requisite vote of the Armco stockholders:

     . Armco has entered into discussions and negotiations with a party making an acquisition proposal in accordance with the terms of the merger agreement;

     . after consultation with its legal counsel, Armco's board of directors determines in good faith that terminating the merger agreement is necessary for the board to discharge properly its fiduciary duties;

     . subject to complying with the terms of the merger agreement, Armco's board of directors authorizes Armco to enter into a transaction that it determines is superior from a financial point of view;

     . after giving AK Holding an opportunity to make a superior proposal, Armco's board of directors concludes that the third party proposal remains the superior proposal; and

     . prior to termination Armco pays AK Holding the fees described below under "Effect of Termination."

    --AK Holding elects not to raise the exchange ratio when the average closing price of AK Holding common stock is less than $22.00.

  . by AK Holding if:

    --Armco enters into an agreement for a transaction that it determines is superior from a financial point of view; or

    --Armco enters into or modifies any labor or collective bargaining agreement and AK Holding believes, in its sole discretion, that the agreement or modification would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Armco and its subsidiaries

 Termination Fees.

   The merger agreement requires Armco to pay AK Holding a fee of $30,000,000 in cash, and reimburse all of AK Holding's expenses up to a maximum of $5,000,000, if:

  . the merger agreement is terminated by Armco because Armco accepts a superior proposal and, after giving AK Holding an opportunity to make a superior proposal, the Armco board of directors concludes that the third party proposal remains the superior proposal;

  . the merger agreement is terminated by AK Holding because Armco enters into a binding agreement for a superior proposal, or Armco's board of directors withdraws its approval or recommendation of the merger; or

  . the merger agreement is terminated by AK Holding and any acquisition proposal is entered into, agreed to or consummated by Armco within 18 months of the termination of the merger agreement because either Armco did not obtain the requisite vote at its stockholders' meeting or there is a breach by Armco that was not cured after 15 days notice, and this breach would give rise to a failure of a closing condition.

   The merger agreement requires AK Holding to pay Armco $3,500,000 in respect of its expenses, subject to repayment if Armco sells its Sawhill Tubular division within 18 months following the termination of the merger agreement, if all other closing conditions are satisfied and AK Holding's board of directors withdraws its recommendation of the merger, and AK Holding could not terminate the merger agreement on another basis.


Amendments

   AK Holding and Armco may amend the merger agreement at any time prior to closing of the merger. However, after adoption of the merger agreement by the Armco stockholders and approval of the issuance of AK Holding common stock by the AK Holding stockholders, the merger agreement may not be amended without stockholder approval unless permitted by applicable law.

          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

   The merger is to be accounted for in accordance with the pooling of interests method of accounting pursuant to APB Opinion No. 16. Accordingly, the accompanying unaudited pro forma combined condensed financial information gives effect to the transaction in accordance with the pooling of interests method of accounting. Pursuant to Rule 11-02 of Regulation S-X~ the unaudited pro forma combined condensed financial information excludes the results of discontinued operations, extraordinary items and cumulative effects of a change in accounting.

   The unaudited pro forma combined condensed financial information should be read in conjunction with AK Holding's and Armco's audited consolidated financial statements and accompanying notes included in their respective annual reports on Form 10-K for the years ended December 31, 1996, 1997 and 1998 and AK Holding's and Armco's unaudited condensed consolidated financial statements and accompanying notes included in their respective quarterly reports on Form 10-Q for the three months ended March 31, 1998 and 1999.

   The unaudited pro forma combined condensed financial information has been prepared in accordance with generally accepted accounting principles. These principles require management to make extensive use of estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The unaudited pro forma combined condensed results of operations are not indicative of the operating results that would have been achieved if the merger had been consummated on January 1, 1996, nor are they necessarily indicative of future operating results.

   The unaudited pro forma combined condensed balance sheet gives effect to the merger as if it had occurred on March 31, 1999 by combining the balance sheets of each of AK Holding and Armco at March 31, 1999. The unaudited pro forma combined condensed statements of continuing operations give effect to the merger as if it had occurred on January 1, 1996.

               UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS
                            OF CONTINUING OPERATIONS

                      For the Year Ended December 31, 1996
                (dollars in millions, except per share amounts)

                         AK Holding   Armco     Combined     Total      Pro Forma
                         Historical Historical Historical Adjustments   Combined
                         ---------- ---------- ---------- -----------   ---------
Net sales...............  $2,301.8   $1,724.0   $4,025.8    $(29.3)(1)  $3,996.5
Operating costs:
  Cost of products
   sold.................   1,846.5    1,548.4    3,394.9     (56.3)(2)   3,314.3
                                                             (24.3)(1)
  Selling and
   administrative
   expenses.............     114.7       92.1      206.8      (2.4)(2)     204.4
  Depreciation..........      76.1                  76.1      58.7 (2)     134.8
  Special charges.......                  8.8        8.8                     8.8
                          --------   --------   --------                --------
    Total Operating
     costs..............   2,037.5    1,649.3    3,686.6                 3,662.3
Operating profit........     264.5       74.7      339.2                   334.2
Interest income.........                 10.1       10.1     (10.1)(3)
Interest expense........      39.8       36.3       76.1                    76.1
Other income............      12.3                  12.3      10.1 (3)      22.4
Sundry other, net.......                (21.1)     (21.1)                  (21.1)
                          --------   --------   --------                --------
Income before income
 taxes..................     237.0       27.4      264.4                   259.4
Income tax provision....      91.1        1.4       92.5      72.2 (4)     162.7
                                                              (2.0)(1)
Minority interest.......                                       8.1 (5)       8.1
                          --------   --------   --------                --------
Income from continuing
 operations.............  $  145.9   $   26.0   $  171.9                $   88.6
                          ========   ========   ========                ========
Income per share of
 common stock from
 continuing operations:*
  Basic**...............  $   2.57   $   0.08                           $   0.82 (6)
                          ========   ========                           ========
  Diluted...............  $   2.35   $   0.08                           $   0.90 (6)
                          ========   ========                           ========
Weighted average number
 of shares of common
 stock (in thousands):*
  Basic.................    52,400    106,600                             82,497 (6)
                          ========   ========                           ========
  Diluted...............    62,100    106,600                             98,295 (6)
                          ========   ========                           ========

--------
* AK Holding Historical restated for a two-for-one common stock split effective November 17, 1997.

**$20.9 million of preferred dividends were excluded from the basic earnings per share calculation.

   See accompanying notes to unaudited pro forma combined condensed financial information.

               UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS
                            OF CONTINUING OPERATIONS

                      For the Year Ended December 31, 1997
                (dollars in millions, except per share amounts)

                         AK Holding   Armco     Combined     Total      Pro Forma
                         Historical Historical Historical Adjustments   Combined
                         ---------- ---------- ---------- -----------   ---------
Net sales...............  $2,440.5   $1,829.3   $4,269.8    $(32.4)(1)  $4,237.4
Operating costs:
  Cost of products
   sold.................   1,964.5    1,623.9    3,588.4     (59.0)(2)   3,499.7
                                                             (29.7)(1)
  Selling and adminis-
   trative expenses.....     114.8      100.0      214.8      (2.3)(2)     212.5
  Depreciation..........      79.8                  79.8      61.3 (2)     141.1
  Special charges.......
                          --------   --------   --------                --------
    Total Operating
     costs..............   2,159.1    1,723.9    3,883.0                 3,853.3

Operating profit........     281.4      105.4      386.8                   384.1

Interest income.........                 10.6       10.6     (10.6)(3)
Interest expense........      76.3       35.5      111.8                   111.8
Other income............      36.4                  36.4      10.6 (3)      47.0
Sundry other, net.......                 (1.1)      (1.1)                   (1.1)
                          --------   --------   --------                --------

Income before income
 taxes..................     241.5       79.4      320.9                   318.2

Income tax provision....      90.6        2.3       92.9      41.7 (4)     133.5
                                                              (1.1)(1)
Minority interest.......                                       8.1 (5)       8.1
                          --------   --------   --------                --------

Income from continuing
 operations.............  $  150.9   $   77.1   $  228.0                $  176.6
                          ========   ========   ========                ========
Income per share of
 common stock from
 continuing operations:
  Basic*................  $   2.59   $   0.55                           $   1.86 (6)
                          ========   ========                           ========
  Diluted...............  $   2.43   $   0.55                           $   1.79 (6)
                          ========   ========                           ========

Weighted average number
 of shares of common
 stock (in thousands):
  Basic.................    55,200    107,000                             85,398 (6)
                          ========   ========                           ========
  Diluted...............    62,000    125,300                             98,393 (6)
                          ========   ========                           ========

--------
* $17.5 million of preferred dividends were excluded from the basic earnings per share calculation.

   See accompanying notes to unaudited pro forma combined condensed financial information.

               UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS
                            OF CONTINUING OPERATIONS

                      For the Year Ended December 31, 1998

                (dollars in millions, except per share amounts)

                         AK Holding   Armco     Combined     Total      Pro Forma
                         Historical Historical Historical Adjustments   Combined
                         ---------- ---------- ---------- -----------   ---------
Net sales...............  $2,393.6   $1,706.5   $4,100.1    $(23.2) (1) $4,076.9
Operating costs:
  Cost of products
   sold.................   1,963.4    1,503.1    3,466.5     (60.7) (2)  3,340.2
                                                             (26.8) (1)
                                                             (38.8) (7)
  Selling and
   administrative
   expenses.............     118.8       95.8      214.6      (2.6) (2)    212.0
  Depreciation..........      97.8                  97.8      63.3  (2)    161.1
  Special charges.......
                          --------   --------   --------                --------
    Total Operating
     costs..............   2,180.0    1,598.9    3,778.9                 3,713.3
Operating profit........     213.6      107.6      321.2                   363.6
Interest income.........                  9.0        9.0      (9.0) (3)
Interest expense........      56.0       28.9       84.9                    84.9
Other income............      18.6                  18.6       9.0  (3)     27.6
Sundry other, net.......                            27.7                    27.7
                          --------   --------   --------                --------
Income before income
 taxes..................     176.2      115.4      291.6                   334.0
Income tax provision....      61.7        5.8       67.5      36.0  (4)    120.0
                                                              15.1  (7)
                                                               1.4  (1)
Minority interest.......                                       8.1  (5)      8.1
                          --------   --------   --------                --------
Income from continuing
 operations.............  $  114.5   $  109.6   $  224.1                $  205.9
                          ========   ========   ========                ========
Income per share of
 common stock from
 continuing operations:
  Basic*................  $   1.93   $   0.85                           $   2.19 (6)
                          ========   ========                           ========
  Diluted...............  $   1.92   $   0.81                           $   2.14 (6)
                          ========   ========                           ========
Weighted average number
 of shares of common
 stock (in thousands):
  Basic.................    59,300    107,800                             89,688 (6)
                          ========   ========                           ========
  Diluted...............    59,600    126,200                             96,178 (6)
                          ========   ========                           ========

--------
* $9.8 million of preferred dividends were excluded from the basic earnings per share calculation.

     === ===         ===

    See accompanying notes to unaudited pro forma combined condensed financial information.

               UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS
                            OF CONTINUING OPERATIONS

                For the Three Month Period Ended March 31, 1998
                (dollars in millions, except per share amounts)

                         AK Holding   Armco     Combined     Total      Pro Forma
                         Historical Historical Historical Adjustments   Combined
                         ---------- ---------- ---------- -----------   ---------
Net sales...............   $588.2    $ 447.7    $1,035.9    $ (9.2)(1)  $1,026.7
Operating costs:
  Cost of products
   sold.................    483.6      404.4       888.0     (15.5)(2)     857.7
                                                              (5.0)(1)
                                                              (9.8)(7)
  Selling and
   administrative
   expenses.............     29.2       22.0        51.2      (0.6)(2)      50.6
  Depreciation..........     21.2                   21.2      16.1 (2)      37.3
  Special charges.......
                           ------    -------    --------                --------
    Total Operating
     costs..............    534.0      426.4       960.4                   945.6
Operating profit........     54.2       21.3        75.5                    81.1
Interest income.........                 2.5         2.5      (2.5)(3)
Interest expense........     15.7        7.6        23.3                    23.3
Other income............      6.9                    6.9       2.5 (3)       9.4
Sundry other, net.......                 5.9         5.9                     5.9
                           ------    -------    --------                --------
Income before income
 taxes..................     45.4       22.1        67.5                    73.1
Income tax provision....     17.0        1.8        18.8       6.2 (4)      27.2
                                                               3.8 (7)
                                                              (1.6)(1)
Minority interest.......                                       2.0 (5)       2.0
                           ------    -------    --------                --------
Income from continuing
 operations.............   $ 28.4    $  20.3    $   48.7                $   43.9
                           ======    =======    ========                ========
Income per share of
 common stock from
 continuing operations:
  Basic*................   $ 0.47    $  0.15                            $   0.46 (6)
                           ======    =======                            ========
  Diluted...............   $ 0.47    $  0.15                            $   0.45 (6)
                           ======    =======                            ========
Weighted average number
 of shares of common
 stock (in thousands):
  Basic.................   59,900    107,400                              90,288 (6)
                           ======    =======                            ========
  Diluted...............   60,200    125,700                              96,776 (6)
                           ======    =======                            ========

--------
* $2.5 million of preferred dividends were excluded from the basic earnings per share calculation.

   See accompanying notes to unaudited pro forma combined condensed financial information.

               UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS
                            OF CONTINUING OPERATIONS

                For the Three Month Period Ended March 31, 1999
                (dollars in millions, except per share amounts)

                         AK Holding   Armco     Combined     Total      Pro Forma
                         Historical Historical Historical Adjustments   Combined
                         ---------- ---------- ---------- -----------   ---------
Net sales...............   $632.2    $ 407.9    $1,040.1    $ (5.2)(1)  $1,034.9
Operating costs:
  Cost of products
   sold.................    521.5      353.7       875.2     (16.1)(2)     852.0
                                                              (7.7)(1)
                                                               0.6 (7)
  Selling and
   administrative
   expenses.............     30.2       25.9        56.1      (0.8)(2)      55.3
  Depreciation..........     33.2                   33.2      16.9 (2)      50.1
  Special charges.......
                           ------    -------    --------                --------
    Total Operating
     costs..............    584.9      379.6       964.5                   957.4
Operating profit........     47.3       28.3        75.6                    77.5
Interest income.........                 2.4         2.4      (2.4)(3)
Interest expense........     24.7        5.8        30.5                    30.5
Other income............      3.2                    3.2       2.4 (3)       5.6
Sundry other, net.......                 4.7         4.7                     4.7
                           ------    -------    --------                --------
Income before income
 taxes..................     25.8       29.6        55.4                    57.3
Income tax provision....     (1.8)       4.4         2.6       6.9 (4)      10.3
                                                               1.0 (1)
                                                              (0.2)(7)
Minority interest.......                                       2.0 (5)       2.0
                           ------    -------    --------                --------
Income from continuing
 operations.............   $ 27.6    $  25.2    $   52.8                $   45.0
                           ======    =======    ========                ========
Income per share of
 common stock from
 continuing operations:
  Basic*................   $ 0.47    $  0.19                            $   0.47(6)
                           ======    =======                            ========
  Diluted...............   $ 0.46    $  0.18                            $   0.47(6)
                           ======    =======                            ========
Weighted average number
 of shares of common
 stock (in thousands):
  Basic.................   59,200    108,400                              89,809(6)
                           ======    =======                            ========
  Diluted...............   59,700    126,800                              96,733(6)
                           ======    =======                            ========

--------
* $2.5 million of preferred dividends were excluded from the basic earnings per share calculation.




   See accompanying notes to unaudited pro forma combined condensed financial information.

             UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEETS
                               At March 31, 1999
                             (dollars in millions)

                          AK Holding   Armco     Combined   Pro Forma       Pro Forma
         ASSETS           Historical Historical Historical Adjustments      Combined
         ------           ---------- ---------- ---------- ------------     ---------
Current Assets:
  Cash and cash
   equivalents..........   $  498.2   $  145.5   $  643.7    $(119.0) (8)   $   504.7
                                                               (20.0) (9)
  Short-term
   investments..........                  10.7       10.7                        10.7
  Accounts receivable,
   net..................      314.5      190.9      505.4                       505.4
  Inventories, net......      390.6      264.3      654.9       (5.2) (10)      649.7
  Other.................       17.0       12.2       29.2       (9.2) (11)       20.0
                           --------   --------   --------                   ---------
    Total Current
     Assets.............    1,220.3      623.6    1,843.9                     1,690.5
                           --------   --------   --------                   ---------
Property, plant and
 equipment..............    3,016.6    1,341.7    4,358.3                     4,358.3
Less accumulated
 depreciation...........     (714.8)    (730.9)  (1,445.7)                   (1,445.7)
                           --------   --------   --------                   ---------
  Property, plant and
   equipment, net.......    2,301.8      610.8    2,912.6                     2,912.6
                           --------   --------   --------                   ---------
Investment in AFSG......                  85.6       85.6                        85.6
Other investments, net..                  26.3       26.3      (26.3) (13)
Prepaid pension.........      168.8                 168.8      (38.2) (11)      130.6
Deferred taxes..........                 312.8      312.8      (65.1) (11)      497.7
                                                               250.8  (4)
                                                                 0.2  (7)
                                                                (1.0) (10)
Goodwill................                 127.1      127.1                       127.1
Other...................       80.5       21.6      102.1       26.3  (13)      128.4
                           --------   --------   --------                   ---------
    Total Assets........   $3,771.4   $1,807.8   $5,579.2                    $5,572.5
                           ========   ========   ========                   =========
    LIABILITIES AND
  STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts and notes
   payable..............   $  279.4   $  130.5   $  409.9                   $   409.9
  Accrued salaries and
   wages................                                     $  67.5  (12)       67.5
  Employment related
   liabilities..........                 119.9      119.9     (119.9) (12)
  Other accruals........      208.8       53.2      262.0      (13.0) (12)      249.0
  Current portion of
   deferred taxes.......       20.4                  20.4       (9.2) (11)       11.2
  Current potion of
   long-term debt.......      325.0        5.9      330.9                       330.9
  Current portion of
   pension obligation...                                         1.5  (12)        1.5
  Current portion of
   postretirement
   benefit obligation...                                        63.9  (12)       63.9
                           --------   --------   --------                   ---------
    Total Current
     Liabilities........      833.6      309.5    1,143.1                     1,133.9
                           --------   --------   --------                   ---------
Noncurrent Liabilities:
  Long-term debt........    1,280.0      250.5    1,530.5                     1,530.5
  Long-term pension
   obligation...........                                        37.6  (12)
                                                               (38.2) (11)
                                                                 0.6  (7)
  Long-term
   postretirement
   benefit obligation...      578.2                 578.2      833.4  (12)    1,411.6
  Long-term employee
   benefit liabilities..                 889.7      889.7     (889.7) (12)
  Deferred taxes........       65.1                  65.1      (65.1) (11)
  Other liabilities.....       61.6      158.9      220.5       18.7  (12)      239.2
  Commitments and
   contingencies........
                           --------   --------   --------                   ---------
    Total Noncurrent
     Liabilities........    1,984.9    1,299.1    3,284.0                     3,181.3
                           --------   --------   --------                   ---------
    Total Liabilities...    2,818.5    1,608.6    4,427.1                     4,315.2
                           --------   --------   --------                   ---------
Stockholders Equity:
  Preferred stock, Class
   A....................                 137.6      137.6       (7.2) (8)       130.4
                                                              (130.4) (8)
                                                               130.4  (8)
  Preferred stock, Class
   B ...................                  48.3       48.3      (48.3) (8)
  Common stock..........        0.6        1.1        1.7       (1.1) (8)         0.9
                                                                 0.3  (8)
  Additional paid-in-
   capital..............      725.9      975.9    1,701.8     (975.9) (8)     1,636.6
                                                               914.3  (8)
                                                                (3.6) (14)
  Treasury stock........      (88.2)                (88.2)                      (88.2)
  Retained
   earnings/(deficit)...      313.3     (957.9)    (644.6)      (1.1) (8)      (421.5)
                                                               250.8  (4)
                                                                (6.2) (10)
                                                                (0.4) (7)
                                                               (20.0) (9)
  Accumulated other
   comprehensive income
   (loss)...............        1.3                   1.3       (2.2) (14)       (0.9)
  Other.................                  (5.8)      (5.8)       5.8  (14)
                           --------   --------   --------                   ---------
  Total Stockholders'
   Equity...............      952.9      199.2    1,152.1                     1,257.3
                           --------   --------   --------                   ---------
  Total Liabilities and
   Stockholders'
   Equity...............   $3,771.4   $1,807.8   $5,579.2                    $5,572.5
                           ========   ========   ========                   =========

   See accompanying notes to unaudited pro forma combined condensed financial information.

                          NOTES TO UNAUDITED PRO FORMA
                    COMBINED CONDENSED FINANCIAL INFORMATION

 (1) Represents the elimination of sales between AK Holding and Armco.
 (2) Represents a reclassification of depreciation expense to conform the presentation of Armco results to that of AK Holding.
 (3) Represents a reclassification of interest income to conform the presentation of Armco results to that of AK Holding.
 (4) Represents an adjustment to the deferred tax asset and income tax provision as a result of the merger. Deferred tax assets have been adjusted based upon a revised assessment of the expected realization of future tax benefits. The income tax provision has been adjusted to reflect the operations of the combined company.
 (5) Represents a reclassification of Armco's dividends on preferred stock to a component of income from continuing operations to conform the presentation of Armco results to that of AK Holding.
 (6) The pro forma combined per share amounts are based upon the combined weighted average of AK Holding and Armco common stock outstanding for all periods presented based upon Armco stockholders receiving 0.2836 of a share of AK Holding common stock for each share of Armco common stock held.
 (7) Represents an adjustment necessary to conform the results of AK Holding's method of accounting for pension and postretirement benefits to that of Armco as a result of Armco's change in accounting in 1998. Prior to 1998, AK Steel and Armco were both amortizing unrecognized gains and losses on pensions and postretirement benefits using the minimum amortization approach under SFAS 87 and SFAS 106. In 1998, Armco changed its amortization method to provide for immediate recognition into income of all gains and losses in excess of the 10 percent corridor. Gains and losses that fall within the 10 percent corridor are amortized over the remaining service life of active participants. We believe that the amortization method used by Armco is the preferable method because it will accelerate the recognition into income of events that have occurred. This change will have a continuing impact on the combined company and may increase the sensitivity of its results of operations in periods of market volatility.
 (8) Represents the redemption of the Armco $2.10 Class A series and Class B series of preferred stock, the conversion of the Armco $3.625 Class A series of preferred stock to an identical series of AK Holding preferred stock, and the conversion of Armco common stock into AK Holding common stock and reflects the impact of pro forma adjustments.

 (9) AK Holding estimates it will incur direct transaction costs of approximately $20.0 million associated with the merger. Those costs consist primarily of investment banking, legal, accounting, printing, and regulatory filing fees. The unaudited pro forma combined condensed balance sheet reflects such expenses as if they had been paid as of March 31, 1999. Pro forma net income and earnings per share do not reflect these one-time transaction costs. In addition, as a result of the merger, AK Holding estimates it will incur additional one-time charges to the results of operations of the combined company that could range from $230.0 million to $275.0 million. These special charges were not included in the unaudited pro forma combined condensed statements of operations and balance sheet and are estimated as follows:

                                                                     Range
                                                               -----------------
     Facilities............................................... $ 70.0 --  $ 85.0
     Employee related.........................................  120.0 --   140.0
     Change in control........................................   40.0 --    50.0
                                                               ------     ------
         Total................................................ $230.0 --  $275.0

   AK Holding is still developing the details of these estimated one-time special charges. Once the appropriate accounting criteria are met, these charges will be recorded in AK Holding's results of operations.
(10) Represents the elimination of the profit on sales between AK Holding and Armco included in ending inventory.
(11)Represents a reclassification necessary to net the deferred tax and pension assets and liabilities.
(12) Represents the reclassification of employment-related liabilities and long-term employee benefit liabilities to conform the presentation of Armco results to that of AK Holding.
(13) Represents a reclassification of other investments, net to conform the presentation of Armco results to that of AK Holding.
(14) Represents a reclassification of other stockholders' equity to conform the presentation of Armco results to those of AK Holding.

                   DESCRIPTION OF CAPITAL STOCK OF AK HOLDING

   AK Holding's authorized capital stock consists of 200,000,000 shares of common stock, par value $.01 per share, and 25,000,000 shares of preferred stock, par value $.01 per share. The following is a summary of all the material provisions of the common stock and preferred stock. This summary is subject to, and qualified in its entirety by, the provisions of the certificate of incorporation and bylaws of AK Holding and by applicable law. AK Holding is a Delaware corporation and is subject to the Delaware General Corporation Law.

Common Stock

   The holders of AK Holding common stock are entitled to one vote for each share on all matters voted on by the stockholders. The holders of AK Holding common stock do not have any conversion, redemption or preemptive rights. The holders of AK Holding common stock are entitled to dividends as declared by the board of directors of AK Holding. On liquidation, holders are entitled to receive on a pro rata basis all assets of AK Holding available for distribution to the holders of common stock. The rights and dividends upon liquidation may be junior to the rights of holders of any preferred stock.

Preferred Stock

   There were no shares of AK Holding preferred stock outstanding as of August 2, 1999. The board of directors of AK Holding is authorized to provide for the issuance of an aggregate of 25,000,000 shares of preferred stock, in one or more series, and to fix for each series:

  .  the voting rights,

  .  the designation and number of shares,

  .  the dividend rate,

  . the dates of payment of dividends on shares and the dates from which they are cumulative,

  . the redemption rights of AK Holding and the price or prices at which shares may be redeemed,

  . the amount or amounts payable on any voluntary or involuntary liquidation, dissolution or winding up of AK Holding,

  . the amount of the sinking fund, if any, to be applied to the purchase or redemption of shares and the manner of its application,

  . whether the shares will be made convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same class of stock of AK Holding, and if made so, on what terms,

  . whether the issue of any additional shares of this series or any future series or any other class of stock will have any restrictions and, if so, the nature of these restrictions, and

  . any other designations, powers, preferences, rights, qualifications, limitations and restrictions as are permitted by the Delaware General Corporation Law.

   In connection with a stockholders' rights plan, the board of directors of AK Holding authorized the issuance of up to 400,000 shares of AK Holding preferred stock designated as the Series A junior preferred stock. The board of directors
has also authorized the issuance of up to          shares of AK Holding
preferred stock designated as the Series B $3.625 cumulative convertible preferred stock. This $3.625 preferred stock will be issued pursuant to the merger in exchange for the Armco Class A $3.625 cumulative convertible preferred stock and will have rights identical in all material respects to the Armco Class A $3.625 cumulative convertible preferred stock for which it is exchanged.

AK Holding Series B $3.625 Cumulative Convertible Preferred Stock

   The $3.625 cumulative convertible preferred stock to be issued pursuant to the merger will rank senior to the common stock with respect to dividends and liquidating distribution and will rank equally with all other outstanding shares of preferred stock, if any.

 Dividends

   The holders of the $3.625 preferred stock are entitled to receive cumulative annual dividends at the rate of $3.625 per share, payable quarterly on March 31, June 30, September 30 and December 31 of each year out of the assets of AK Holding available for the payment of dividends to the extent permitted by law.

 Redemption or Repurchase

   If all accrued dividends on the $3.625 preferred stock are paid in full, AK Holding may at any time,

  . redeem all or any part of the $3.625 preferred stock, at prices, plus accrued and unpaid dividends, starting at $51.45 per share during the 12-month period commencing October 15, 1998 and declining to $50.00 per share on and after October 15, 2002 or

  .  repurchase all or any part of the $3.625 preferred stock.

 No Preemptive Rights or Sinking Fund

   The holders of $3.625 preferred stock have no preemptive or other rights to subscribe for any additional shares of $3.625 preferred stock or any shares of any other class of capital stock. No shares of $3.625 preferred stock are subject to a sinking fund.

 Liquidation Preference

   Upon any liquidation, dissolution or winding up of AK Holding, whether voluntary or involuntary, the holders of $3.625 preferred stock shall be entitled to receive $50 per share, plus accrued and unpaid dividends, for each share of $3.625 preferred stock out of the assets of AK Holding available for distribution to stockholders before any distribution of assets is made to or set apart for the holders of common stock.

 Conversion Rights

   Assuming an exchange ratio of 0.2836, the $3.625 preferred stock is convertible at the holder's option, at any time, into shares of common stock at a conversion rate of 1.9228 shares of common stock for each share of $3.625 preferred stock, subject to specified adjustments.

 Voting Rights

   The holders of $3.625 preferred stock are entitled to one vote for each share on all matters voted on by the stockholders. If the equivalent of six quarterly dividends payable on the $3.625 preferred stock or any other series of preferred stock is in arrears, the number of directors of AK Holding shall be increased by two and the holders of all outstanding shares of preferred stock, voting as a separate class, shall elect the additional directors.

 Restrictions on Payment of Dividends and Redemption

   So long as any preferred stock is outstanding, AK Holding may not declare or pay any dividend or make any distribution on, or purchase, or cause to be purchased, or redeem, any stock ranking junior to the $3.625 preferred stock nor may AK Holding pay, set aside or make available any money for a purchase fund or sinking fund for the purchase or redemption of any shares of junior stock unless:

     (1) accrued dividends for all past dividend periods on all outstanding shares of preferred stock have been paid and the dividend on all outstanding shares of preferred stock for the then current quarterly dividend period has been paid or declared and provided for;

     (2) AK Holding has made all payments then due under the requirements of all purchase funds and sinking funds, if any, for the preferred stock for the then current fiscal year and has set up suitable reserves for all payments not then due but then determined and to become due during the current fiscal year, under the requirements of any purchase fund and sinking fund, and all defaults, if any, in complying with any purchase fund and sinking fund requirements have been cured; and

     (3) the net assets of AK Holding will not, by payment of a dividend or a redemption, be reduced below the aggregate preferential amounts to which the then outstanding shares of preferred stock would be entitled upon the involuntary liquidation, dissolution or winding up of AK Holding.

Stockholder Rights Plan

   On January 23, 1996, AK Holding adopted a stockholder rights plan, commonly known as a poison pill. Under the terms of the stockholder rights plan, AK Holding has issued one preferred stock purchase right for each share of common stock outstanding. The rights are generally not exercisable unless, and no sooner than 10 business days after, any person or group acquires beneficial ownership of 20% or more of AK Holding's voting stock or announces a tender offer that could result in the acquisition of 30% or more of the voting stock. In addition, as adjusted to reflect the two-for-one common stock split, each right entitles the holder, upon occurrence of specified events, to purchase 1/200th of a share of Series A junior preferred stock at an exercise price of $65 per share. Each share of junior preferred stock, if and when issued, will entitle the holder to 200 votes in respect of all matters submitted to a vote of the holders of common stock. Upon the occurrence of specified events, holders of the rights would be entitled to purchase either shares of AK Holding or an acquiring entity at half of market value. The rights are redeemable, under specified circumstances, at any time prior to their expiration on January 23, 2006. The stockholder rights plan was adopted to assure that all of AK Holding's stockholders receive full value for their investment in the event of stock accumulation by a potential acquiror.

   This summary is qualified by the full text of the stockholders' rights plan, which is incorporated by reference into this document.

                       COMPARISON OF RIGHTS OF HOLDERS OF
                       AK HOLDING AND ARMCO COMMON STOCK

   After the merger, stockholders of Armco, other than holders of specific Armco preferred stock, will become stockholders of AK Holding. Their rights will then be governed by Delaware law, including the Delaware General Corporation Law, the AK Holding certificate of incorporation and the AK Holding bylaws. Presently, the rights of Armco stockholders are governed by Ohio law, including the Ohio General Corporation Law, the Armco articles of incorporation and the Armco regulations.

   The following is a summary of all the material differences between the rights of the holders of AK Holding common stock and the rights of the holders of Armco common stock. For a full description of the rights of the holders of AK Holding common stock and holders of Armco common stock, holders must refer to Delaware law, Ohio law, the AK Holding certificate of incorporation, the AK Holding bylaws, the Armco articles of incorporation and the Armco regulations. Copies of these documents have been filed with the SEC and will be sent to the holders of AK Holding and Armco capital stock upon request. See "Where To Find More Information" on page 8.

Charter Amendments

   AK Holding. Delaware law provides that the certificate of incorporation of a corporation may be amended upon adoption by the board of directors of a resolution setting forth the proposed amendment and declaring its advisability, followed by the favorable vote of the holders of a majority of the outstanding stock entitled to vote on the amendment. It also provides that a certificate of incorporation may require a greater vote for amendment than would otherwise be required under Delaware law. The AK Holding certificate of incorporation requires the affirmative vote of the holders of a majority of the voting power of the outstanding shares entitled to vote.

   Armco. Under Ohio law, amending the articles of incorporation does not require approval by a corporation's board of directors, but does require the approval of stockholders holding two-thirds of the voting power of a corporation, unless the corporation's articles of incorporation permit a greater or lesser proportion, but not less than a majority. The Armco articles of incorporation generally reduce the required vote to a majority, subject to the right of holders of Armco preferred stock to vote as a separate class in some circumstances.

Bylaws and Regulations

   AK Holding. Under Delaware law, the power to adopt, amend or repeal the bylaws is vested in the stockholders unless the certificate of incorporation vests this power in the directors. Vesting this power in the directors does not divest the stockholders of the power to adopt, alter or repeal the bylaws. The AK Holding certificate of incorporation expressly authorizes the AK Holding board of directors to make, alter or amend the bylaws by a majority vote of the whole board.

   Armco. Ohio corporations are governed in the conduct of their affairs and management generally by "regulations," which are referred to as "bylaws" in other jurisdictions. Under Ohio law, the regulations of a corporation may be adopted or amended at a meeting by the affirmative vote of the holders of a majority of the voting power of the outstanding shares. Ohio law also permits stockholders to adopt or amend a corporation's regulations without a meeting by the written consent of the holders of two-thirds of the voting power of the corporation, unless another proportion is specified in the corporation's articles of incorporation, but not less than a majority. Armco's articles of incorporation require the affirmative vote, or written consent, of the holders of a majority of the voting power of the corporation to adopt or amend the regulations.

Right to Call Special Meeting of Stockholders

   AK Holding. Under Delaware law, special meetings of the stockholders may be called by a corporation's board of directors or by those persons who are authorized by the corporation's certificate of incorporation. The AK Holding bylaws provide that special meetings may be called by the board of directors, the chief executive officer or stockholders holding a majority of the outstanding shares entitled to vote at the meeting.

   Armco. Under Ohio law, the holders of at least 25% of the outstanding stock of a corporation have the authority to call special meetings of stockholders, unless the corporation's articles of incorporation or regulations specify another percentage, which may in no case be greater than 50%. Armco's regulations currently require the holders of at least 50% of the outstanding stock to call special meetings of the stockholders. The regulations also provide that special meetings may be called by the chairman of the board, president, any vice president or a majority of Armco's directors.

Mergers and Consolidations

   AK Holding. Under Delaware law, mergers or consolidations, other than so-called parent-subsidiary mergers, must be approved by the directors of each constituent corporation and adopted by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote on the agreement, or by a greater vote if provided in the certificate of incorporation. The AK Holding certificate of incorporation does not alter the vote required. Under Delaware law, the separate vote of any class of shares is not required. Additionally, Delaware law provides that, unless its certificate of incorporation provides otherwise, no vote of the stockholders of the surviving corporation is required to approve the merger if

    (1) the agreement of merger does not amend in any respect the corporation's certificate of incorporation,

    (2) each share outstanding immediately prior to the effective date is to be an identical outstanding or treasury share of the surviving corporation after the effective date, and

    (3) the number of shares of the surviving corporation's common stock to be issued in the merger plus the number of shares of common stock into which any other securities to be issued in the merger are initially convertible does not exceed 20% of its common stock outstanding immediately prior to the effective date of the merger.

   Armco. Under Ohio law, mergers or consolidations, other than parent-subsidiary mergers, must be approved by the directors of each constituent corporation and adopted by stockholders of each constituent Ohio corporation, other than the surviving corporation, holding at least two-thirds of the corporation's voting power, or a different proportion but not less than a majority of the voting power, as provided in the articles of incorporation. The Armco articles of incorporation generally require a majority vote. In the case of a merger, the agreement must, in some situations, also be adopted by the stockholders of the surviving corporation by similar vote.

Other Corporate Transactions

   AK Holding. Delaware law requires a majority vote on disposition of all or substantially all of a corporation's assets and on dissolutions, unless a greater vote is provided for in the certificate of incorporation. The AK Holding certificate of incorporation requires the affirmative vote of the holders of at least two-thirds of the voting stock to effect these actions.

   Armco. Subject to some exceptions, under Ohio law the approval of two-thirds of the voting power of the corporation, or a different proportion, but not less than a majority of the corporation's voting power, if provided in the articles of incorporation, is required for

    (1) the consummation of combinations and majority share acquisitions involving the transfer or issuance of the number of shares as would entitle the holders of the shares to exercise at least one-sixth of the voting power of the corporation in the election of directors immediately after the consummation of the transaction,

    (2) the disposition of all or substantially all of the corporation's assets other than in the regular course of business, and

    (3) voluntary dissolution.

   The Armco articles of incorporation provide that the affirmative vote of a majority of the voting power is required for approval of these types of actions.

Action Without a Meeting

   AK Holding. Delaware law provides that any action that may be taken at a meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if the holders of stock having not less than the minimum number of votes otherwise required to approve the action consent in writing, unless otherwise provided in the certificate of incorporation. The AK Holding certificate of incorporation and the AK Holding bylaws expressly provide that actions of stockholders must be effected at an annual or special meeting of stockholders and may not be effected by any consent in writing by these stockholders.

   Armco. Under Ohio law, unless the articles of incorporation or the regulations provide otherwise, any action that may be taken by stockholders at a meeting may be taken without a meeting with the unanimous written consent of the stockholders. Neither the Armco articles of incorporation nor the Armco regulations provide otherwise, except that the Armco regulations state that they may be amended by the written consent of the holders of a majority of the voting power. For a publicly-held corporation, like Armco, however, this, in essence, means that all other stockholder action must be taken at a meeting, because obtaining unanimous written consent is likely impracticable.

Cumulative Voting and Other Rights

   AK Holding. Cumulative voting permits a stockholder to cast as many votes in the election of directors for each share of stock held by him as there are directors to be elected and each stockholder may cast all his votes for a single candidate or distribute his votes among two or more candidates, as he chooses. Under Delaware law, cumulative voting is not permitted unless provided for by a specific provision in the certificate of incorporation. The AK Holding certificate of incorporation does not provide for cumulative voting.

   Delaware law requires voting by separate classes only with respect to amendments to the certificate of incorporation that adversely affect the holders of those classes or that increase or decrease the aggregate number of authorized shares or the par value of the shares of any of those classes.

   Armco. Under Ohio law, cumulative voting in the election of directors is mandatory upon proper notice being given to a corporation by any stockholder unless specifically eliminated by a provision in a corporation's articles of incorporation. The Armco articles of incorporation do not contain a provision of this type.

   Ohio law entitles holders of a particular class of shares to vote as a separate class if the rights of that class are affected in specific respects by mergers, consolidations or amendments to the articles of incorporation. Additionally, the Armco articles of incorporation require voting by specified classes of stock with respect to amendments which materially alter these classes or which increase the aggregate number of the authorized shares of these classes.

Loans to Officers and Directors

   AK Holding. Delaware law permits a corporation to lend money to, or to guarantee an obligation of, an officer or other employee of the corporation or any subsidiary of the corporation, including an officer or employee who is also a director of the corporation or of its subsidiaries, whenever that loan or guarantee may, in the judgment of the directors, reasonably be expected to benefit the corporation. Delaware law generally does not impose liability on the directors who vote for or assent to the making of a loan to an officer, director, or stockholder.

   Armco. Unlike Delaware law, Ohio law provides that directors of an Ohio corporation who vote for or assent to the making of loans to an officer, director, or stockholder of a corporation are jointly and severally liable to the corporation for the amount of the loan, plus interest, until the loan has been paid, unless, at the time of making the loan, a majority of the disinterested directors of the corporation voted for the loan and, taking into account the terms and provisions of the loan and other relevant factors, determined that the making of the loan could reasonably be expected to benefit the corporation.

Dividend Rights

   AK Holding. Under Delaware law, a corporation may pay dividends out of surplus or, if no surplus exists, out of net profits for the fiscal year in which the dividends are declared and/or of its preceding fiscal year. However, dividends may not be paid out of these net profits if the capital of the corporation is less than the aggregate amount of capital represented by the outstanding stock of all classes having a preference upon the distribution of assets. Dividends may be paid in cash, property, or in shares of capital stock. Before declaring dividends, the board of directors can set aside funds for a reserve to meet contingencies, subject to the rights of preferred stockholders, if any.

   Armco. Under Ohio law, a corporation may pay cash dividends only out of surplus and must notify its stockholders if a dividend is paid out of capital surplus. Additionally, distributable cash surplus includes any appreciation of a corporation's tangible or intangible assets, as determined by the corporation's board of directors. Thus, an Ohio corporation can write-up the value of its appreciated tangible or intangible assets to recognize any increase in their fair market value, thereby creating capital surplus that may be distributed to its stockholders in the form of a dividend. This permits the directors of an Ohio corporation to make quick restructuring decisions and pay dividends without selling assets of the corporation or otherwise taking extraordinary actions to create a capital surplus.

Repurchase of Stock

   AK Holding. Under Delaware law, a corporation may repurchase or redeem its own stock only out of surplus and only if the purchase does not impair capital. However, a corporation may redeem preferred stock out of capital if those shares will be retired upon redemption and the stated capital of the corporation is reduced pursuant to a resolution of its board of directors by the amount of capital represented by those shares.

   Armco. Under Ohio law, a corporation may not purchase or redeem its own stock unless authorized to do so by its articles of incorporation or under particular circumstances and may not do so if immediately thereafter its assets would be less than its liabilities plus its stated capital, if any, or if the corporation is insolvent or would be rendered insolvent by the purchase or redemption. The Armco articles of incorporation authorize Armco to purchase stock of any class issued by Armco.

Fiduciary Duties of Directors

   AK Holding. Under Delaware law, the business and affairs of a corporation are managed by or under the direction of its boards of directors. In exercising their powers, directors are charged with the fiduciary duties of loyalty and care. A party challenging the decision of a board of directors generally bears the burden of rebutting the applicability of the so-called "business judgment rule," a presumption that, in making a business decision, directors acted on an informed basis, in good faith and in the honest belief that the action was taken in the best interests of the corporation, by demonstrating that, in reaching their decision, the directors breached one or more of their fiduciary duties. Unless this presumption is rebutted, the business judgment exercised by directors in making their decisions is not subject to judicial review. Where, however, the presumption is rebutted, and in some other circumstances, the directors bear the burden of demonstrating the entire fairness of the relevant transaction. In spite of the business judgment rule, Delaware courts may subject directors' conduct to enhanced scrutiny in taking defensive actions in response to a threat to corporate control or approving a transaction resulting in a sale of control.

   Armco. The fiduciary duties of directors are similar under Ohio law to directors' duties under Delaware law. Unlike Delaware, Ohio has codified the standards governing directors' duties. Ohio law provides that a director may be found to have violated his duties only by clear and convincing evidence, rather than the preponderance of the evidence standard applicable in most states. Further, Ohio law provides specific statutory authority for directors to consider, in addition to the interests of the corporation's shareholders, other factors including the interests of the corporation's employees, suppliers, creditors and customers; the economy of the state and nation; community and societal considerations; the long-term and short-term interests of the corporation and its shareholders; and the possibility that these interests may be best served by the continued independence of the corporation. Finally, Ohio law specifically provides that the selection of a time frame for the achievement of corporate goals shall be the responsibility of the directors.

Liability of Directors

   AK Holding. Delaware law permits a corporation to limit or eliminate the liability of its directors to the corporation or its stockholders for monetary damages arising from a breach of fiduciary duty, except under particular circumstances. These circumstances include a breach of the duty of loyalty to the corporation or its stockholders, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, a declaration of a dividend or the authorization of the repurchase or redemption of stock in violation of Delaware law or any transaction from which the director derived an improper personal benefit. The AK Holding certificate of incorporation eliminates director liability to the fullest extent permitted by Delaware law.

   Armco. Under Ohio law, a director is not liable for monetary damages unless it is proved by clear and convincing evidence that his action or failure to act was undertaken with deliberate intent to cause injury to the corporation or with reckless disregard for the best interests of the corporation. There is, however, no comparable provision limiting the liability of officers or other agents of a corporation. In addition, under Ohio law, in some circumstances a director is liable for the payment of illegal dividends and illegal redemptions and for loans to directors, officers or stockholders.

Indemnification of Directors and Officers

   AK Holding. Under Delaware law, a corporation may indemnify a director or officer of the corporation against expenses, including attorneys' fees, judgments, fines and settlement amounts actually and reasonably incurred in a civil or criminal action, suit or proceeding or by reason of being or having been a representative of the corporation. However, in a derivative action on behalf of the corporation, the corporation may indemnify a director or officer only against expenses incurred. This indemnification is available if the person acted in good faith and reasonably believed that his actions were in or not opposed to the best interests of the corporation and, in a criminal proceeding, had no reasonable cause to believe that his conduct was unlawful. In a derivative action brought on behalf of the corporation, this indemnification is limited to expenses incurred. Delaware law also provides that a corporation may advance a director or officer the expenses incurred in defending any action, if it receives an undertaking from the officer or director to repay the amount advanced if it is ultimately determined that the person is not entitled to indemnification.

   In any circumstance, determination of the amount of the indemnification must be made by a majority of the directors who are not parties to the action, even though less than a quorum, or, if there are no disinterested directors or if the directors so direct, by independent legal counsel. No indemnification for expenses in derivative actions is permitted under Delaware law if the person is found to be liable to the corporation, unless a court finds him entitled to indemnification. If, however, that person is successful in defending a third-party derivative action, indemnification for expenses incurred is mandatory. The indemnification provisions of Delaware law are nonexclusive of any other rights to which the party may be entitled under any bylaw, agreement or vote of stockholders or disinterested directors. The AK Holding certificate of incorporation provides for indemnification of directors and officers to the fullest extent permitted by law and authorize AK Holding to purchase and maintain insurance on behalf of this person whether or not AK Holding would have the power to indemnify this director or officer against liability under the AK Holding certificate of incorporation.

   Armco. Under Ohio law, corporations are authorized to indemnify directors and officers within prescribed limits and must indemnify them under some circumstances. Ohio law does not provide statutory authorization for a corporation to indemnify directors and officers for settlements, fines or judgments in the context of derivative suits. However, it provides that directors, but not officers, are entitled to mandatory advancement of expenses, including attorney's fees, incurred in defending any actions, including derivative actions, brought against the director, provided the director agrees to cooperate with the corporation concerning the matter and to repay the amount advanced if it is proved by clear and convincing evidence that his act or failure to act was done with deliberate intent to cause injury to the corporation or with reckless disregard for the corporation's best interests.

Anti-Takeover Provisions

   Delaware and Ohio law have statutes that delay or prevent unsolicited third party takeover attempts. These statutes encourage an acquiring company to negotiate seriously with a target company's board of directors in advance of a takeover attempt.

   AK Holding. Under Section 203 of the Delaware General Corporation Law, a corporation is prohibited from engaging in any business combination with a person who, together with his affiliates or associates, owns, or within a three-year period did own, 15% or more of the corporation's voting stock, an interested stockholder, unless:

  . prior to the date on which the person became an interested stockholder, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder,

  . the interested stockholder acquired 85% of the voting stock of the corporation, excluding specified shares, upon consummation of the transaction, or

  . on or after the date on which the person became an interested stockholder, the business combination is approved by the board of directors of the corporation and the affirmative vote, at a special meeting and not by written consent, of at least two-thirds of the outstanding voting shares of the corporation, excluding shares held by the interested stockholder.

   A business combination includes:

  . mergers, consolidations and sales or other dispositions of 10% or more of the assets of a corporation to or with an interested stockholder,

  . particular transactions resulting in the issuance or transfer to an interested stockholder of any stock of the corporation or its subsidiaries, and

  . other transactions resulting in a disproportionate financial benefit to an interested stockholder.

   Armco. Armco is subject to Chapter 1704 of the Ohio Revised Code, the Ohio Merger Moratorium Statute, which is similar in many respects to Section 203 of the Delaware General Corporation Law.

   Chapter 1704 governs business combinations and other transactions between an Ohio public company and an interested shareholder. An interested shareholder is a person who beneficially owns or has the right to vote 10% or more of a company's outstanding shares and who acquired the shares or voting rights without the prior approval of its board of directors.

   For three years after a person becomes an interested shareholder, the following transactions between the company and the interested shareholder or persons related to that shareholder are prohibited:

  .  the sale or acquisition of any interest in assets,

  .  mergers and similar transactions,

  .  a voluntary dissolution,

  . the issuance or transfer of shares or any rights to acquire shares in excess of 5% of the company's outstanding shares,

  . a transaction that increases the interested shareholder's proportionate ownership of the company, and

  . any other benefit that is not shared proportionately by all shareholders.

   After three years, transactions between the company and an interested shareholder generally require:

  . approval by at least a two-thirds majority shareholder vote, including a majority of shares not owned or controlled by the interested shareholder, or

  . satisfaction of the statutory fair price requirements that apply to shares held by persons other than the interested shareholder.

   The following are the major differences between Chapter 1704 of the Ohio General Corporation Law and Section 203 of the Delaware General Corporation
Law:

                Chapter 1704                                 Section 203
                ------------                                 -----------
 Triggered by the acquisition of 10% of the  Triggered by the acquisition of 15% of voting power without prior approval of the  voting power without prior approval of the
 board of directors                          board of directors
 Substantially all transactions with an      Transactions with an interested stockholder
 interested shareholder are prohibited for   are prohibited for three years unless
 three years                                 approved by at least 66 2/3% of the
                                             outstanding voting stock
 Prohibition continues after initial three-  Prohibition terminates after three years year period unless transaction is approved
 by the required percentage of shares or
 shareholders receive fair value
 No exemption for a person who acquires      Does not apply to a person who acquires 85%
 significant percentage of stock             of outstanding stock
 Right to vote revocable proxy is not        Right to vote revocable proxy is excluded
 expressly excluded from definition of       from definition of interested stockholder
 interested shareholder

   Armco is also subject to Section 1701.831 of the Ohio Revised Code, the Ohio Control Share Acquisition Act. Delaware law contains no comparable provision. The Ohio Control Share Acquisition Act prohibits a person from acquiring specific percentages of the voting power of an Ohio company, beginning at 20%, unless that person delivers a disclosure statement to the company. The company must then call a stockholders meeting within ten days after delivery of the statement, generally to be held within 50 days after delivery of the statement.

   The person may make the acquisition within 360 days if it is approved at the shareholders meeting by a majority of:

  .  the voting power present, and

  . the voting power present excluding interested shares, which are defined as shares of stock held by the person, officers or inside directors of the company.

  A quorum must be present at the meeting, meaning a majority of:

  .  the voting power of the company, and

  . the voting power of the company excluding shares held by interested shareholders.

   A company's articles or regulations may provide that the section does not apply. Armco has not opted out of Section 1701.831 of the Ohio Revised Code. Adoption of the merger agreement at the Armco special meeting will also constitute approval of the transaction for purposes of Section 1701.831 of the Ohio Revised Code.

   Section 1707.043 of the Ohio Revised Code also applies to Armco. Delaware law contains no comparable provision. This section provides that if a shareholder disposes of an Ohio company's stock for a profit of more than $250,000 within 18 months after announcing an intention to make a proposal to acquire control of the company, then the company may recover the profit unless the shareholder proves in court that:

  . its sole purpose in making the proposal was to acquire control of the company and it had reasonable grounds to believe it would succeed,

  . it did not make the proposal for the purpose of manipulating the market, increasing its profit or decreasing its loss, and

  . the proposal did not have a material adverse effect on the price or trading volume of the shares.

   Because neither Section 203 of Delaware law nor chapter 1704, section 1701.831 or section 1707.043 of Ohio law has been extensively interpreted by the courts of Delaware or Ohio, uncertainties exist concerning the application of each statute to particular transactions. Consequently, it is difficult to determine whether either statute would be more restrictive than the other with respect to any proposals to change control or otherwise alter the structure of AK Holding or Armco.

                                 LEGAL MATTERS

   The legality of the shares of AK Holding common stock to be issued in the merger will be passed on by John G. Hritz, Executive Vice President and General Counsel of AK Holding.

                                    EXPERTS

   The AK Holding consolidated financial statements incorporated in this prospectus by reference from AK Holding's Annual Report on Form 10-K for the year ended December 31, 1998 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

   The Armco consolidated financial statements incorporated in this prospectus by reference from Armco's Annual Report on Form 10-K for the year ended December 31, 1998 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                             STOCKHOLDER PROPOSALS

   Due to the contemplated closing of the merger, Armco does not currently expect to mail a proxy statement for its annual meeting of stockholders in the year 2000 because the separate corporate existence of Armco will cease upon the effectiveness of the merger. If the merger is not consummated, proposals of Armco stockholders to be included in the proxy statement to be mailed to all Armco stockholders entitled to vote at the 2000 annual meeting of Armco stockholders must be received at Armco's principal executive offices no later than November 15, 1999.

   Any proposal that a stockholder of AK Holding would like to include in AK Holding's proxy statement for its 2000 annual meeting of stockholders must be received at AK Holding's principal executive offices no later than January 20, 2000.

                                                                         ANNEX A

                                                                  EXECUTION COPY

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER

                            dated as of May 20, 1999

                                     among

                                   ARMCO INC.

                          AK STEEL HOLDING CORPORATION

                                      and

                              AK STEEL CORPORATION

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
 ARTICLE I  THE MERGER...................................................   1
    SECTION 1.1  The Merger.............................................    1
    SECTION 1.2  Effective Time.........................................    1
    SECTION 1.3  Closing of the Merger..................................    1
    SECTION 1.4  Effects of the Merger..................................    2
    SECTION 1.5  Certificate of Incorporation and Bylaws................    2
    SECTION 1.6  Directors..............................................    2
    SECTION 1.7  Officers...............................................    2
 ARTICLE II CONVERSION OF SECURITIES.....................................   2
    SECTION 2.1  Conversion of Securities...............................    2
    SECTION 2.3  Exchange Funds.........................................    6
    SECTION 2.4  Exchange and Election Procedures.......................    7
    SECTION 2.5  Distributions with Respect to Unsurrendered
                 Certificates...........................................    8
    SECTION 2.6  No Further Ownership Rights............................    8
    SECTION 2.7  No Fractional Shares of Parent Common Stock............    8
    SECTION 2.8  Dissenting Shares......................................   10
    SECTION 2.9  Termination of Exchange Fund...........................   10
    SECTION 2.10 No Liability...........................................   10
    SECTION 2.11 Investment of the Exchange Funds.......................   10
    SECTION 2.12 Lost Certificates......................................   10
    SECTION 2.13 Withholding Rights.....................................   11
    SECTION 2.14 Stock Transfer Books...................................   11
    SECTION 2.15 Affiliates.............................................   11
 ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY...............  11
    SECTION 3.1  Organization and Qualification; Subsidiaries...........   11
    SECTION 3.2  Capitalization of the Company and Its Subsidiaries.....   12
    SECTION 3.3  Authority Relative to This Agreement; Consents and
                 Approvals..............................................   13
    SECTION 3.4  SEC Reports; Financial Statements......................   13
    SECTION 3.5  No Undisclosed Liabilities.............................   14
    SECTION 3.6  Absence of Changes.....................................   15
    SECTION 3.7  Information Supplied...................................   16
    SECTION 3.8  Consents and Approvals; No Violations..................   16
    SECTION 3.9  No Default.............................................   17

                                                                            Page
                                                                            ----
    SECTION 3.10 Real Property............................................   17
    SECTION 3.11 Litigation...............................................   18
    SECTION 3.12 Company Permits; Compliance with Applicable Laws.........   18
    SECTION 3.13 Employee Plans...........................................   18
    SECTION 3.14 Labor Matters............................................   19
    SECTION 3.15 Environmental Matters....................................   20
    SECTION 3.16 Taxes....................................................   22
    SECTION 3.17 Absence of Questionable Payments.........................   23
    SECTION 3.18 Material Contracts.......................................   23
    SECTION 3.19 Insurance................................................   24
    SECTION 3.20 Insurance Business.......................................   24
    SECTION 3.21 Intellectual Property....................................   25
    SECTION 3.22 Year 2000................................................   26
    SECTION 3.23 Opinion of Financial Advisor.............................   26
    SECTION 3.24 Brokers..................................................   26
    SECTION 3.25 Accounting Matters; Tax Treatment........................   26
    SECTION 3.26 Takeover Statutes........................................   26
    SECTION 3.27 Amendment to the Company Rights Agreement................   26
 ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND SUBSIDIARY........  27
    SECTION 4.1  Organization.............................................   27
    SECTION 4.2  Capitalization of Parent.................................   27
    SECTION 4.3  Authority Relative to This Agreement.....................   28
    SECTION 4.4  SEC Reports; Financial Statements........................   28
    SECTION 4.5  No Undisclosed Liabilities...............................   29
    SECTION 4.6  Absence of Certain Changes or Events.....................   29
    SECTION 4.7  Information Supplied.....................................   29
    SECTION 4.8  Consents and Approvals; No Violations....................   29
    SECTION 4.9  Compliance with Applicable Laws..........................   30
    SECTION 4.10 Absence of Questionable Payments.........................   30
    SECTION 4.11 Year 2000................................................   30
    SECTION 4.12 Opinion of Financial Advisor.............................   30
    SECTION 4.13 Brokers..................................................   30
    SECTION 4.14 Accounting Matters; Tax Treatment........................   31

                                                                          Page
                                                                          ----
 ARTICLE V COVENANTS RELATED TO CONDUCT OF BUSINESS......................  31
    SECTION 5.1  Conduct of Business of the Company.....................   31
    SECTION 5.2  Conduct of Business of Parent..........................   33
    SECTION 5.3  Access to Information..................................   34
 ARTICLE VI ADDITIONAL AGREEMENTS........................................  34
    SECTION 6.1  Preparation of S-4 and the Proxy Statement.............   34
    SECTION 6.2  Letter of Accountants..................................   35
    SECTION 6.3  Meetings...............................................   35
    SECTION 6.4  Reasonable Best Efforts................................   36
    SECTION 6.5  No Solicitation; Acquisition Proposals.................   37
    SECTION 6.6  Public Announcements...................................   38
    SECTION 6.7  Indemnification; Directors' and Officers' Insurance....   38
    SECTION 6.8  Notification of Certain Matters........................   39
    SECTION 6.9  Pooling................................................   39
    SECTION 6.10 Tax-Free Reorganization Treatment......................   40
    SECTION 6.11 Employee Matters.......................................   40
    SECTION 6.12 Affiliate Letters......................................   40
    SECTION 6.13 SEC Filings............................................   41
    SECTION 6.14 Fees and Expenses......................................   41
    SECTION 6.15 Listing of Stock.......................................   41
    SECTION 6.16 Antitakeover Statutes..................................   41
    SECTION 6.17 Combined Operations....................................   42
 ARTICLE VII CONDITIONS TO CONSUMMATION OF THE MERGER....................  42
    SECTION 7.1  Conditions to Each Party's Obligations to Effect the
                 Merger.................................................   42
    SECTION 7.2  Conditions to the Obligations of the Parent and the
                 Operating Company......................................   42
    SECTION 7.3  Conditions to the Obligations of the Company...........   44
 ARTICLE VIII TERMINATION; AMENDMENT; WAIVER.............................  45
    SECTION 8.1  Termination by Mutual Agreement........................   45
    SECTION 8.2  Termination by Either Parent or the Company............   45
    SECTION 8.3  Termination by the Company.............................   45
    SECTION 8.4  Termination by Parent..................................   46
    SECTION 8.5  Effect of Termination and Abandonment..................   46
    SECTION 8.6  Amendment..............................................   47
    SECTION 8.7  Extension; Waiver......................................   47

                                                                            Page
                                                                            ----
 ARTICLE IX MISCELLANEOUS..................................................  48
    SECTION 9.1  Nonsurvival of Representations and Warranties............   48
    SECTION 9.2  Entire Agreement; Assignment.............................   48
    SECTION 9.3  Notices..................................................   48
    SECTION 9.4  Governing Law............................................   49
    SECTION 9.5  Descriptive Headings.....................................   49
    SECTION 9.6  Parties in Interest......................................   49
    SECTION 9.7  Severability.............................................   49
    SECTION 9.8  Specific Performance.....................................   49
    SECTION 9.9  Counterparts.............................................   50
    SECTION 9.10 Interpretation...........................................   50
    SECTION 9.11 Definitions..............................................   50
    SECTION 9.12 Certain Ohio Matters.....................................   51

                                                                         Defined
Defined Terms                                                            on Page
-------------                                                            -------
1998 Stock Incentive Plan...............................................    39
Acquiring Person........................................................    38
Acquiring Person Statement..............................................    49
Acquisition Proposal....................................................    71
Antitrust Law...........................................................    51
APB 16..................................................................    56
Assumed Stock Option....................................................     8
Audit Date..............................................................    21
Average Parent Stock Price..............................................     4
beneficial ownership....................................................    71
beneficially own........................................................    71
Cash Election...........................................................     6
Cash Election Notice....................................................     6
Cash Election Percentage................................................     6
CERCLA..................................................................    29
Certificates............................................................     9
Certificates of Merger..................................................     1
Change of Control Provisions............................................     5
Class A Preferred Stock.................................................     4
Class B Preferred Stock.................................................     4
Closing.................................................................     2
Closing Date............................................................     2
Code....................................................................     1
Common Exchange Fund....................................................     9
Common Merger Consideration.............................................     4
Common Shares Trust.....................................................    12
Company.................................................................     1
Company Agreements......................................................    23
Company Board...........................................................    18
Company Common Stock....................................................     3
Company Disclosure Schedule.............................................    15
Company Option Plans....................................................     8
Company Permits.........................................................    25
Company Preferred Stock.................................................     4
Company Required Approvals..............................................    23
Company Requisite Vote..................................................    18
Company Rights Agreement................................................    17
Company SEC Reports.....................................................    19
Company Stock Option....................................................     8
Company Stockholder Meeting.............................................    50
Company Year 2000 Plan..................................................    36
Confidentiality Agreement...............................................    49
Control Shares Acquisition Law..........................................    37
Covered Transactions....................................................    37
Current Premium.........................................................    54
Delaware Certificate of Merger..........................................     1
DGCL....................................................................     1
Dissenters Shares.......................................................    13
Distribution Date.......................................................    38
DOJ.....................................................................    51

                                                                         Defined
Defined Terms                                                            on Page
-------------                                                            -------
Effective Time..........................................................     2
Election Form...........................................................    10
Election Shares Trust...................................................    12
Employee Benefit Plan...................................................    26
Employee Benefit Plans..................................................    26
Environmental Costs and Liabilities.....................................    29
Environmental Law.......................................................    29
Excess Common Shares....................................................    12
Excess Election Shares..................................................    12
Exchange Act............................................................    19
Exchange Agent..........................................................     9
Exchange Ratio..........................................................     3
Excluded Shares.........................................................     3
Expenses................................................................    58
Expiration Date.........................................................    38
Final Conversion Date...................................................     5
Financial Advisor.......................................................    37
FTC.....................................................................    51
GAAP....................................................................    19
Governmental Entity.....................................................    23
Guaranty................................................................    20
Hazardous Material......................................................    29
HSR Act.................................................................    23
Incentive Program.......................................................     7
Indemnified Parties.....................................................    54
Insurance Departments...................................................    23
Insurance Laws..........................................................    35
Insurance Subsidiaries..................................................    34
Intellectual Property...................................................    36
know....................................................................    71
knowledge...............................................................    71
Law.....................................................................    24
Lien....................................................................    17
Lower Collar............................................................     4
Material Adverse Effect.................................................    71
Material Contracts......................................................    34
Measurement Period......................................................     4
Merger..................................................................     1
Merger Consideration....................................................     5
Multiemployer Plan......................................................    26
Multiple Employer Plans.................................................    26
NNIC....................................................................    20
NYSE....................................................................     4
OCI.....................................................................    20
OGCL....................................................................     1
Ohio Certificate of Merger..............................................     1
Operating Company.......................................................     1
Orders..................................................................    20
OSHA....................................................................    29

                                                                         Defined
Defined Terms                                                            on Page
-------------                                                            -------
Parent..................................................................     1
Parent $3.625 Preferred Stock...........................................     5
Parent and Operating Company Agreements.................................    42
Parent Board............................................................    40
Parent Common Stock.....................................................     3
Parent Disclosure Schedule..............................................    38
Parent Expenses.........................................................    66
Parent Preferred Stock..................................................    38
Parent Required Approvals...............................................    42
Parent Requisite Vote...................................................    40
Parent Rights...........................................................     3
Parent Rights Agreement.................................................     3
Parent SEC Reports......................................................    40
Parent Stockholder Meeting..............................................    50
Parent Year 2000 Plan...................................................    43
Permits.................................................................    35
person..................................................................    71
Preferred Exchange Fund.................................................     9
Preferred Merger Consideration..........................................     5
Proxy Statement.........................................................    22
Real Property Leases....................................................    24
Release.................................................................    29
Remedial Action.........................................................    29
Representative..........................................................    10
Rights..................................................................    38
S-4.....................................................................    22
SAP Financial Statements................................................    19
SEC.....................................................................     1
Securities Act..........................................................    15
Share...................................................................     3
Share Issuance..........................................................    22
Shares..................................................................     3
Stat....................................................................    19
subsidiary..............................................................    71
Superior Proposal.......................................................    52
Surviving Corporation...................................................     1
Takeover Statutes.......................................................    37
Tax Returns.............................................................    32
Taxes...................................................................    32
Termination Date........................................................    63
Termination Notice......................................................     4
Top-Up Intent Notice....................................................     4
Voting Shares...........................................................    18
WARN Act................................................................    28

                          AGREEMENT AND PLAN OF MERGER

   THIS AGREEMENT AND PLAN OF MERGER, dated as of May 20, 1999 is among ARMCO INC., an Ohio corporation (the "Company"), AK STEEL HOLDING CORPORATION, a Delaware corporation ("Parent"), and AK STEEL CORPORATION, a Delaware corporation and a direct wholly owned subsidiary (as hereinafter defined) of Parent (the "Operating Company").

   WHEREAS, the respective Boards of Directors of the Company, Parent and the Operating Company, and Parent as the sole stockholder of the Operating Company, each have, in light of and subject to the terms and conditions set forth herein, resolved to deem this Agreement and the transactions contemplated hereby, including the Merger (as defined in Section 1.1), taken together, advisable and fair to, and in the best interests of, their respective stockholders;

   WHEREAS, for federal income Tax (as defined in Section 3.16) purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

   WHEREAS, for accounting purposes, it is intended that the Merger be accounted for as a "pooling of interests" under APB 16 (as defined in Section 6.9(a)) and the applicable rules and regulations of the Securities and Exchange Commission (the "SEC"); and

   NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the Company, Parent and the Operating Company hereby agree as follows:

                                   ARTICLE I

                                   THE MERGER

   SECTION 1.1 The Merger. At the Effective Time (as defined in Section 1.2), upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the "DGCL") and the Ohio General Corporation Law (the "OGCL"), the Company shall be merged with and into the Operating Company ("Merger"). Following the Merger, the Operating Company shall continue as the surviving corporation (the "Surviving Corporation") and shall continue its corporate existence under the DGCL, and the separate corporate existence of the Company shall cease.

   SECTION 1.2 Effective Time. Subject to the provisions of this Agreement, Parent, the Operating Company and the Company shall cause the Merger to be consummated by (i) filing a certificate of merger complying with the DGCL with the Secretary of State of the State of Delaware (the "Delaware Certificate of Merger") and (ii) filing a certificate of merger (the "Ohio Certificate of Merger" and, together with the Delaware Certificate of Merger, the "Certificates of Merger") complying with the OGCL with the Secretary of State of the State of Ohio, in each case as soon as practicable on or after the Closing Date (as defined in Section 1.3). The Merger shall become effective upon the later of such filings or at such time thereafter as is provided in the Certificates of Merger (the "Effective Time").

   SECTION 1.3 Closing of the Merger. The closing of the Merger (the "Closing") will take place at a time and on a date (the "Closing Date") to be specified by the parties, which shall be no later than the tenth business day (or such fewer number of business days as Parent shall determine (upon not less than two business days' notice to the Company)) after satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153, unless another time, date or place is agreed to in writing by the parties hereto.

   SECTION 1.4 Effects of the Merger. The Merger shall have the effects set forth in the DGCL and the OGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, immunities, powers and franchises of the Company and the Operating Company shall vest in the Surviving Corporation, and all debts, liabilities, obligations and duties of the Company and the Operating Company shall become the debts, liabilities, obligations and duties of the Surviving Corporation.

   SECTION 1.5 Certificate of Incorporation and Bylaws. The Certificate of Incorporation of the Operating Company in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation, until amended in accordance with such Certificate of Incorporation and the DGCL. The Bylaws of the Operating Company in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation, until amended in accordance with such Bylaws, the Certificate of Incorporation and the DGCL.

   SECTION 1.6 Directors. The directors of the Operating Company immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until such director's successor is duly elected or appointed and qualified.

   SECTION 1.7 Officers. The officers of the Operating Company at the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until such officer's successor is duly elected or appointed and qualified.

                                   ARTICLE II

                            CONVERSION OF SECURITIES

   SECTION 2.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of any of the parties hereto or any holder of shares of Company Common Stock (as defined in Section 2.1(c)) or Company Preferred Stock (as defined in Section 2.1(d)):

   (a) Securities of the Operating Company and Parent. The issued and outstanding securities of the Operating Company shall remain outstanding and shall be unchanged as a result of the Merger. The issued and outstanding securities of Parent shall remain outstanding and shall be unchanged as a result of the Merger.

   (b) Cancellation of Treasury Shares and Parent-Owned Shares. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is owned by the Company, or by Parent, the Operating Company or any other subsidiary of Parent (other than shares in trust accounts, managed accounts, custodial accounts and the like that are beneficially owned by third parties) shall automatically be cancelled and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.

   (c) Conversion of Company Common Stock. Subject to the provisions of Section 2.1(e), each share of common stock, par value $.01 per share, of the Company (including the associated Rights (as defined in the Company Rights Agreement referred to in Section 3.2(a)), "Company Common Stock") issued and outstanding immediately prior to the Effective Time (individually, a "Share" and collectively, the "Shares") (other than Shares to be cancelled in accordance with Section 2.1(b) and any Dissenters Shares (as defined in Section 2.8) (collectively, "Excluded Shares")), shall be converted into and be exchangeable for the right to receive a fraction (rounded to the nearest ten thousandth) of a fully paid and non-assessable share of common stock, par value $.01 per share, of Parent (including the associated rights (the "Parent Rights") to purchase shares of Series A Junior Preferred Stock pursuant to the Rights Agreement, dated as of January 23, 1996, between Parent and The Bank of New York as predecessor to The Fifth Third Bank, as Rights Agent (the

"Parent Rights Agreement"), "Parent Common Stock"), such fraction to be in the ratio provided below (the "Exchange Ratio"). If the Average Parent Stock Price (as hereinafter defined) is:

    (i) greater than $28.21, the Exchange Ratio shall be $8.00 divided by the Average Parent Stock Price;

    (ii) equal to or greater than $26.44 but less than or equal to $28.21, the Exchange Ratio shall be fixed at 0.2836;

    (iii) equal to or greater than $22.00 but less than $26.44, the Exchange Ratio shall be $7.50 divided by the Average Parent Stock Price; or

    (iv) less than $22.00 (the "Lower Collar"), the Exchange Ratio shall be fixed at 0.3409;

provided that if the Average Parent Stock Price is less than the Lower Collar, the Company shall have the right to give written notice to Parent (a "Termination Notice") that the Company elects to terminate this Agreement. Any Termination Notice shall be delivered to Parent no later than 5:00 p.m. New York City time on the first business day following the last day of the Measurement Period (as hereinafter defined). If the Company delivers a timely Termination Notice, Parent shall have the right to give written notice to the Company (the "Top-Up Intent Notice") that Parent elects to increase the Exchange Ratio such that the product of the Exchange Ratio as so increased and the Average Parent Stock Price shall equal $7.50. Any Top-Up Intent Notice shall be delivered to the Company no later than 5:00 p.m. New York City time on the third business day prior to the date of the Company Stockholder Meeting (as defined in Section 6.3(a)). As used herein, the "Average Parent Stock Price" shall mean the average of the per share closing prices of Parent Common Stock (rounded to the nearest ten thousandth) on the New York Stock Exchange, Inc. ("NYSE") (as reported in the New York City edition of The Wall Street Journal or, if not reported thereby, another nationally recognized source) during the ten consecutive trading day period (the "Measurement Period") ending on the sixth trading day prior to the Company Stockholder Meeting). All shares of Parent Common Stock issued pursuant to this Section 2.1(c), together with the cash (if any) to be delivered pursuant to Section 2.1(e)(i) and any cash in lieu of fractional shares to be paid in respect of such Parent Common Stock pursuant to Section 2.7, is referred to herein as the "Common Merger Consideration".

   (d) Conversion of Company Preferred Stock.

     (i) Each share of Class A Preferred Stock of the Company, no par value ("Class A Preferred Stock"), other than the $3.625 Cumulative Convertible Preferred Stock of the Company (the "$3.625 Preferred Stock"), and each share of Class B Preferred Stock of the Company, par value $1.00 per share ("Class B Preferred Stock" and collectively with the Class A Preferred Stock, the "Company Preferred Stock") issued and outstanding immediately prior to the Effective Time (other than shares of Company Preferred Stock held by the Company, Parent or the Operating Company) shall be converted into and be exchangeable for the right to receive, at the election of the holder of such share made in accordance with Section 2.4(b), (x) cash in an amount equal to the redemption price of such class or series of the Company Preferred Stock, if such share of Company Preferred Stock were redeemed by the Company immediately prior to the Effective Time in accordance with the Amended Articles of Incorporation of the Company (plus an amount equal to the dividends that would have accrued on such Company Preferred Stock from the Effective Time through the Final Conversion Date (as hereinafter defined)) or (y) the number of shares of Parent Common Stock such holder would have been entitled to receive pursuant to Section 2.1(c) if such holder had converted such Company Preferred Stock into shares of Company Common Stock immediately prior to the Effective Time in accordance with the Amended Articles of Incorporation of the Company, plus a cash payment in the amount of any accrued and unpaid dividend which such holder would have been entitled to receive upon the conversion of such shares of Company Preferred Stock in accordance with the Amended Articles of Incorporation of the Company if the date of the conversion was the date of the holder's election to take shares of Parent Common Stock under this clause (y); provided, that if such holder fails to make such election in accordance with Section 2.4(b) within 30 days following the mailing by the Surviving Corporation of a notice to each such holder that the Effective Time has occurred (such 30th day following such mailing being referred to herein as the "Final Conversion Date"), each such share of Company Preferred Stock held by such holder shall be converted into and be exchangeable for the right to receive cash in accordance with clause (x) of this Section 2.1(d)(i).
     (ii) Subject to the provisions of Section 2.1(e), each share of $3.625 Preferred Stock issued and outstanding immediately prior to the Effective Time (other than shares of $3.625 Preferred Stock held by the Company, Parent or the Operating Company) shall be converted into and be exchangeable for the right to receive one share of Parent Preferred Stock (as defined in Section 4.2(a)), designated as Parent's $3.625 Cumulative Convertible Preferred Stock ("Parent $3.625 Preferred Stock"), which stock shall have the same rights, preferences, privileges, qualifications, limitations and restrictions as the $3.625 Preferred Stock, except that, subject to the provisions of paragraph 8 of Subdivision E of Section 2 of Article Fourth of the Amended Articles of Incorporation of the Company (the "Change of Control Provisions"), the rate at which the $3.625 Preferred Stock of the Company is convertible into Company Common Stock immediately prior to the Effective Time shall be multiplied by the Exchange Ratio to determine the initial rate at which Parent $3.625 Preferred Stock shall be convertible into Parent Common Stock following the Effective Time.

   The cash to be delivered pursuant to Section 2.1(d)(i) and, if applicable,
Section 2.1(e)(ii), the shares of Parent $3.625 Preferred Stock to be issued pursuant to Section 2.1(d)(ii) and, if applicable, the shares of Parent Common Stock to be issued pursuant to Section 2.1(d)(i) or 2.1(e)(ii), together with any cash in lieu of fractional shares to be paid in respect of such Parent Common Stock pursuant to Section 2.7, is referred to herein as the "Preferred Merger Consideration" and, together with the Common Merger Consideration, is referred to as the "Merger Consideration".

   (e) Parent Cash Election. Notwithstanding the provisions of Sections 2.1(c) and 2.1(d)(ii), if Parent's independent accountants do not deliver the letter contemplated by Section 6.9(b) hereof as of the date the S-4 (as defined in Section 3.7) is declared effective:

     (i) Parent shall have the right (the "Cash Election"), by written notice (the "Cash Election Notice") to the Company delivered prior to the date the S-4 is declared effective, to cause up to 25% of the Shares to be converted into the right to receive cash in lieu of Parent Common Stock. The Cash Election Notice shall specify the percentage (expressed as a fraction, the "Cash Election Percentage") of the Shares to be so converted into cash. If a Cash Election Notice is delivered, each Share (other than Excluded Shares) shall be converted into and be exchangeable for the right to receive (x) cash in an amount equal to the product of (A) the Per Share Value (as hereunder defined) and (B) the Cash Election Percentage and (y) a fraction of a share of Parent Common Stock equal to the product of (C) the Exchange Ratio and (D) one (1) minus the Cash Election Percentage. For purposes of this Section 2.1(e)(i), "Per Share Value" shall mean: if the Average Parent Stock Price is (q) greater than $28.21, $8.00; (r) equal to or greater than $26.44 but less than or equal to $28.21, the Average Parent Stock Price multiplied by the Exchange Ratio; (s) equal to or greater than $22.00 but less than $26.44, $7.50; or (t) less than $22.00, the Average Parent Stock Price multiplied by the Exchange Ratio (unless the Company gives a Termination Notice and Parent gives a Top-Up Intent Notice, in which case the Per Share Value shall be $7.50); and

     (ii) each share of $3.625 Preferred Stock issued and outstanding immediately prior to the Effective Time (other than shares of $3.625 Preferred Stock held by the Company, Parent or the Operating Company) shall be converted into and be exchangeable for the right to receive, at the election of the holder of such share made in accordance with Section 2.4(b), (x) cash in an amount equal to the redemption price of the $3.625 Preferred Stock, if such share of $3.625 Preferred Stock were redeemed by the Company immediately prior to the Effective Time in accordance with the Amended Articles of Incorporation of the Company (plus an amount equal to the dividends that would have accrued on such $3.625 Preferred Stock from the Effective Time through the Final Conversion Date) or (y) the greater of
  (A) the number of shares of Parent Common Stock such holder would have been entitled to receive pursuant to Section 2.1(c) if such holder had converted such $3.625 Preferred Stock into shares of Company Common Stock immediately prior to the Effective Time in accordance with the Amended Articles of Incorporation of the Company and (B) the number of shares of Parent Common Stock such holder would have been entitled to receive pursuant to Section 2.1(c) if such holder had converted such $3.625 Preferred Stock into shares of Company Common Stock pursuant to the Change of Control Provisions plus a cash payment in the amount of any accrued and unpaid dividend which such holder would have been entitled to receive upon the conversion of such $3.625 Preferred Stock in accordance with the Amended Articles of Incorporation of the Company if the date of conversion was the date of the holder's election to take shares of Parent Common Stock under this clause
  (y); provided, that if such holder fails to make such election in accordance with Section 2.4(b) within 45 days following the mailing by the Surviving Corporation of a notice to each such holder that the Effective Time has occurred, each share of $3.625 Preferred Stock held by such holder shall be converted into and be exchangeable for the right to receive cash in accordance with clause (x) of this Section 2.1(e)(ii).

   (f) Certain Adjustments. If between the date of this Agreement and the Effective Time the outstanding shares of Parent Common Stock shall have been changed into a different number of shares or a different class by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or any similar event, the amount of shares of Parent Common Stock constituting the Exchange Ratio shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or such similar event.

   (g) Tax Opinion Adjustment. If, based on the Merger Consideration payable pursuant to Sections 2.1(c) and 2.1(d), and taking into account Section 2.1(e), the tax opinions referred to in Sections 7.2(d) and 7.3(d) hereof cannot be delivered as a result of the Merger potentially failing to satisfy continuity of interest requirements under applicable Federal income tax principles relating to reorganizations under Section 368(a) of the Code (as reasonably determined by Weil, Gotshal & Manges LLP and Arnold & Porter, such determination to be made (v) assuming that each share of Company Preferred Stock, other than the $3.625 Preferred Stock and shares of Company Preferred Stock held by the Company, Parent or the Operating Company, shall be converted into cash, (w) if the provisions of Section 2.1(e) are applicable, by taking into account the Cash Election Percentage and assuming that each share of $3.625 Preferred Stock, other than shares of $3.625 Preferred Stock held by the Company, Parent or the Operating Company, shall be converted into cash (x) taking into account Dissenters Shares and cash issued in lieu of fractional shares, if any, (y) using the Closing Date Price (as hereinafter defined) as the measure of value of the shares of Parent Common Stock issued as Merger Consideration and (z) requiring that the total value of such Parent Common Stock issued as Merger Consideration represent no less than 45% of the total consideration issued and to be issued in the Merger to all holders of Shares), then the Common Merger Consideration shall be adjusted by reducing, to the extent necessary to enable the tax opinions to be rendered, the amount of cash to be delivered to the holders of Shares, for each Share converted, and in lieu thereof delivering to such holders such number of shares of Parent Common Stock equal to (x) the amount by which the cash component of the Common Merger Consideration is reduced, pursuant to this clause, in order to enable the rendering of the tax opinions, divided by (y) the Closing Date Price.

   For purposes hereof, the "Closing Date Price" of a share of Parent Common Stock shall be the closing sales price of Parent Common Stock as reported on the NYSE as of the close of the trading day immediately prior to the Closing Date.

   SECTION 2.2 Stock Options

   (a) As soon as practicable following the date of this Agreement, Parent and the Company (or, if appropriate, any committee of the Board of Directors of the Company administering Company's 1988 Stock Option Plan, 1993 Long-Term Incentive Plan, Amended 1993 Long-Term Incentive Plan, 1996 Incentive Plan and 1997-1999 Long-Term Incentive Program (the "Incentive Program') (collectively, the "Company Option Plans")) shall take such action as may be required to effect the following provisions of this

Section 2.2(a). Subject to the provisions of Section 16 of the Exchange Act (as defined in Section 3.4), as of the Effective Time each option to purchase Shares pursuant to the Company Option Plans (a Company Stock Option") which is then outstanding shall be converted into an option (or a new substitute option shall be granted) (an Assumed Stock Option") to purchase the number of shares of Parent Common Stock (rounded up to the nearest whole share) equal to (x) the number of Shares subject to such option multiplied by (y) the Exchange Ratio, at an exercise price per share of Parent Common Stock (rounded down to the nearest penny) equal to (A) the former exercise price per share of Company Common Stock under such option immediately prior to the Effective Time divided by (B) the Exchange Ratio; provided, however, that in the case of any Company Stock Option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code, the conversion formula shall be adjusted, if necessary, to comply with Section 424(a) of the Code. Except as provided above, the Assumed Stock Options shall be subject to the same terms and conditions (including expiration date and exercise provisions) as were applicable to the converted Company Stock Option immediately prior to the Effective Time. The Company (including any committee of the Board of Directors administering the Company Option Plans) shall take such action as may be necessary to provide that the vesting of the exercisability of any Company Stock Option will not be accelerated through the Merger or this Agreement, except as otherwise provided in the Company Option Plans or in any agreement in effect on the date hereof between the Company and any holder of a Company Stock Option.

   (b) As soon as practicable after the Effective Time, Parent shall deliver to the holders of Company Stock Options appropriate notices setting forth such holders' rights pursuant to the respective Company Option Plans and the agreements evidencing the grants of such Company Stock Options and that such Company Stock Options and agreements shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 2.2) after giving effect to the Merger and the provisions set forth above. Parent shall comply with the terms of the Company Option Plans.

   (c) Parent shall take such actions as are reasonably necessary for the conversion of the Company Option Plans or the Company Stock Options pursuant to this Section 2.2, including the reservation, issuance and listing of Parent Common Stock as is necessary to effectuate the transactions contemplated by this Section 2.2. Parent shall prepare and file with the SEC, and use its reasonable best efforts to cause to become effective, on or prior to the date of the Effective Time a registration statement on Form S-8 or other appropriate form with respect to shares of Parent Common Stock subject to the Assumed Stock Options and shall maintain the effectiveness of such registration statement or registration statements covering such Assumed Stock Options (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Assumed Stock Options remain outstanding. With respect to those individuals, if any, who subsequent to the Effective Time will be subject to the reporting requirements under Section 16(a) of the Exchange Act, where applicable, Parent shall use all reasonable efforts to administer the Company Option Plans assumed pursuant to this Section 2.2 in a manner that complies with Rule 16b-3 promulgated under the Exchange Act to the extent the applicable Company Option Plan complied with such Rule prior to the Merger.

   SECTION 2.3 Exchange Funds.

    (a) Prior to the Effective Time, Parent shall appoint a commercial bank or trust company reasonably acceptable to the Company to act as exchange agent hereunder for the purpose of exchanging Shares for the Common Merger Consideration and Company Preferred Stock for the Preferred Merger Consideration (the Exchange Agent").

    (b) At or prior to the Effective Time, Parent shall deposit with the Exchange Agent, in trust for the benefit of holders of Shares, certificates representing the Parent Common Stock issuable pursuant to Section 2.1 in exchange for outstanding Shares. Parent agrees to make available to the Exchange Agent from time to time as needed, cash sufficient to pay cash in lieu of fractional shares pursuant to Section 2.7 and any dividends and other distributions pursuant to Section 2.5. Any cash and certificates of Parent Common Stock deposited with the Exchange Agent pursuant to this Section 2.3(b) shall hereinafter be referred to as the "Common Exchange Fund."

    (c) At or prior to the Effective Time, Parent shall deposit with the Exchange Agent, in trust for the benefit of holders of the Company Preferred Stock, cash payable pursuant to Section 2.1(d)(i) or 2.1(e)(ii) in exchange for outstanding shares of Company Preferred Stock, and certificates representing the Parent Common Stock and/or Parent $3.625 Preferred Stock issuable pursuant to Section 2.1(d). Parent agrees to make available to the Exchange Agent from time to time as needed, cash sufficient to pay cash in lieu of fractional shares pursuant to Section 2.7 and any dividends and other distributions pursuant to Section 2.5. Any cash and certificates of Parent Common Stock deposited with the Exchange Agent pursuant to this Section 2.3(c) shall hereinafter be referred to as the "Preferred Exchange Fund."

   SECTION 2.4 Exchange and Election Procedures.

   (a) Subject to Section 2.4(b), as soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares or outstanding shares of Company Preferred Stock (the "Certificates") (i) a letter of transmittal which shall specify that delivery shall be effective, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, and which letter shall be in customary form and have such other provisions as Parent may reasonably specify; and (ii) instructions for effecting the surrender of such Certificates in exchange for the applicable Merger Consideration. Upon surrender of a Certificate to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor, as applicable, (A) shares of Parent Common Stock or Parent $3.625 Preferred Stock representing, in the aggregate, the whole number of shares that such holder has the right to receive pursuant to Section 2.1 (after taking into account all Shares or shares of Company Preferred Stock then held by such holder) and (B) a check in the amount equal to the cash that such holder has the right to receive pursuant to the provisions of this Article II, including cash in lieu of any fractional shares of Parent Common Stock pursuant to Section 2.7 and any dividends and other distributions pursuant to Section 2.5. No interest will be paid or will accrue on any cash payable pursuant to Section 2.1, 2.5 or 2.7. In the event of a transfer of ownership of Company Common Stock or Company Preferred Stock which is not registered in the transfer records of the Company, shares of Parent Common Stock evidencing, in the aggregate, the proper number of shares of Parent Common Stock or Parent $3.625 Preferred Stock, a check in the proper amount of cash in lieu of any fractional shares of Parent Common Stock pursuant to Section 2.7 and any dividends or other distributions to which such holder is entitled pursuant to Section 2.5, may be issued with respect to such Shares or shares of Company Preferred Stock to such a transferee if the Certificate representing such Shares or shares of Company Preferred Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid.

   (b) As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of a Certificate representing Company Preferred Stock, in addition to the letter of transmittal and instructions referred to in Section 2.4(a), an election form in such form as Parent and Company shall mutually agree (each, an "Election Form"), together with instructions for effecting the election to be made by such holder pursuant to Section 2.1(d) or 2.1(e). Each Election Form shall permit the holder (or the beneficial owner through appropriate and customary documentation and instructions) to choose to receive the alternate forms of consideration set forth in Section 2.1(d) or 2.1(e) for all (but not less than all) such holder's shares of Company Preferred Stock. Holders of record of shares of Company Preferred Stock who hold such shares as nominees, trustees or in other representative capacities (each, a "Representative") may submit multiple Election Forms, provided that such Representative certifies that each such Election Form covers all of the shares of Company Preferred Stock held by such Representative for a particular beneficial owner. Election Forms in respect of Company Preferred Stock (other than $3.625 Preferred Stock) must be properly completed and submitted on or before 5:00 p.m. (New York City time) on the 30th day following the mailing of the Election Form and accompanying instructions by the Exchange Agent. Election Forms in respect of $3.625 Preferred Stock must be properly completed and submitted on or before 5:00 p.m. (New York City time) on the 45th day following the mailing of the Election Form and accompanying instructions by the Exchange Agent. An Election Form shall be deemed properly completed only if accompanied by one or more Certificates and the letter of transmittal contemplated by Section 2.4(a). Any Election Form may be revoked or changed by the person submitting such Election Form on or prior to the applicable election deadline.

   Parent will have the discretion, which it may delegate in whole or in part to the Exchange Agent, to determine whether Election Forms have been properly completed, signed and submitted or revoked and to disregard immaterial defects in forms of election. If Parent (or the Exchange Agent) shall determine that any purported Election was not properly made, such purported Election shall have no force or effect. The decision of Parent (or the Exchange Agent) in all such matters shall be conclusive and binding. Neither Parent nor the Exchange Agent will be under any obligation to notify any person of any defect in an Election Form submitted to the Exchange Agent.

   SECTION 2.5 Distributions with Respect to Unsurrendered Certificates. No dividends or other distributions declared or made with respect to shares of Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate representing Shares of Company Common Stock with respect to the shares of Parent Common Stock that such holder would be entitled to receive upon surrender of such Certificate and no cash payment in lieu of fractional shares of Parent Common Stock shall be paid to any such holder pursuant to Section 2.7 until such holder shall surrender such Certificate in accordance with Section 2.4. Subject to the effect of applicable Laws (as defined in Section 3.9), following surrender of any such Certificate, there shall be paid to such holder of shares of Parent Common Stock issuable in exchange therefor, without interest, (a) promptly after the time of such surrender, the amount of any cash payable in lieu of fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.7 and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock, and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such shares of Parent Common Stock.

   SECTION 2.6 No Further Ownership Rights. From and after the Effective Time, dividends shall cease to accrue on the Company Preferred Stock. All shares of Parent Common Stock and Parent $3.625 Preferred Stock issued and cash paid upon conversion of the Shares and the shares of Company Preferred Stock in accordance with the terms of this Article II (including any cash paid pursuant to Sections 2.5 and 2.7) shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the Shares and the shares of Company Preferred Stock.

   SECTION 2.7 No Fractional Shares of Parent Common Stock.

   (a) No certificates or scrip of shares of Parent Common Stock representing fractional shares of Parent Common Stock or book-entry credit of the same shall be issued upon the surrender for exchange of Certificates and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a shareholder of Parent or a holder of shares of Parent Common Stock.

   (b Notwithstanding any other provision of this Agreement, each holder of Shares or Company Preferred Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount and in the manner described below:

     (i) As promptly as practicable following the Effective Time, the Exchange Agent shall determine the excess of (A) the number of full shares of Parent Common Stock that would be issuable pursuant to Section 2.1(c) but for the operation of this Section 2.7 over (B) the aggregate number of full shares of Parent Common Stock to be distributed to holders of Shares giving effect to the operation of this

  Section 2.7 (such excess being herein called the "Excess Common Shares"). Following the Effective Time, the Exchange Agent, as agent for the holders of Shares, shall sell the Excess Common Shares at then prevailing prices on the NYSE, all in the manner provided in subsection (iii) of this Section 2.7.

     (ii) As promptly as practicable following the 30-day election period referred to in Section 2.1(d)(i) and the 45-day election period referred to in Section 2.1(e)(ii), the Exchange Agent shall determine the excess of (A) the number of full shares of Parent Common Stock that would be issuable pursuant to Section 2.1(d) but for the operation of this Section 2.7 over
  (B) the aggregate number of full shares of Parent Common Stock to be distributed to holders of Shares giving effect to the operation of this
  Section 2.7 (such excess being herein called the "Excess Election Shares"). Following the applicable election period, the Exchange Agent, as agent for the holders of the Company Preferred Stock, shall sell the Excess Election Shares at then prevailing prices on the NYSE, all in the manner provided in subsection (iii) of this Section 2.7.

     (iii) The sale of the Excess Common Shares and Excess Elected Shares by the Exchange Agent shall be executed on the NYSE through one or more member firms of the NYSE and shall be executed in round lots to the extent practicable. The Exchange Agent shall use all reasonable efforts to complete the sale of the Excess Common Shares as promptly following the Effective Time and the Excess Election Shares following the applicable election period as, in the Exchange Agent's reasonable judgment, is practicable consistent with obtaining the best execution of such sales in light of prevailing market conditions. Until the net proceeds of such sale or sales have been distributed to the holders of Shares or the holders of the Company Preferred Stock, the Exchange Agent will hold such proceeds in trust for such holders (the "Common Shares Trust" and the "Election Shares Trust," respectively). The Exchange Agent shall determine the portion of the Common Shares Trust to which each holder of Shares shall be entitled, if any, by multiplying the amount of the aggregate net proceeds comprising the Common Shares Trust by a fraction, the numerator of which is the amount of fractional share interests to which such holder is entitled (after taking into account all Shares held at the Effective Time by such holder) and the denominator of which is the aggregate amount of fractional share interests to which all holders of Shares are entitled. The Exchange Agent shall determine the portion of the Election Shares Trust to which each applicable holder of shares of Company Preferred Stock shall be entitled, if any, by multiplying the amount of the aggregate net proceeds comprising the Election Shares Trust by a fraction, the numerator of which is the amount of fractional share interests to which such holder of applicable Company Preferred Stock is entitled (after taking into account all Company Preferred Stock held at the end of the applicable election period by such holder) and the denominator of which is the aggregate amount of fractional share interests to which all holders of applicable Company Preferred Stock are entitled.

     (iv) Notwithstanding the provisions of subsections (i) and (ii) of this
  Section 2.7, Parent may elect prior to the Effective Time, in lieu of the issuance and sale of Excess Common Shares and Excess Election Shares and the making of the payments contemplated in such subsections, to pay to the Exchange Agent an amount sufficient for the Exchange Agent to pay each holder of Shares and Company Preferred Stock an amount in cash equal to the product of (A) such fractional part of a share of Parent Common Stock multiplied by (B) the closing price on the NYSE (as reported in the New York City edition of The Wall Street Journal or, if not reported thereby, another nationally recognized source) for a share of Parent Common Stock on the date of the Effective Time, and, in such case, all references herein to the cash proceeds of the sale of the Excess Common Shares, Excess Election Shares and similar references shall be deemed to mean and refer to the payments calculated as set forth in this subsection (iv). In such event, Excess Common Shares and Excess Election Shares shall not be issued or otherwise transferred to the Exchange Agent pursuant to Section 2.7.

     (v) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Shares with respect to any fractional share interests, the Exchange Agent shall make available such amounts, net of any required withholding (and without interest), to such holders.

   SECTION 2.8 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock and Company Preferred Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger and who has exercised dissenters' rights in respect of such shares of Company Common Stock or Company Preferred Stock in accordance with the OGCL ("Dissenters Shares") shall not be converted into a right to receive the applicable Merger Consideration unless such holder fails to perfect or withdraws or otherwise loses his dissenters' or objecting shareholders' rights. Dissenters Shares shall be treated in accordance with
Section 1701.85 of the OGCL. If after the Effective Time such holder fails to perfect or withdraws or otherwise loses his right to demand the payment of fair value for Dissenters Shares under the OGCL, such shares of Company Common Stock or Company Preferred Stock, as the case may be, shall be treated as if they had been converted as of the Effective Time into a right to receive the applicable Merger Consideration without interest. The Company shall give Parent prompt notice of any demands received by the Company for the exercise of dissenters' rights with respect to shares of Company Common Stock or Company Preferred Stock and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands. In the event any amounts shall become due and payable in respect of such demands, such amounts shall be paid by the Company.

   SECTION 2.9 Termination of Exchange Fund. Any portion of the Common Exchange Fund or the Preferred Exchange Fund which remains undistributed to the holders of Certificates for six months after the Effective Time (and any portion of either Exchange Fund that is not required to be distributed by reason of stockholders' elections (or the absence thereof) pursuant to Section 2.1) shall be delivered to Parent or otherwise on the instruction of Parent, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation and Parent for the Merger Consideration exchangeable for such Certificates to which such holders are entitled pursuant to Section 2.1 and Section 2.4, any cash in lieu of fractional shares of Parent Common Stock to which such holders are entitled pursuant to Section 2.7 and any dividends or distributions with respect to shares of Parent Common Stock to which such holders are entitled pursuant to
Section 2.5. Any such portion of the Common Exchange Fund or the Preferred Exchange Fund remaining unclaimed by holders of Shares or shares of Preferred Stock five years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity (as defined in Section 3.8)) shall, to the extent permitted by Law, become the property of Parent, free and clear of any claims or interest of any person previously entitled thereto.

   SECTION 2.10 No Liability. None of Parent, the Operating Company, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any person in respect of any Merger Consideration from the Common Exchange Fund or the Preferred Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

   SECTION 2.11 Investment of the Exchange Funds. The Exchange Agent shall invest any cash included in the Common Exchange Fund or the Preferred Exchange Fund as directed by Parent on a daily basis. Any interest and other income resulting from such investments shall promptly be paid to Parent, and any loss will be restored promptly by Parent.

   SECTION 2.12 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect to the Shares formerly represented thereby, any cash in lieu of fractional shares of Parent Common Stock and unpaid dividends and distributions on shares of Parent Common Stock deliverable in respect thereof, pursuant to this Agreement.

   SECTION 2.13 Withholding Rights. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Shares or shares of Preferred Stock of such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of a Tax Law. To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect to which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

   SECTION 2.14 Stock Transfer Books. The stock transfer books of the Company shall be closed immediately upon the Effective Time and there shall be no further registration of transfers of Shares thereafter on the records of the Company. On or after the Effective Time, any Certificates presented to the Exchange Agent or Parent for any reason shall be converted into the Merger Consideration with respect to the Shares or shares of Company Preferred Stock formerly represented thereby, any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 2.7 and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.5.

   SECTION 2.15 Affiliates. Notwithstanding anything to the contrary herein, no shares of Parent Common Stock, Parent $3.625 Preferred Stock or cash shall be delivered to a person who may be deemed an "affiliate" of the Company in accordance with Section 6.12 hereof for purposes of Rule 145 under the Securities Act of 1933, as amended (the "Securities Act"), or for purposes of qualifying the Merger for "pooling of interests" under APB 16 and the applicable SEC rules and regulations, until such person has executed and delivered to Parent the written agreement contemplated by Section 6.12.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

   Except as set forth in the disclosure schedule delivered by the Company to Parent prior to the execution of this Agreement (the "Company Disclosure Schedule") (each Section of which qualifies the correspondingly numbered representation and warranty or covenant to the extent specified therein), the Company hereby represents and warrants to each of Parent and the Operating Company as follows:

   SECTION 3.1 Organization and Qualification; Subsidiaries.

   (a) The Company and each of its subsidiaries is a corporation or legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has all requisite corporate, partnership or similar power and authority to own, lease and operate its properties and to carry on its businesses as now conducted and proposed by the Company to be conducted.

   (b) Section 3.1 of the Company Disclosure Schedule sets forth a list of all subsidiaries of the Company. Except as listed in Section 3.1 of the Company Disclosure Schedule, the Company does not own, directly or indirectly, beneficially or of record, any shares of capital stock or other security of any other entity or any other investment in any other entity.

   (c) Each of the Company and its subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing does not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

   (d) The Company has heretofore delivered to Parent accurate and complete copies of the articles or certificate of incorporation and codes of regulations, bylaws or other similar organizational documents, as currently in effect, of each of the Company and each of its subsidiaries.

   SECTION 3.2 Capitalization of the Company and Its Subsidiaries.

   (a) The authorized capital stock of the Company consists of (i) 150,000,000 shares of Company Common Stock, and (ii) 6,697,231 shares of Class A Preferred Stock and 5,000,000 shares of Class B Preferred Stock. As of April 30, 1999,
(i) 108,704,326 shares of Company Common Stock were issued and outstanding (of which 2,028,873 shares of Company Common Stock were "Restricted Shares" under the Company's benefit plans); (ii) 5,261,520 shares of Company Common Stock were subject to outstanding options issued pursuant to the Company's benefit plans; (iii) 22,681,261 shares of Company Common Stock were reserved for issuance upon conversion of Company Preferred Stock; (iv) 34,081 shares of Company Common Stock were reserved for issuance pursuant to the outstanding stock unit grants under the 1995 Directors Stock Purchase and Deferred Compensation Plan; and (v) no shares of Company Common Stock were issued and held in the treasury of the Company. As of the date hereof, (i) 1,697,231 shares of Class A $2.10 Cumulative Convertible Preferred Stock, 2,700,000 shares of Class A $3.625 Cumulative Convertible Preferred Stock, and no shares of Participating Preferred Stock, are issued and outstanding and 990,000 shares of Class B $4.50 Cumulative Convertible Preferred Stock are issued and outstanding; and (ii) 750,000 shares of Participating Preferred Stock are reserved for issuance upon exercise of the rights pursuant to the Rights Agreement (as hereinafter defined). Section 3.2 of the Company Disclosure Schedule sets forth a complete and correct list of all holders of options to acquire Shares, including such person's name, the number of options (vested, unvested and total) held by such person and the exercise price for each such option. All the outstanding shares of Company Common Stock are, and all shares of Common Stock issuable upon the exercise of outstanding options described in the third sentence of this Section 3.2 will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable. Except as set forth above or in Section 3.2(a) of the Company Disclosure Schedule and except for the Company's obligations under the Rights Agreement, dated as of February 23, 1996 (the "Company Rights Agreement"), between the Company and The Fifth Third Bank, as rights agent, and except for the transactions contemplated by this Agreement, (1) there are no shares of capital stock or other voting securities of the Company authorized, issued or outstanding, (2) there are no outstanding options, warrants, calls, preemptive rights, subscriptions or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock or other voting securities of the Company or any of its subsidiaries, obligating the Company or any of its subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock, voting securities or other equity interest in the Company or any of its subsidiaries or securities convertible into or exchangeable for such shares or equity interests, or obligating the Company or any of its subsidiaries to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment, or (3) there are no outstanding contractual obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any Shares or other capital stock of the Company or any subsidiary or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any subsidiary or any other entity other than loans to Subsidiaries in the ordinary course of business. There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company or any of its subsidiaries is a party or by which it is bound relating to the voting of any shares of capital stock of the Company.

   (b) All of the outstanding capital stock of the Company's subsidiaries is owned by the Company, directly or indirectly, free and clear of any Lien (as hereinafter defined) or any other limitation or restriction (including any restriction on the right to vote, transfer or sell the same, except as may be provided as a matter of Law) except for (i) any limitations under the Orders (as defined in Section 3.4(b) hereof) and (ii) any directors' qualifying shares. There are no securities of the Company or its subsidiaries convertible into or exchangeable for, no options or other rights to acquire from the Company or its subsidiaries, and no other contract, understanding, arrangement or obligation (whether or not contingent) providing for the issuance or sale, directly or indirectly of, any capital stock or other ownership interests in, or any other securities of, any subsidiary of the Company. There are no outstanding contractual obligations of the Company or its subsidiaries to repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other ownership interests in any subsidiary of the Company. For purposes of this Agreement, "Lien" means, with respect to any asset (including, without limitation, any security) any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

   SECTION 3.3 Authority Relative to This Agreement; Consents and Approvals.

   (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Merger and this Agreement, the Company Requisite Vote (as hereinafter defined)). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by each of Parent and the Operating Company, constitutes a valid, legal and binding agreement of the Company, enforceable against the Company in accordance with its terms.

   (b) The Board of Directors of the Company (the "Company Board") has duly and validly authorized the execution and delivery of this Agreement and approved the consummation of the transactions contemplated hereby, and taken all corporate actions required to be taken by the Company Board for the consummation of the transactions, including the Merger, contemplated hereby and has resolved (i) to deem this Agreement and the transactions contemplated hereby, including the Merger, taken together, advisable and fair to, and in the best interests of, the Company and its stockholders; and (ii) to recommend that the stockholders of the Company approve and adopt this Agreement. The Company Board has directed that this Agreement be submitted to the stockholders of the Company for their approval at a meeting to be held for that purpose. The affirmative vote of the holders of a majority of the voting stock of the Company (which is comprised solely of the Company Common Stock and the Class A Preferred Stock (collectively, the "Voting Shares")) (voting as a single class) as of the record date for the Company Stockholders Meeting, and the affirmative vote of the holders of a majority of the Voting Shares, excluding such shares which are Interested Shares (as defined by Section 1701.01(CC) of the OGCL) of the Company (voting as a single class) (together, the "Company Requisite Vote") are the only votes of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and approve the transactions contemplated hereby, including the Merger. No other vote of the stockholders of the Company is required by law, the articles of incorporation or the code of regulations of the Company or otherwise in order for the Company to approve and adopt this Agreement or to consummate the transactions contemplated hereby. The Company Board has also approved this Agreement and the transactions contemplated hereby, including the Merger, for the purposes of Chapter 1704 of the Ohio Revised Code if and to the extent that Chapter 1704 is applicable thereto.

   SECTION 3.4 SEC Reports; Financial Statements.

   (a) The Company has filed all required forms, reports and documents with SEC since January 1, 1996, each of which has complied in all material respects with all applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), each as in effect on the dates such forms, reports and documents were filed. The Company has heretofore delivered to Parent, in the form filed with the SEC (including any amendments thereto), (i) its Annual Reports on Form 10-K for each of the fiscal years ended December 31, 1996, 1997 and 1998; (ii) all definitive proxy statements relating to the Company's meetings of stockholders (whether annual or special) held since January 1, 1996; and (iii) all other reports or registration statements filed by the Company with the SEC since January 1, 1996 (the "Company SEC Reports"). None of such forms, reports or documents, including, without limitation, any financial statements or schedules included or incorporated by reference therein, contained, when filed, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company included in the Company SEC Reports complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and fairly present, in conformity with generally accepted accounting principles applied on a consistent basis ("GAAP") (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended

(subject, in the case of the unaudited interim financial statements, to normal year-end adjustments). Except as set forth in Section 3.4(a) of the Company Disclosure Schedule, since January 1, 1999, there has not been any change, or any application or request for any change, by the Company or any of its subsidiaries in accounting principles, methods or policies for financial accounting or Tax purposes (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments).

   (b) The Company has previously furnished Parent with copies of audited annual and unaudited quarterly convention statements as filed with the domiciliary state insurance department of each Insurance Subsidiary (as defined in Section 3.9(b)) as of and for the years ended December 31, 1998, 1997, and 1996, and the quarter ended March 31, 1999, prepared in conformity with accounting practices prescribed or permitted (including, without limitation, accounting practices permitted by OCI in connection with the Orders, each as defined below) by the National Association of Insurance Commissioners or the insurance regulatory authority in the states in which the Insurance Subsidiaries (as defined in Section 3.20(a)) are domiciled ("Stat"), consistently applied throughout the specified period, except as permitted by OCI in the Orders or as set forth in Section 3.18(xi) of the Company Disclosure Schedule (collectively, the "SAP Financial Statements"). Each of the SAP Financial Statements fairly presents in all material respects the financial position of the applicable Insurance Subsidiary as of its date and each of the statements of operation included in the SAP Financial Statements fairly presents in all material respects the respective statutory financial positions and the result of operations of the applicable Insurance Subsidiary for the period therein set forth, in each case in accordance with Stat, consistently applied throughout the specified period, except as permitted by OCI in the Orders or as set forth in Section 3.18(xi) of the Company Disclosure Schedule. Except as set forth in Section 3.4(b) of the Company Disclosure Schedule, each of the SAP Financial Statements was correct in all material respects when filed and there were no material omissions therefrom. The exhibits and schedules included in the SAP Financial Statements, when considered in relation to the basic statutory financial statements included therein, present fairly in all material respects the information shown therein in accordance with Stat and the SAP Financial Statements comply in all material respects with all applicable regulatory requirements, as modified or waived by the applicable insurance regulatory authority. "Orders" shall mean the orders issued by OCI in connection with the run-off of Northwestern National Insurance Company ("NNIC") including, without limitation, the Orders in case numbers 93-C23510, 94-C23861, 95-C24204, 96-C24597 and 97-C25031, and the documents and other orders referred to therein. "OCI" shall mean the Office of the Commissioner of Insurance of the State of Wisconsin.

   (c) Except for the Guaranty (as hereinafter defined), neither the Company nor any of its subsidiaries (i) has entered into any agreement, commitment or understanding, written or otherwise (that is in effect on the date hereof or will be in effect on the Closing Date), with any Governmental Entity or Insurance Department which would obligate them to provide any form of financial or balance sheet support of any nature whatsoever to Armco Financial Services Corporation, Armco Insurance Group, Inc. and/or the Insurance Subsidiaries,
(ii) has any liabilities or obligations of any nature whatsoever, whether or not accrued, contingent or otherwise, to any Person to provide any form of financial or balance sheet support to Armco Financial Services Corporation, Armco Insurance Group, Inc, and/or the Insurance Subsidiaries, (iii) has knowledge of any claims, allegations, disputes or assertions by any Person, including Insurance Departments, that any agreement or obligation of the type referred to in subsection (i) or (ii) of this Section exist. "Guaranty" shall mean the "Run-Off and Surplus Agreement," dated December 30, 1993 between Armco Financial Services Corporation, Armco Insurance Group, Inc. and Northwest National Insurance Company of Milwaukee which constitutes Exhibit A to the Order of the Office of the Commissioner of Insurance of the State of Wisconsin, dated December 30, 1993 (Case No. 93-C23510) as amended by the Orders, and the agreements referred to therein, pursuant to which Armco Financial Services Corporation and Armco Insurance Group, Inc. agreed to, among other things, maintain the policyholder surplus of Northwestern National Insurance Company at prescribed levels.

   SECTION 3.5 No Undisclosed Liabilities. Neither the Company nor any of its subsidiaries has any material liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, and there is no existing condition, situation or set of circumstances known to the Company which could be expected to result in such a liability or obligation, except (a) liabilities or obligations reflected in the Company SEC Reports filed prior to the date hereof and (b) liabilities or obligations incurred in the ordinary course of business which do not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

   SECTION 3.6 Absence of Changes. Except as and to the extent publicly disclosed in the Company SEC Reports filed prior to the date hereof, as set forth in Section 3.6 of the Company Disclosure Schedule or as permitted by
Section 5.1, since December 31, 1998 (the "Audit Date") the Company and its subsidiaries have conducted their business in the ordinary and usual course consistent with past practice and there has not been:

   (a) any event, change, occurrence or development which does or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company (other than any event, occurrence, development or state of circumstances or facts resulting primarily from (i) changes in general economic conditions or (ii) events or developments generally affecting the industry in which the Company and its subsidiaries operate);

   (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company (other than payment of the Company's regular quarterly cash dividend on Preferred Stock), or any repurchase, redemption or other acquisition by the Company or any subsidiary of any Company securities;

   (c) any amendment of any term of any outstanding security of the Company or any subsidiary;

   (d) (i) any incurrence or assumption by the Company or any subsidiary of any indebtedness for borrowed money (A) other than in the ordinary and usual course of business consistent with past practice (it being understood that any indebtedness incurred prior to the date hereof in respect of capital expenditures shall be considered to have been in the ordinary and usual course of business consistent with past practice) or (B) in connection with any acquisition or capital expenditure permitted by Section 5.1 or (ii) any guarantee, endorsement or other incurrence or assumption of liability (whether directly, contingently or otherwise) by the Company or any subsidiary for the obligations of any other person (other than any wholly owned subsidiary of the Company), other than in the ordinary and usual course of business consistent with past practice;

   (e) any creation or assumption by the Company or any subsidiary of any Lien on any material asset of the Company or any subsidiary other than in the ordinary and usual course of business consistent with past practice;

   (f) any making of any loan, advance or capital contribution to or investment in any person by the Company or any subsidiary other than (i) any acquisition permitted by Section 5.1, (ii) loans, advances or capital contributions to or investments in wholly owned subsidiaries of the Company or (iii) loans or advances to employees of the Company or any subsidiary made in the ordinary and usual course of business consistent with past practice;

   (g) (i) any contract or agreement entered into by the Company or any subsidiary on or prior to the date hereof relating to any material acquisition or disposition of any assets or business or (ii) any modification, amendment, assignment, termination or relinquishment by the Company or any subsidiary of any contract, license or other right (including any insurance policy naming it as a beneficiary or a loss payable payee) that does or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, other than, in the case of (i) and (ii), transactions, commitments, contracts or agreements in the ordinary and usual course of business consistent with past practice and those contemplated by this Agreement;

   (h) any material change in any method of accounting or accounting principles or practice by the Company or any subsidiary, except for any such change required by reason of a change in GAAP; or

   (i) any (i) grant of any severance or termination pay to any director, officer or employee of the Company or any of its subsidiaries; (ii) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company or any of its subsidiaries (it being acknowledged and agreed that the hiring of employees in the ordinary course of business on an at-will basis shall not be deemed the entering into of an employment or similar agreement); (iii) increase in benefits payable under any existing severance or termination pay policies or employment agreements; or (iv) increase in compensation, bonus or other benefits payable to directors, officers or employees of the Company or any of its subsidiaries other than, in the case of clause (iv) only, increases in compensation, bonus or other benefits payable to employees of the Company or any of its subsidiaries in the ordinary and usual course of business consistent with past practice or merit increases in salaries of employees at regularly scheduled times in customary amounts consistent with past practices.

   SECTION 3.7 Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of Parent Common Stock as required by the terms of this Agreement (the "Share Issuance") pursuant to the Merger (the "S-4"), at the time the S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the proxy statement relating to the Company Stockholder Meeting (as hereinafter defined) and the Parent Stockholder Meeting (as defined in Section 4.5) to be held in connection with the Merger and the Share Issuance (the "Proxy Statement") will, at the date mailed to stockholders and at the times of the meetings of stockholders to be held in connection with the Merger or the Share Issuance, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to the Company, its officers and directors or any of its subsidiaries should occur which is required to be described in an amendment of, or a supplement to, the S-4 or the Proxy Statement, the Company shall promptly so advise Parent and such event shall be so described, and such amendment or supplement (which Parent shall have a reasonable opportunity to review) shall be promptly filed with the SEC and, as required by Law, disseminated to the stockholders of the Company. The Proxy Statement, insofar as it relates to the Company Stockholder Meeting, will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

   SECTION 3.8 Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the NYSE, the Securities Act, the Exchange Act, state securities or blue sky Laws, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the New York State Insurance Department, the Wisconsin Insurance Department and any other applicable state insurance and regulatory agency (collectively, the "Insurance Departments"), the filing and recordation of the Certificates of Merger as required by the DGCL and the OGCL, filings under Environmental Laws (as defined in Section 3.15) and as otherwise set forth in Section 3.8 to the Company Disclosure Schedule (collectively, the "Company Required Approvals"), no filing with or notice to, and no permit, authorization, consent or approval of, any court or tribunal or administrative, governmental or regulatory body, agency or authority, including Insurance Departments (a "Governmental Entity") is necessary for the execution and delivery by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby, except (other than in respect those to be obtained from Insurance Departments) where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice does not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Neither the execution, delivery and performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective articles or certificate of incorporation or code of regulations or bylaws (or similar governing documents) of the Company or any of its subsidiaries, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound (collectively, the Company Agreements "Company Agreements"), or
(iii) violate any Law applicable to the Company or any of its subsidiaries or any of their respective properties or assets, except in the case of (ii) or
(iii) for violations, breaches or defaults which do not or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Section 3.8 of the Company Disclosure Schedule sets forth a list of all material third party consents and approvals required to be obtained under the Company Agreements prior to the consummation of the transactions contemplated by this Agreement.

   SECTION 3.9 No Default. Neither the Company nor any of its subsidiaries is in violation of any term of (i) its articles or certificate of incorporation, code of regulations, bylaws or other organizational documents, (ii) any agreement or instrument related to indebtedness for borrowed money or any other agreement to which it is a party or by which it is bound, or (iii) any foreign or domestic law, order, writ, injunction, decree, ordinance, award, stipulation, statute, judicial or administrative doctrine, rule or regulation entered by a Governmental Entity ("Law") applicable to the Company, its subsidiaries or any of their respective properties or assets, except, in the case of (ii) and (iii), for violations which do not or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or to prevent or materially delay the performance of this Agreement by the Company.

   SECTION 3.10 Real Property.

   (a) Section 3.10(a) of the Company Disclosure Schedule sets forth all of the real property owned in fee by the Company and its subsidiaries that is used as a manufacturing or office facility or is otherwise material to the conduct of the business of the Company and its subsidiaries, taken as a whole. Each of the Company and its subsidiaries has good and marketable title to each parcel of real property owned by it free and clear of all Liens, except (i) Taxes and general and special assessments not in default and payable without penalty and interest, and (ii) other liens, mortgages, pledges, encumbrances and security interests which do not materially interfere with the Company's of any of its subsidiaries' use and enjoyment of such real property or materially detract from or diminish the value thereof.

   (b) Section 3.10(b) of the Company Disclosure Schedule sets forth all leases, subleases and other agreements (the "Real Property Leases") under which the Company or any of its subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property that is used as a manufacturing or office facility or is otherwise material to the conduct of the business of the Company and its subsidiaries, taken as a whole. The Company has heretofore delivered to Parent true, correct and complete copies of all Real Property Leases (and all modifications, amendments and supplements thereto and all side letters to which the Company or any of its subsidiaries is a party affecting the obligations of any party thereunder). Each Real Property Lease constitutes the valid and legally binding obligation of the Company or its subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors' rights or by general equity principles), and is in full force and effect. All rent and other sums and charges payable by the Company and its subsidiaries as tenants under each Real Property Lease are current, no termination event or condition or uncured default of a material nature on the part of the Company or any such subsidiary or, to the Company's knowledge, the landlord, exists under any Real Property Lease. Each of the Company and its subsidiaries has a good and valid leasehold interest in each parcel of real property leased by it free and clear of all Liens, except (i) Taxes and general and special assessments not in default and payable without penalty and interest, and (ii) other liens, mortgages, pledges, encumbrances and security interests which do not materially interfere with the Company's or any of its subsidiaries' use and enjoyment of such real property or materially detract from or diminish the value thereof.

   (c) No party to any such Real Property Leases has given notice to the Company or any of its subsidiaries of or made a claim against the Company or any of its subsidiaries with respect to any material breach or default thereunder.

   SECTION 3.11 Litigation. Except as and to the extent publicly disclosed by the Company in the Company SEC Reports filed prior to the date hereof or as set forth in Section 3.11 of the Company Disclosure Schedule, there is no suit, claim, action, proceeding or investigation pending or, to the Company's knowledge, threatened against the Company or any of its subsidiaries or any of their respective properties or assets which (a) does or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or (b) as of the date hereof, questions the validity of this Agreement or any action to be taken by the Company in connection with the consummation of the transactions contemplated hereby or could otherwise prevent or delay the consummation of the transactions contemplated by this Agreement. Except as and to the extent publicly disclosed by the Company in the Company SEC Reports filed prior to the date hereof, there is no judgment, order, writ, injunction or decree outstanding against the Company or its subsidiaries which does or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

   SECTION 3.12 Company Permits; Compliance with Applicable Laws. The Company and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "Company Permits"), except (other than in respect of the Company Permits of the Insurance Subsidiaries) for failures to hold such permits, licenses, variances, exemptions, orders and approvals which do not or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company and its subsidiaries are in compliance in all material aspects with the terms of the Company Permits, except where the failure to so comply does not or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The businesses of the Company and its subsidiaries are not being conducted in violation of any Law applicable to the Company or its subsidiaries, except that no representation or warranty is made in this Section 3.12 with respect to Environmental Laws and except for violations or possible violations which do not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. To the Company's knowledge, no investigation or review by any Governmental Entity with respect to the Company or its subsidiaries is pending or threatened, nor, to the Company's knowledge, has any Governmental Entity indicated an intention to conduct the same.

   SECTION 3.13 Employee Plans.

   (a) Section 3.13(a) of the Company Disclosure Schedule sets forth a list of all "employee benefit plans," as defined in Section 3(3) of ERISA, all employment, executive compensation, consulting or other compensation agreements, and all stock option, stock award, stock purchase or other equity-based compensation, deferred compensation, severance, salary continuation, life insurance, bonus or other incentive compensation programs or arrangements, and directors' benefit, bonus or other incentive compensation arrangements, for which the Company or any of its subsidiaries has any obligation to or liability, contingent or otherwise, (each, an "Employee Benefit Plan" and collectively, the "Employee Benefit Plans"); other than Employee Benefit Plans which do not cover any of the Company's employees whose annual compensation exceeds $100,000, officers or directors, have been in existence for at least two years without material modification, and which (i) are fully funded through insurance policies or assets held in trusts, (ii) are welfare benefit plans covering only bargaining unit employees during their employment and their eligible dependents for which the costs of all accrued liabilities have been properly reflected in the Company's financial statements, or (iii) are terminable at will without more than 60 days' prior notice or consent and without any penalty or additional payment in excess of benefits accrued prior to the date of termination (and such accrued benefits have been properly reflected as liabilities in the Company's financial statements). Section 3.13(a) of the Company Disclosure Schedule separately identifies each Employee Benefit Plan which is subject to Title IV of ERISA. None of the Employee Benefit Plans is a multiemployer plan, as defined in Section 3(37) of ERISA ("Multiemployer Plan"), or is or has been subject to Sections 4063 or 4064 of ERISA ("Multiple Employer Plans").

   (b) True, correct and complete copies of the following documents, with respect to each of the Employee Benefit Plans set forth in Section 3.13(a) of the Disclosure Schedule have been delivered to Parent by the

Company (i) any plans and related trust documents, and amendments thereto; (ii) the most recent Form 5500 and schedules thereto; (iii) the most recent financial actuarial valuation, if applicable; and (iv) summary plan descriptions. Company has made available to Parent the actuary or actuaries who are responsible for each Employee Benefit Plan that is (i) a welfare plan providing for post-employment medical or death benefit coverage or (ii) subject to Title IV of ERISA.

   (c) As of the date hereof, (i) all contributions or other payments required to be made by or under any Employee Benefit Plan, any related trusts, or any collective bargaining agreement or pursuant to Law have been made by the due date therefor (including any valid extension); (ii) the Company and its subsidiaries have performed all obligations required to be performed by them under any Employee Benefit Plan; (iii) the Employee Benefit Plans have been administered in compliance with their terms and the requirements of ERISA, the Code and other applicable Laws; and (iv) there are no material actions, suits, arbitrations or claims (other than routine claims for benefit) pending or, to the knowledge of the Company, threatened with respect to any Employee Benefit Plan, except for such events, acts or omissions that would not have, individually or in the aggregate, a Material Adverse Effect on the Company.

   (d) Except as set forth in Section 3.13(d) of the Company Disclosure Schedule or could not reasonably be expected to have a Material Adverse Effect on the Company:

     (i) Neither the Company nor any ERISA Affiliate has terminated any Title IV Plan for which there is any outstanding liability under Title IV of ERISA, and no event has occurred that could reasonably be expected to result in any liability under Title IV of ERISA (other than payment of PBGC premiums which are not overdue).

     (ii) Neither the Company nor any ERISA Affiliate or any organization to which the Company or any ERISA Affiliate is a successor or Parent corporation, within the meaning of Section 4069(b) of ERISA, has engaged in any transaction within the last five years which might be alleged to come within the meaning of Section 4069 of ERISA.

   (e) Each of the Employee Benefit Plans which is intended to be "qualified" within the meaning of Section 401(a) of the Code has been determined by the IRS to be so "qualified" and the trusts maintained pursuant thereto are exempt from federal income taxation under Section 501 of the Code, and the Company knows of no fact which would adversely affect the qualified status of any such Pension Plan or the exemption of such trust.

   (f) Except as set forth in Section 3.13(f) or 6.11 of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will by itself or in combination with any other event (i) result in any payment becoming due, or increase the amount of compensation due, to any current or former employee of the Company or any of its subsidiaries; (ii) increase any benefits otherwise payable under any Employee Benefit Plan; or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

   SECTION 3.14 Labor Matters.

   (a) Section 3.14(a) of the Company Disclosure sets forth a list of all employment, labor or collective bargaining agreements to which the Company or any subsidiary is party and except as set forth therein, there are no employment, labor or collective bargaining agreements which pertain to employees of the Company or any of its subsidiaries. The Company has heretofore delivered to Parent true and complete copies of (i) the employment agreements listed on Section 3.14(a) of the Company Disclosure Schedule and (ii) the labor or collective bargaining agreements listed on Section 3.14(a) of the Company Disclosure Schedule, together with all material amendments, modifications and supplements thereto and side letters materially affecting the duties, rights and obligations of any party thereunder.

   (b) No labor organization or group of employees of the Company or any of its subsidiaries has made a pending demand for recognition or certification; and, to the Company's knowledge, there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. To the Company's knowledge, there are no organizing activities involving the Company or any of its Subsidiaries pending with any labor organization or group of employees of the Company or any of its subsidiaries.

   (c) Except as set forth in Section 3.14(c) of the Company Disclosure Schedule, there are no unfair labor practice charges, grievances or complaints pending or threatened in writing by or on behalf of any employee or group of employees of the Company or any of its Subsidiaries which do or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the operations of the Company.

   (d) Except as set forth in Section 3.14(d) of the Company Disclosure Schedule, there are no complaints, charges or claims against the Company or any of its subsidiaries pending, or threatened in writing to be brought or filed, with any Governmental Entity or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any individual by the Company or any of its subsidiaries.

   (e) The Company and each of its subsidiaries is in compliance in all material respects with all Laws relating to the employment of labor, including all such Laws and orders relating to wages, hours, collective bargaining, discrimination, civil rights, safety and health workers' compensation and the collection and payment of withholding and/or Social Security Taxes and similar Taxes.

   (f) Except as set forth in Section 3.14(f) of the Company Disclosure Schedule, since the enactment of the Worker Adjustment and Retraining Notification Act (the "WARN Act"), neither the Company nor any of its subsidiaries has effectuated (i) a "plant closing" (as defined in the WARN Act, or any similar state, local or foreign Law) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its Subsidiaries; or (ii) a "mass layoff" (as defined in the WARN Act, or any similar state, local or foreign Law) affecting any site of employment or facility of the Company or any of its subsidiaries.

   SECTION 3.15 Environmental Matters.

   (a) For purposes of this Agreement:

     (i) "Environmental Costs and Liabilities" means any and all losses, liabilities, obligations, damages (including compensatory, punitive and consequential damages), fines, penalties, judgments, actions, claims, costs and expenses (including, without limitation, fees, disbursements and expenses of legal counsel, experts, engineers and consultants and the costs of investigation and feasibility studies and clean up, remove, treat, or in any other way address any Hazardous Materials (as hereinafter defined)) arising from, under or pursuant to any Environmental Law (as hereinafter defined);

     (ii) "Environmental Law" means any applicable federal, state, local or foreign Law (including common Law), statute, rule, regulation, ordinance, decree or other legal requirement relating to the protection of natural resources, the environment and public and employee health and safety or pollution or the release or exposure to Hazardous Materials (as hereinafter defined) and shall include, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA") (42 U.S.C. (S)9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. (S)1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. (S)6901 et seq.), the Clean Water Act (33 U.S.C. (S)1251 et seq.), the Clean Air Act (33 U.S.C. (S)7401 et seq.), the Toxic Substances Control Act (15 U.S.C. (S)7401 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. (S)136 et seq.), and the

  Occupational Safety and Health Act (29 U.S.C. (S)651 et seq.) ("OSHA") and the regulations promulgated pursuant thereto, and any such applicable state or local statutes, and the regulations promulgated pursuant thereto, as such Laws have been and may be amended or supplemented through the Closing Date;

     (iii) "Hazardous Material" means any substance, material or waste which is regulated, classified or otherwise characterized as hazardous, toxic, pollutant, contaminant or words of similar meaning or regulatory effect by any Governmental Entity or the United States, and includes, without limitation, petroleum, petroleum by-products and wastes, asbestos and polychlorinated biphenyls;

     (iv) "Release" means any release, spill, effluent, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, or migration into the indoor or outdoor environment, or into or out of any property owned, operated or leased by the applicable party or its subsidiaries; and

     (v) "Remedial Action" means all actions, including, without limitation, any capital expenditures, required by a Governmental Entity or required under or taken pursuant to any Environmental Law, or voluntarily undertaken to (A) clean up, remove, treat, or in any other way, ameliorate or address any Hazardous Materials or other substance in the indoor or outdoor environment; (B) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material so it does not endanger or threaten to endanger the public health or welfare of the indoor or outdoor environment; (C) perform pre-remedial studies and investigations or post-remedial monitoring and care pertaining or relating to a Release; or (D) bring the applicable party into compliance with any Environmental Law.

   (b) Except as set forth in Section 3.15 of the Company Disclosure Schedule:

     (i) The operations of the Company and its subsidiaries have been and, as of the Closing Date, will be, in compliance with all Environmental Laws, except for noncompliance that does not and would not reasonably be expected to result in the Company and its subsidiaries incurring material Environmental Costs and Liabilities, and the Company is not aware of any facts, circumstances or conditions, which without significant capital expenditures, would prevent material compliance in the future;

     (ii) The Company and its subsidiaries have obtained and will, as of the Closing Date, maintain all material permits, authorizations, licenses or similar approvals required under applicable Environmental Laws for the continued operations of their respective businesses;

     (iii) The Company and its subsidiaries are not subject to any outstanding written orders or material contracts with any Governmental Entity or other person respecting (A) Environmental Laws, (B) Remedial Action or (C) any Release or threatened Release of a Hazardous Material;

     (iv) The Company and its subsidiaries have not received any written communication alleging, with respect to any such party, the material violation of or material liabilities (real or potential), in each case, individually or in the aggregate, under any Environmental Law;

     (v) Neither the Company nor any of its subsidiaries has any material contingent liability in connection with the Release of any Hazardous Material (whether on-site or off-site);

     (vi) The operations of the Company or its subsidiaries do not involve the generation, transportation, treatment, storage or disposal of hazardous waste, as defined and regulated under 40 C.F.R. Parts 260-270 (in effect as of the date of this Agreement) or any state equivalent;

     (vii) There is not now, nor to the Company's knowledge, has there been in the past, on or in any property of the Company or its subsidiaries any of the following: (A) any underground storage tanks or surface impoundments, (B) any asbestos-containing materials, or (C) any polychlorinated biphenyls; and

     (viii) No judicial or administrative proceedings are pending or, to the Company's knowledge, threatened against the Company and its subsidiaries alleging the violation of or seeking to impose liability pursuant to any Environmental Law and there are no investigations pending or, to the Company's knowledge, threatened against the Company or any of its subsidiaries under Environmental Laws.

   (c) None of the exceptions set forth in Section 3.15 of the Company Disclosure Schedule is reasonably likely to result in the Company and its subsidiaries incurring Environmental Costs and Liabilities which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

   (d) The Company has provided Parent and Purchaser with copies of all environmentally related assessments, audits, investigations, sampling or similar reports relating to the Company or its subsidiaries or any real property currently or formerly owned, operated or leased by or for the Company and its subsidiaries.

   SECTION 3.16 Taxes. Except as disclosed on Section 3.16 of the Company Disclosure Schedule:

   (a) Each of the Company and each subsidiary of the Company has timely filed, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), all Tax Returns (as hereinafter defined) required to be filed by it, and all such filed Tax Returns are true, complete and accurate in all material respects. All Taxes shown to be due on such Tax Returns, or otherwise required to be paid by the Company or a subsidiary of the Company, have been timely paid.

   (b) The most recent financial statements contained in the Company SEC Reports reflect an adequate reserve for all Taxes payable by the Company and its subsidiaries for all Taxable periods and portions thereof through the date of such financial statements. No deficiency with respect to Taxes has been proposed, asserted or assessed against the Company or any subsidiary of the Company. No liens for Taxes exist with respect to any asset of the Company or any subsidiary of the Company, except for statutory liens for Tax not yet due.

   (c) The Federal income Tax Returns of the Company and each subsidiary of the Company have been examined by and settled with the United States Internal Revenue Service (or the applicable statute of limitations has expired) for all years through 1994, and the material state income and franchise Tax Returns of the Company and each subsidiary of the Company have been examined by and settled with the applicable state Tax authorities for the years specified in
Section 3.16(c) of the Company Disclosure Schedule. All assessments for Taxes due with respect to such completed and settled examinations or any concluded litigation have been fully paid.

   (d) Neither the Company nor any subsidiary of the Company has any obligation under any agreement (either with any person or any taxing authority) with respect to Taxes.

   (e) Neither the Company nor any subsidiary of the Company has constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code.

   (f) Neither the Company nor any subsidiary of the Company has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code, other than the affiliated group of which the Company is the common parent.

   (g) No audit or other administrative or court proceedings are pending with respect to Federal income or state income or franchise Taxes of the Company or any subsidiary of the Company and no notice thereof has been received. No issue has been raised by any taxing authority in any presently pending Federal income or state income or franchise Tax audit that could be material and adverse to the Company or any subsidiary of the Company for any period after the Effective Time.

   (h) No claim has been made by a taxing authority in a jurisdiction where neither the Company nor any subsidiary of the Company files state income or franchise Tax Returns that the Company or any subsidiary of the Company is or may be subject to income or franchise taxation in that jurisdiction.

   (i) Neither the Company nor any subsidiary of the Company is a party to any contract, agreement or other arrangement which provides for the payment of any amount which would not be deductible by reason of Section 162(m) or Section 280G of the Code.

   (j) The Company has made available to Parent true and complete copies of (i) all Federal income and all material state income and franchise Tax Returns of the Company and its subsidiaries filed for the preceding three taxable years for which filings have been made and (ii) any audit report issued within the last three years (or otherwise with respect to any audit or proceeding in progress) relating to Taxes of the Company or any subsidiary of the Company.

   (k) No subsidiary of the Company owns any Shares.

   (l) For purposes of this Agreement:

     "Taxes" includes all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, foreign, Federal or other Governmental Entity, or in connection with any agreement with respect to Taxes including all interest, penalties and additions imposed with respect to such amounts.

     "Tax Returns" means all Federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.

   SECTION 3.17 Absence of Questionable Payments.

   (a) Neither the Company nor any of its subsidiaries nor, to the Company's knowledge, any director, officer, agent, employee or other person acting on behalf of the Company or any of its subsidiaries, has used any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds in violation of Section 30A of the Exchange Act. Neither the Company nor any of its subsidiaries nor, to the Company's knowledge, any director, officer, agent, employee or other person acting on behalf of the Company or any of its subsidiaries, has accepted or received any unlawful contributions, payments, gifts, or expenditures. To the Company's knowledge, the Company and each of its subsidiaries which is required to file reports pursuant to Section 12 or 15(d) of the Exchange Act is in compliance with the provisions of Section 13(b) of the Exchange Act.

   SECTION 3.18 Material Contracts.

   (a) Section 3.18 of the Company Disclosure Schedule sets forth a list of all Material Contracts (as hereinafter defined). The Company has heretofore made available to Parent true, correct and complete copies of all written or oral contracts and agreements (and all material amendments, modifications and supplements thereto and all side letters to which the Company or any of its subsidiaries is a party materially affecting the obligations of any party thereunder) to which the Company or any of its subsidiaries is a party or by which any of its properties or assets are bound that are material to the business, properties or assets of the Company and its subsidiaries taken as a whole, including, without limitation, all: (i) employment, severance, personal services or consulting contracts (other than any such contracts that are terminable without penalty upon not more than 90 days notice), and all non-competition or indemnification contracts with current or former directors, officers or employees of the Company or any of its subsidiaries (including, without limitation, any contract to which the Company or any of its subsidiaries is a party involving employees of the Company); (ii) material license agreements relating to Intellectual Property (as defined in Section 3.21) granting to the Company a license to practice technology used in the conduct of its current operations; (iii) contracts granting a right of first refusal or first negotiation for essential properties, services or supplies, or material sales not in the ordinary course; (iv) partnership or joint venture agreements; (v) agreements for the acquisition, sale or lease (including leases in connection with financing transactions) of any properties or assets of the Company with a value in excess of $3 million (by merger, purchase or sale of assets or stock or otherwise) entered into since January 1, 1996; (vi) material contracts or agreements with any Governmental Entity; (vii) loan or credit agreements, mortgages, indentures or other agreements or instruments evidencing
(A) indebtedness for borrowed money by the

Company or any of its subsidiaries or any such agreement pursuant to which indebtedness for borrowed money may be incurred (including guaranties) or (B) Liens securing any such indebtedness; (viii) agreements that purport to limit, curtail or restrict the ability of the Company or any of its subsidiaries, or would restrict the ability of Parent or any of its subsidiaries, to compete in any geographic area or line of business; (ix) agreements or arrangements, including but not limited to hedges, options, swaps, caps and collars, designed to protect the Company or any of its subsidiaries against fluctuations in interest rates, currency exchange rates or the prices of certain commodities and raw materials; (x) to the extent not otherwise required to be disclosed pursuant to any other clause of this Section 3.18(a), contracts or agreements that would be required to be filed as an exhibit to a Form 10-K filed by the Company with the SEC on the date hereof; (xi) contracts, agreements or understandings with Insurance Departments; and (xii) commitments and agreements to enter into any of the foregoing (collectively, together with any such contracts entered into in accordance with Section 5.1 hereof, the "Material Contracts"). Except as set forth in Section 3.18 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is a party to or bound by any severance or other agreement with any employee or consultant pursuant to which such person would be entitled to receive any additional compensation or an accelerated payment of compensation as a result of (x) the consummation of the transactions contemplated hereby or (y) the termination of such employment or consulting following such consummation.

   (b) Each of the Material Contracts is in full force and effect. There is no breach or default under any Material Contract either by the Company or, to the Company's knowledge, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a breach or default thereunder by the Company or, to the Company's knowledge, any other party, except for any such breach or default as does not or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

   (c) No party to any such Material Contract has given notice to the Company of or made a claim against the Company with respect to any breach or default thereunder, except for any such breach or default as does not or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

   SECTION 3.19 Insurance. Section 3.19 of the Company Disclosure Schedule sets forth a list of insurance policies (including information on the scope and amount of the coverage and deductibles provided thereunder) maintained by the Company or any of its subsidiaries which policies have been issued by insurers, which, to the Company's knowledge, are reputable and financially sound and provide coverage for the operations conducted by the Company and its subsidiaries of a scope and coverage consistent with customary industry practice. The Company has delivered to Parent a true and correct copy of the claims history under such policies from January 1, 1998 through the date hereof.

   SECTION 3.20 Insurance Business.

   (a) Set forth in Section 3.20(a) of the Company Disclosure Schedule is a list of all subsidiaries of the Company engaged in the insurance business (the "Insurance Subsidiaries") and each jurisdiction in which the regular conduct of the business of each Insurance Subsidiary requires it to be qualified as an insurer. Except as set forth in Section 3.20(a) of the Company Disclosure Schedule, no certificate of authority with respect to any jurisdiction set forth in Section 3.20(a) of the Company Disclosure Schedule has been revoked, restricted, suspended, limited or modified nor is any such certificate of authority the subject of a proceeding for revocation, restriction, suspension, limitation or modification, nor is any Insurance Subsidiary operating under any formal or informal agreement or understanding with the licensing authority of any state which restricts its authority to do business or requires any Insurance Subsidiary to take, or refrain from taking, any action.

   (b) Except as set forth in Section 3.20(b) of the Company Disclosure Schedule, each of the Insurance Subsidiaries holds in full force and effect all licenses, franchises, permits and authorizations ("Permits") necessary for the conduct of their respective businesses as currently conducted under and pursuant to any applicable Insurance Law (as defined below) relating to the Company and the Subsidiaries, and there has been no violation of any Permit nor has it received written notice asserting any such violation. "Insurance Laws" means any statute, rule or regulation issued by any governmental agency (including, without limitation, any insurance regulatory agency or body) that relates to the business conducted by the Insurance Subsidiaries.

   SECTION 3.21 Intellectual Property.

   (a) Section 3.21 of the Company Disclosure Schedule sets forth a list of all patents, patent rights, invention disclosure statements, trademarks, trademark rights, trade names, trade name rights, service marks, and all applications for any of the foregoing, of the Company and its subsidiaries the absence of which would reasonably be expected to have a Material Adverse Effect with respect to the Company. Except as set forth in Section 3.21 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is entitled to receive or obligated to pay any royalties or similar payments in respect of Intellectual Property.

   (b) The Company and its subsidiaries own or possess adequate licenses or other valid rights to use (in each case, free and clear of any Liens), all Intellectual Property (as hereinafter defined) used or held for use in connection with the business of the Company and its subsidiaries as currently conducted or as contemplated to be conducted and the absence of which ownership or rights would reasonably be expected to have a Material Adverse Effect with respect to the Company.

   (c) The use of any Intellectual Property by the Company and its subsidiaries does not infringe on, or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which the Company or any of its subsidiaries acquired the right to use any material Intellectual Property, except where the result of such infringement, violation or failure does not and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company.

   (d) No person is challenging or, to the knowledge of the Company, infringing on or otherwise violating any right of the Company or any of its subsidiaries with respect to any Intellectual Property owned by and/or licensed to the Company or its subsidiaries, except where the result of such challenge, infringement or violation does not and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company.

   (e) Neither the Company nor any of its subsidiaries has received any notice (written or otherwise) of any assertion or claim, pending or not, with respect to any Intellectual Property used by the Company or its subsidiaries, except where the result of such assertion or claim does not and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company.

   (f) No material Intellectual Property owned/or licensed by the Company or its subsidiaries is being used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of such Intellectual Property, other than as does not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

   For purposes of this Agreement, "Intellectual Property" means (i) all trademarks, trademark rights, trade names, trade name rights, trade dress and other indications of origin, corporate names, brand names, logos, certification rights, service marks, applications for trademarks and for service marks, know-how and other proprietary rights and information, the goodwill associated with the foregoing and registration in any jurisdiction of, and applications in any jurisdictions to register, the foregoing, including any extension, modification or renewal of any such registration or application; (ii) all inventions, discoveries and ideas (whether patentable or unpatentable and whether or not reduced to practice), in any jurisdiction, all improvements thereto, and all patents, patent rights, applications for patents (including, without limitation, divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; (iii) all licenses (whether the Company is licensor or licensee) and other agreements relating to any Intellectual Property described in (i) or
(ii); (iv) nonpublic information, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; (v) writings and other works, whether copyrightable or not, in any jurisdiction, and all registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; (vi) all mask works and all applications, registrations and renewals in connection therewith, in any jurisdiction; (vii) all computer software (including data and related documentation); (viii) any similar intellectual property or proprietary rights; and (ix) all copies and tangible documentation thereof and any claims or causes of action arising out of or relating to any infringement or misappropriation of any of the foregoing.

   SECTION 3.22 Year 2000. The Company and its subsidiaries have developed and are executing a plan with respect to Year 2000 readiness (the "Company Year 2000 Plan"). The Company has provided Parent with a copy of the Company Year 2000 Plan and has provided a report on the status of the Company Year 2000 Plan through April 30, 1999 that is accurate in all material respects. The Company Year 2000 Plan addresses the Year 2000 issues which, to the knowledge of the Company, are material to the Company and its subsidiaries, including internal information systems and process control risks, embedded circuitry risks and third party risks.

   SECTION 3.23 Opinion of Financial Advisor. Salomon Smith Barney Inc. (the "Financial Advisor") has delivered to the Company Board its opinion, dated the date of this Agreement, to the effect that, as of such date, the consideration to be received by the holders of Shares in the Merger is fair to such holders from a financial point of view, and, as of the date hereof, such opinion has not been withdrawn or modified.

   SECTION 3.24 Brokers. No broker, finder or investment banker (other than the Financial Advisor, a true and correct copy of whose engagement agreement has been provided to Parent) is entitled to any brokerage, finder's or other fee or commission or expense reimbursement in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company or any of its affiliates.

   SECTION 3.25 Accounting Matters; Tax Treatment. Neither the Company nor any of its affiliates or stockholders has taken or agreed to take any action or is aware of any fact or circumstance that would (i) prevent the Merger from qualifying as a "pooling of interests" under APB 16 and the applicable SEC rules and regulations (except that no representation is made to the effect that the transactions contemplated by this Agreement will so qualify) or (ii) prevent the Merger from qualifying as a reorganization under Section 368 of the Code. The Company has not failed to bring to the attention of Parent any actions, agreements or understandings, whether written or oral, that would be reasonably likely to prevent Parent from accounting for the Merger as a "pooling of interests" under APB 16 and the applicable SEC rules and regulations.

   SECTION 3.26 Takeover Statutes. The Company has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby (the "Covered Transactions") are exempt from, the requirements of any "moratorium," "control share," "fair price," "affiliate transaction," "business combination" or other antitakeover Laws and regulations of any state (collectively, "Takeover Statutes"), including, without limitation, any antitakeover provision in the Company's articles of incorporation or code of regulations, other than the provisions of Section 1701.831 of the OGCL (the "Control Shares Acquisition Law"). The requirements of the Control Shares Acquisitions Law will be satisfied upon delivery to the stockholders of the Company of the Acquiring Person Statement (as defined in Section 6.1 hereof) and receipt of the Company Requisite Vote.

   SECTION 3.27 Amendment to the Company Rights Agreement. The Company Board has taken all necessary action (including any amendment thereof) under the Company Rights Agreement so that (a) none of the execution or delivery of this Agreement, the exchange of the shares of Parent Common Stock for the Shares in accordance with Article II, or any other transaction contemplated hereby will cause (i) the rights (the "Rights") issued pursuant to the Company Rights Agreement to become exercisable under the Company

Rights Agreement, or a Distribution Date (as defined on the Company Rights Agreement), (ii) Parent or the Operating Company to be deemed an Acquiring Person (as defined in the Company Rights Agreement), or (iii) the Distribution Date (as defined in the Company Rights Agreement) to occur upon any such event; and (b) the Expiration Date (as defined in the Company Rights Agreement) of the Rights shall occur immediately prior to the Effective Time.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                            OF PARENT AND SUBSIDIARY

   Except as set forth in the disclosure schedule delivered by Parent to the Company prior to the execution of this Agreement (the "Parent Disclosure Schedule") (each Section of which qualifies the correspondingly numbered representation and warranty or covenant to the extent specified therein), Parent and the Operating Company hereby represent and warrant to the Company as follows:

   SECTION 4.1 Organization.

   (a) Each of Parent and its subsidiaries is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as now conducted or proposed by Parent or the Operating Company to be conducted, except where the failure to be duly organized, existing and in good standing or to have such power and authority would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

   (b) Each of Parent and its subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing does not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

   (c) Parent has heretofore delivered to the Company accurate and complete copies of the articles of incorporation and bylaws of Parent as currently in effect.

   SECTION 4.2 Capitalization of Parent.

   (a) The authorized capital stock of the Parent consists of 200,000,000 shares of Parent Common Stock and 25,000,000 shares of preferred stock, par value $.01 per share ("Parent Preferred Stock"). As of April 30, 1999 (i) 59,413,295 shares of Parent Common Stock are issued and outstanding; (ii) 2,111,482 shares of Parent Common Stock were subject to outstanding options issued pursuant to Parent's 1998 Stock Incentive Plan (the "1998 Stock Incentive Plan"), and 4,539,159 shares of Parent Common Stock were reserved for issuance under the 1998 Stock Incentive Plan; and (iii) 4,877,625 shares of Parent Common Stock were issued and held in the treasury of the Parent. As of the date hereof, no shares of Parent Preferred Stock are issued and outstanding and 297,066 shares of Parent Preferred Stock are reserved for issuance upon exercise of the Parent Rights pursuant to the Parent Rights Agreement. All the outstanding shares of Parent Common Stock are, and all shares to be issued as part of the Common Merger Consideration will be, when issued in accordance with the terms hereof, duly authorized, validly issued, fully paid and non-assessable. Except as set forth above, and except for the transactions contemplated by this Agreement and Parent's obligations under the Parent Rights Agreement, as of the date of this Agreement (1) there are no shares of capital stock or other voting securities of Parent authorized, issued or outstanding,
(2) there are no authorized or outstanding options, warrants, calls, preemptive rights, subscriptions or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock or other voting securities of Parent, obligating Parent to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock, voting securities or other equity interest in Parent or securities convertible into or exchangeable for such shares or equity interests, or obligating Parent to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment, (3) there are no outstanding contractual obligations of Parent to repurchase, redeem or otherwise acquire any capital stock of Parent. There are no stockholder agreements, voting trusts or other agreements or understandings to which Parent is a party or by which it is bound relating to the voting of any shares of capital stock of Parent.

   (b) All of the outstanding capital stock of Parent's subsidiaries (including the Operating Company) is owned by Parent, directly or indirectly, free and clear of any Lien or any other limitation or restriction (including any restriction on the right to vote or sell the same, except as may be provided as a matter of Law). There are no securities of Parent or its subsidiaries convertible into or exchangeable for, no options or other rights to acquire from Parent or its subsidiaries, and no other contract, understanding, arrangement or obligation (whether or not contingent) providing for the issuance or sale, directly or indirectly, of any capital stock or other ownership interests in, or any other securities of, any subsidiary of Parent. There are no outstanding contractual obligations of Parent or its subsidiaries to repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other ownership interests in any subsidiary of Parent.

   SECTION 4.3 Authority Relative to This Agreement.

   (a) Each of Parent and the Operating Company has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. No other corporate proceedings on the part of Parent or the Operating Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Share Issuance, the Parent Requisite Vote (as hereinafter defined)). This Agreement has been duly and validly executed and delivered by each of Parent and the Operating Company and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a valid, legal and binding agreement of each of Parent and the Operating Company, enforceable against each of Parent and the Operating Company in accordance with its terms.

   (b) The Boards of Directors of Parent (the "Parent Board") and the Operating Company and Parent as the sole stockholder of the Operating Company have duly and validly authorized the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and taken all corporate actions required to be taken by such Boards of Directors and Parent as the sole stockholder of the Operating Company for the consummation of the transactions. The affirmative approval of the holders of Parent Common Stock representing a majority vote of stockholders present at the Parent Stockholders Meeting (as hereinafter defined) (the "Parent Requisite Vote") is the only vote of the holders of any class or series of capital stock of Parent necessary to approve the Share Issuance.

   SECTION 4.4 SEC Reports; Financial Statements. Parent has filed all required forms, reports and documents with the SEC since January 1, 1996, each of which has complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act, each as in effect on the dates such forms, reports and documents were filed. Parent has heretofore delivered to the Company, in the form filed with the SEC (including any amendments thereto), (i) its Annual Reports on Form 10-K for the fiscal year ended December 31, 1996, 1997 and 1998, (ii) all definitive proxy statements relating to Parent's meetings of stockholders (whether annual or special) held since January 1, 1996 and (iii) all other reports or registration statements filed by Parent with the SEC since January 1, 1996 (the "Parent SEC Reports"). None of such forms, reports or documents, including, without limitation, any financial statements or schedules included or incorporated by reference therein, contained, when filed, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Parent included in the Parent SEC Reports complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect

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

thereto and fairly present, in conformity with GAAP on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments). Since January 1, 1999, there has not been any change, or any application or request for any change, by Parent or any of its subsidiaries in accounting principles, methods or policies for financial accounting or Tax purposes.

   SECTION 4.5 No Undisclosed Liabilities. Neither the Parent nor any of its subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, and there is no existing condition, situation or set of circumstances known to Parent which could be expected to result in such a liability or obligation, except (a) liabilities or obligations reflected in the Parent SEC Reports filed prior to the date hereof, (b) liabilities or obligations incurred in the ordinary course of business which do not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Parent and (c) liabilities or obligations incurred in connection with the transactions contemplated hereby.

   SECTION 4.6 Absence of Certain Changes or Events. Except as disclosed in the Parent SEC Reports filed prior to the date hereof or as set forth in Section
4.6 of the Parent Disclosure Schedule, since December 31, 1998 (a) the businesses of the Parent and its Subsidiaries have been conducted in the ordinary course consistent with past practice, and (b) there has not been any event, change, occurrence or development that has had, or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Parent (other than any event, occurrence, development or state of circumstances or facts resulting primarily from (i) changes in general economic conditions or
(ii) events or developments generally affecting the industry in which the Parent and its subsidiaries operate).

   SECTION 4.7 Information Supplied. None of the information supplied or to be supplied by Parent or the Operating Company for inclusion or incorporation by reference in (i) the S-4 will, at the time the S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and
(ii) the Proxy Statement will, at the date mailed to stockholders and at the times of the Company Stockholder Meeting and the Parent Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to Parent, its officers and directors or any of its subsidiaries should occur which is required to be described in an amendment of, or a supplement to, the S-4 or the Proxy Statement, Parent shall promptly so advise the Company and such event shall be so described, and such amendment or supplement (which the Company shall have a reasonable opportunity to review) shall be promptly filed with the SEC and, as required by Law, disseminated to the stockholders of Parent. The S-4 and, insofar as it relates to the Parent Stockholder Meeting, the Proxy Statement will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act, respectively, and the respective rules and regulations thereunder.

   SECTION 4.8 Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, state securities or blue sky Laws, the HSR Act, the Insurance Departments, the filing and recordation of certificates of merger as required by the DGCL and the OGCL and as otherwise set forth in Section 4.8 to the Parent Disclosure Schedule (the "Parent Required Approvals"), no filing with or notice to, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution and delivery by Parent or the Operating Company of this Agreement or the consummation by Parent or the Operating Company of the transactions contemplated hereby, except (other than in respect of those to be obtained from Insurance Departments) where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice do not or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Neither the execution, delivery and performance of this Agreement by Parent or the Operating Company nor the consummation by Parent or the Operating Company of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective articles of incorporation or bylaws (or similar governing documents) of Parent or the Operating Company or any of Parent's subsidiaries, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or the Operating Company or any of Parent's subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound (collectively, the "Parent and Operating Company Agreements" or (iii) violate any Law applicable to Parent or the Operating Company or any of Parent's subsidiaries or any of their respective properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults which do not or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Section
4.8 of the Parent Disclosure Schedule sets forth a list of all material third party consents and approvals required to be obtained under the Parent and Operating Company Agreements prior to the consummation of the transactions contemplated by this Agreement.

   SECTION 4.9 Compliance with Applicable Laws. Except as and to the extent publicly disclosed by Parent in the Parent SEC Reports filed prior to the date hereof, the businesses of Parent and its subsidiaries are not being conducted in violation of any Law, ordinance or regulation of any Governmental Entity, except for violations or possible violations which do not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. To Parent's knowledge, no investigation or review by any Governmental Entity with respect to Parent or its subsidiaries is pending or threatened, nor, to Parent's knowledge, has any Governmental Entity indicated an intention to conduct the same, other than, in each case, those which Parent reasonably believes do not or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

   SECTION 4.10 Absence of Questionable Payments. Neither Parent nor any of its subsidiaries nor, to Parent's knowledge, any director, officer, agent, employee or other person acting on behalf of Parent or any of its subsidiaries, has used any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds in violation of Section 30A of the Exchange Act. Neither Parent nor any of its subsidiaries nor, to Parent's knowledge, any director, officer, agent, employee or other person acting on behalf of Parent or any of its subsidiaries, has accepted or received any unlawful contributions, payments, gifts, or expenditures. To Parent's knowledge, Parent and each of its subsidiaries which is required to file reports pursuant to Section 12 or 15(d) of the Exchange Act is in compliance with the provisions of Section 13(b) of the Exchange Act.

   SECTION 4.11 Year 2000. Parent and its subsidiaries have developed and are executing a plan with respect to Year 2000 readiness (the "Parent Year 2000 Plan"). Parent has provided the Company with a copy of the Parent Year 2000 Plan and has provided a report on the status of the Parent Year 2000 Plan through April 30, 1999 that is accurate in all material respects. The Parent Year 2000 Plan addresses the Year 2000 issues which, to the knowledge of Parent, are material to Parent and its subsidiaries, including internal information systems and process control risks, embedded circuitry risks and third party risks.

   SECTION 4.12 Opinion of Financial Advisor. The Board of Directors of the Parent has received the opinion of Credit Suisse First Boston Corporation, dated the date of this Agreement, to the effect that, as of such date, the Common Merger Consideration is fair to the Parent from a financial point of view and, as of the date hereof, such opinion has not been withdrawn or modified in a manner adverse to Parent.

   SECTION 4.13 Brokers. No broker, finder or investment banker (other than Credit Suisse First Boston Corporation) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent or the Operating Company or any of their affiliates.

   SECTION 4.14 Accounting Matters; Tax Treatment. Neither Parent nor any of its affiliates has taken or agreed to take any action or is aware of any fact or circumstance that would (a) prevent the Merger from qualifying as a "pooling of interests" under APB 16 and the applicable SEC rules and regulations (except that no representation is made to the effect that the transactions contemplated by this Agreement will so qualify) or (b) prevent the Merger from qualifying as a reorganization under Section 368 of the Code. Parent has not failed to bring to the attention of the Company any actions, agreements or understandings, whether written or oral, that would be reasonably likely to prevent Parent from accounting for the Merger as a "pooling of interests" under APB 16 and the applicable SEC rules and regulations.

                                   ARTICLE V

                    COVENANTS RELATED TO CONDUCT OF BUSINESS

   SECTION 5.1 Conduct of Business of the Company. Except as contemplated by this Agreement, during the period from the date hereof to the Effective Time, the Company will, and will cause each of its subsidiaries to, conduct its operations in the ordinary and usual course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact its current business organizations, seek to keep available the service of its current officers and employees and seek to preserve its relationships with customers, suppliers and others having business dealings with it to the end that goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement or in Section 5.1 of the Company Disclosure Schedule, prior to the Effective Time, neither the Company nor any of its subsidiaries will, without the prior written consent of Parent,

   (a) amend its certificate of incorporation or bylaws (or other similar governing instrument) or amend, modify or terminate the Company Rights Agreement;

   (b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities convertible into or exchangeable for any stock or any equity equivalents (including, without limitation, any stock options or stock appreciation rights), except for the issuance or sale of Shares pursuant to Company Stock Options outstanding on the date of this Agreement or the issuance of Shares pursuant to stock unit grants outstanding on the date of this Agreement under the 1995 Directors' Stock Purchase Plan, pursuant to the Incentive Program (pursuant to irrevocable elections made prior to the date of this Agreement) or upon conversion of the Company Preferred Stock outstanding on the date of this Agreement or the issuance of stock options under the Incentive Program (pursuant to irrevocable elections made prior to the date of this Agreement);

   (c) (i) split, combine or reclassify any shares of its capital stock; (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock except the declaration and payment of regular quarterly cash dividends on the Company Preferred Stock in accordance with their respective terms with usual record and payments dates in accordance with past dividend practice; (iii) make any other actual, constructive or deemed distribution in respect of any shares of its capital stock or otherwise make any payments to stockholders in their capacity as such; or (iv) redeem, repurchase or otherwise acquire any of its securities or any securities of any of its subsidiaries (including redeeming any Rights);

   (d) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries (other than the Merger);

   (e) alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any subsidiary;

   (f) (i) incur or assume any long-term or short-term debt or issue any debt securities, except for borrowings under existing lines of credit in the ordinary and usual course of business consistent with past practice (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, except in the ordinary and usual course of business consistent with past practice and in amounts not material to the Company and its subsidiaries, taken as a whole, and except for obligations of the wholly owned subsidiaries of the Company; (iii) make any loans, advances or capital contributions to, or investments in, any other person (other than to the wholly owned subsidiaries of the Company or customary loans or advances to employees in the ordinary and usual course of business consistent with past practice and in amounts not material to the maker of such loan or advance); (iv) pledge or otherwise encumber shares of capital stock of the Company or its subsidiaries; or (v) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to be created any material Lien thereupon;

   (g) except as may be required by Law, enter into, adopt, amend, extend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, labor, collective bargaining, employment, severance or other employee benefit agreement, trust, plan, fund, award or other arrangement for the benefit or welfare of any director, officer or employee in any manner, or increase in any manner the compensation or fringe benefits of any director, officer or (except as required under agreements existing on the date hereof and except for increases in compensation, bonus or other benefits payable to employees of the Company or any of its subsidiaries in the ordinary and usual course of business consistent with past practice or merit increases in salaries of employees at regularly scheduled times in customary amounts consistent with past practices) employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock appreciation rights or performance units);

   (h) acquire, sell, lease or dispose of any assets outside the ordinary and usual course of business consistent with past practice or any assets which in the aggregate are material to the Company and its subsidiaries taken as a whole, enter into any commitment or transaction outside the ordinary and usual course of business consistent with past practice or grant any exclusive distribution rights;

   (i) except as may be required as a result of a change in Law or in GAAP, change any of the accounting principles or practices used by it and, except as may be required as a result of a change in law or statutory accounting practices of New York or Wisconsin, as applicable, permit any Insurance Subsidiary to make, any material change in the reinsurance, claim processing and payment, reserving, financial or accounting practices or policies of any Insurance Subsidiary;

   (j) revalue in any material respect any of its assets, including, without limitation, writing down the value of inventory or writing-off notes or accounts receivable other than in the ordinary and usual course of business consistent with past practice or as required by GAAP;

   (k) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein; (ii) enter into any material contract or agreement, other than in the ordinary and usual course of business consistent with past practice or amend in any material respect any of the Material Contracts or the agreements referred to in Section 3.18; (iii) authorize any new capital expenditure or expenditures which, individually, is in excess of $10 million or, in the aggregate, are in excess of $67 million; or (iv) enter into or amend any contract, agreement, commitment or arrangement providing for the taking of any action that would be prohibited hereunder;

   (l) make or revoke any Tax election, or settle or compromise any Tax liability in excess of amounts reserved therefor on the consolidated balance sheet of the Company as at the Audit Date, or change (or make a request to any Taxing authority to change) any aspect of its method of accounting for Tax purposes;

   (m) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary and usual course of business consistent with past practice of liabilities reflected or reserved against in, or contemplated by, the Company's consolidated balance sheet as of March 31, 1999 (or the notes thereto) as included in the Company SEC Reports, or incurred in the ordinary and usual course of business consistent with past practice;

   (n) waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or any of its subsidiaries is a party;

   (o) settle or compromise any pending or threatened suit, action or claim relating to the transactions contemplated hereby;

   (p) take any action (including any action otherwise permitted by this Section 5.1) that would prevent or impede the Merger from qualifying as a "pooling of interests" under APB 16 and the applicable SEC rules and regulations or as a reorganization under Section 368(a) of the Code;

   (q) enter into any agreement or arrangement that limits or otherwise restricts the Company or any of its subsidiaries or any successor thereto or that could, after the Effective Time, limit or restrict the Surviving Corporation and its affiliates (including Parent) or any successor thereto, from engaging or competing in any line of business or in any geographic area;

   (r) permit any Insurance Subsidiary to enter into or modify any reinsurance or retrocession agreement by any Insurance Subsidiary other than in the ordinary course of business consistent with past practice, or terminate or commute any reinsurance or retrocession agreement legally carried on the books of the Insurance Subsidiary at the time of such termination or commutation;

   (s) enter into any new agreement, commitment or understanding with the Insurance Departments, or amend any existing agreement, commitment or understanding with the Insurance Departments, including the Guaranty; or

   (t) take, propose to take, or agree in writing or otherwise to take, any of the actions described in Sections 5.1(a) through 5.1(s) or any action which would (y) make any of the representations or warranties of the Company contained in this Agreement (i) which are qualified as to materiality untrue or incorrect or (ii) which are not so qualified untrue or incorrect in any material respect or (z) result in any of the conditions to the Merger set forth in Article VII hereof not being satisfied.

   SECTION 5.2 Conduct of Business of Parent. Except as otherwise expressly provided in this Agreement or as set forth in Section 5.2 of the Parent Disclosure Schedule, prior to the Effective Time, neither Parent nor any of its subsidiaries will, without the prior written consent of the Company:

   (a) amend its certificate of incorporation (or other similar governing instrument) in any manner that would be materially adverse to the holders of Parent Common Stock;

   (b) (i) declare, set aside or pay any dividend or other distribution in respect of its capital stock except the declaration and payment of regular quarterly cash dividends not in excess of $0.125 per share of Parent Common Stock, (ii) make any other actual, constructive or deemed distribution in respect of any shares of its capital stock or otherwise make any payments to stockholders in their capacity as such or (iii) redeem, repurchase or otherwise acquire any shares of Parent Common Stock;

   (c) take any action (including any action otherwise permitted by this Section 5.2) that would prevent or impede the Merger from qualifying as a "pooling of interests" under APB 16 and the applicable SEC rules and regulations or as a reorganization under Section 368(a) of the Code; or

   (d) take, propose to take, or agree in writing or otherwise to take, any of the actions described in Section 2.1(e) or Sections 5.2(a) through 5.2(c) or any action which (y) would make the representations or warranties of Parent and the Operating Company in this Agreement (i) which are qualified as to materiality untrue or incorrect or (ii) which are not so qualified untrue in any material respect or (z) result in any of the conditions to the Merger set forth in Article VII hereof not being satisfied.

   SECTION 5.3 Access to Information.

   (a) Between the date hereof and the Effective Time, the Company will give Parent and the Operating Company and their authorized representatives (including counsel, financial advisors and auditors) reasonable access during normal business hours to all employees, plants, offices, warehouses and other facilities and to all books and records of the Company and its subsidiaries, will permit Parent and the Operating Company to make such inspections as Parent and the Operating Company may reasonably require and will cause the Company's officers and those of its subsidiaries to furnish Parent and the Operating Company with such financial and operating data and other information with respect to the business, properties and personnel of the Company and its subsidiaries as Parent or the Operating Company may from time to time reasonably request, provided that no investigation pursuant to this Section 5.3(a) shall affect or be deemed to modify any of the representations or warranties made by the Company in this Agreement. The Company will keep Parent and the Operating Company fully informed, and consult with Parent and the Operating Company on a regular basis concerning, all matters pertaining to the Company's collective bargaining agreements and any and all negotiations in connection therewith.

   (b) Between the date hereof and the Effective Time, Parent and the Operating Company will give the Company and its authorized representatives (including counsel, financial advisors and auditors) reasonable access during normal business hours to all employees, plants, offices, warehouses and other facilities and to all books and records of Parent and its subsidiaries, will permit the Company to make such inspections as the Company may reasonably require and will cause Parent's officers and those of its subsidiaries to furnish the Company with such financial and operating data and other information with respect to the business, properties and personnel of Parent and its subsidiaries as the Company may from time to time reasonably request, provided that no investigation pursuant to this Section 5.3(b) shall affect or be deemed to modify any of the representations or warranties made by Parent or the Operating Company in this Agreement.

   (c) Between the date hereof and the Effective Time, the Company shall furnish to Parent and the Operating Company, (i) concurrently with the deliveries thereof to management or the Company Board, such monthly financial statements and data as are regularly prepared for distribution to Company management or the Company Board and (ii) at the earliest time they are available, such quarterly and annual financial statements as are prepared for the Company's SEC filings, which (in the case of this clause (ii)), shall be in accordance with the books and records of the Company.

   (d) Each of Parent and the Operating Company will hold and will cause its authorized representatives to hold in confidence all documents and information concerning the Company and its subsidiaries furnished to Parent or the Operating Company in connection with the transactions contemplated by this Agreement pursuant to the terms of that certain Confidentiality Agreement entered into between the Company and Parent dated April 23, 1999 (the "Confidentiality Agreement").

                                   ARTICLE VI

                             ADDITIONAL AGREEMENTS

   SECTION 6.1 Preparation of S-4 and the Proxy Statement. Parent and the Company will, as promptly as practicable, jointly prepare and file with the SEC the Proxy Statement in connection with the vote of the stockholders of the Company with respect to the Merger and the vote of the stockholders of Parent with respect to the Share Issuance. Parent will, as promptly as practicable, prepare, following receipt of notification from the SEC that it has no further comments on the Proxy Statement, and file with the SEC the S-4, containing a joint proxy statement/prospectus, which shall also include all information required in order for such proxy statement to constitute an Acquiring Person Statement (as defined by Section 1701.01 (BB) of the OGCL), and forms of proxy, in connection with the registration under the Securities Act of the shares of Parent Common Stock issuable upon conversion of the Shares and the other transactions contemplated hereby. Parent and the Company will, and will cause their accountants and lawyers to, use all reasonable best efforts to have or cause the S-4 declared effective as promptly as practicable after filing with the SEC, including, without limitation, causing their accountants to deliver necessary or required instruments such as opinions, consents and certificates, and will take any other action required or necessary to be taken under federal or state securities Laws or otherwise in connection with the registration process (other than qualifying to do business in any jurisdiction which it is not now so qualified or to file a general consent to service of process in any jurisdiction). The Company and Parent shall, as promptly as practicable after the receipt thereof, provide to the other party copies of any written comments and advise the other party of any oral comments, with respect to the Proxy Statement or the S-4 received from the staff of the SEC. The Company will provide Parent with a reasonable opportunity to review and comment on any amendment or supplement to the Proxy Statement prior to filing with the SEC and will provide Parent with a copy of all such filings with the SEC. Each of Parent and the Company will use its reasonable best efforts to cause the Proxy Statement to be mailed to its stockholders (including, in the case of the Company, the holders of the Company Preferred Stock) at the earliest practicable date.

   SECTION 6.2 Letter of Accountants.

   (a) The Company shall use all reasonable best efforts to cause to be delivered to Parent a letter of Deloitte & Touche LLP, the Company's independent auditors, dated a date within two business days before the date on which the S-4 shall become effective and addressed to Parent, in form and substance reasonably satisfactory to Parent and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the S-4.

   (b) Parent shall use all reasonable best efforts to cause to be delivered to the Company a letter of Deloitte & Touche LLP, Parent's independent auditors, dated a date within two business days before the date on which the S-4 shall become effective and addressed to the Company, in form and substance reasonably satisfactory to the Company and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the S-4.

   SECTION 6.3 Meetings.

   (a) The Company shall take all lawful action to (i) cause a special meeting of its stockholders (the "Company Stockholder Meeting") to be duly called and held as soon as practicable after the date of this Agreement for the purpose of voting on the approval and adoption of this Agreement and (ii) solicit proxies from its stockholders to obtain the Company Requisite Vote for the approval and adoption of this Agreement. The Company Board shall recommend approval and adoption of this Agreement and the Merger by the Company's stockholders and, except as permitted by Section 6.5, the Company Board shall not withdraw, amend or modify in a manner adverse to Parent such recommendation (or announce publicly its intention to do so).

   (b) Parent shall take all lawful action to (i) cause a special meeting of its stockholders (the "Parent Stockholder Meeting") to be duly called and held as soon as practicable after the date of this Agreement for the purpose of voting on the approval of the Share Issuance and (ii) solicit proxies from its stockholders to obtain the Parent Requisite Vote. The Parent Board shall recommend approval of the Share Issuance by Parent's stockholders and, except as required to comply with their fiduciary duty under applicable Law, the Parent Board shall not be permitted to withdraw, amend or modify in a manner adverse to the Company such recommendation (or announce publicly its intention to do so).

   SECTION 6.4 Reasonable Best Efforts.

   (a) Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the Merger and the other transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within ten (10) business days of the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and use its reasonable best efforts to take, or cause to be taken, all other actions consistent with this Section 6.4 necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.

   (b) Each of Parent and the Company shall, in connection with the efforts referenced in Section 6.4(a) to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under the HSR Act or any other Antitrust Law (as hereunder defined), use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; and (ii) keep the other party informed in all material respects of any material communication received by such party from, or given by such party to, the Federal Trade Commission (the "FTC"), the Antitrust Division of the Department of Justice (the "DOJ") or any other Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby; and (iii) permit the other party to review any material communication given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any such other Governmental Entity or, in connection with any proceeding by a private party, with any other person, and to the extent permitted by the FTC, the DOJ or such other applicable Governmental Entity or other person, give the other party the opportunity to attend and participate in such meetings and conferences. For purposes of this Agreement, "Antitrust Law" means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

   (c) In furtherance and not in limitation of the covenants of the parties contained in Sections 6.4(a) and 6.4(b), each of Parent and the Company shall use its reasonable best efforts to resolve such objections if any, as may be asserted a Governmental Entity or other person with respect to the transactions contemplated hereby under any Antitrust Law. In connection with the foregoing, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Law, each of Parent and the Company shall cooperate in all respects with each other and use its respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 6.4 shall (i) limit a party's right to terminate this Agreement pursuant to Section 8.2 (a), (d) or (e) so long as such party has up to then complied in all material respects with its obligations under this Section 6.4, or (ii) require Parent or the Operating Company to (x) enter into any "hold-separate" agreement or other agreement with respect to the disposition of any assets or businesses of the Parent or any of its subsidiaries or the Company or any of its subsidiaries in order to obtain clearance from the Federal Trade Commission or the Antitrust Division of the Department of Justice or any state antitrust or competition authorities to proceed with the consummation of the transactions contemplated hereby; (y) consummate the transactions contemplated hereby in the event that any consent, approval or authorization of any Governmental Entity obtained or sought to be obtained in connection with this Agreement is conditioned upon the imposition of any other significant restrictions upon, or the making of any material accommodation (financial or otherwise) in respect of the transactions contemplated hereby or the conduct of the business of the Surviving Corporation or the Parent (including any agreement not to compete in any geographic area or line of business) or results, or would result in, the abrogation or diminishment of any authority or license granted by any Governmental Entity; or (z) enter into negotiations with any labor organization representing employees of the Company or any of its subsidiaries as a condition to consummation of the transactions contemplated by this Agreement.

   SECTION 6.5 No Solicitation; Acquisition Proposals.

   (a) From the date hereof until the termination hereof, and except as expressly permitted by the following provisions of this Section 6.5, the Company will not, nor will it permit any of its subsidiaries to, nor will it authorize or permit any officer, director or employee of or any investment banker, attorney, accountant or other advisor or representative of, the Company or any of its subsidiaries to, directly or indirectly, (i) solicit, initiate or encourage the submission of any Acquisition Proposal (as defined in Section 9.11(a)), (ii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to the Company or any of its subsidiaries, or take any other action to facilitate, any Acquisition Proposal or any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal or (iii) enter into any agreement with respect to an Acquisition Proposal (other than a confidentiality agreement as described below); provided, however, that nothing contained in this Section 6.5(a) shall prohibit the Company Board from, prior to receipt of the Company Requisite Vote, furnishing information to, or entering into discussions or negotiations with, any person that makes an unsolicited bona fide written Acquisition Proposal if, and only to the extent that (A) the Company Board, after considering applicable provisions of state law and after consultation with outside legal counsel, determines in good faith that such action is necessary for the Company Board to discharge properly its fiduciary duties to the Company's stockholders under applicable Law, (B) the Company Board determines in good faith that such Acquisition Proposal, if accepted, is reasonably likely to be consummated taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal, and believes in good faith, after consultation with an independent, nationally recognized financial advisor and after taking into account the strategic benefits to be derived from the Merger and the long term prospects of Parent and its subsidiaries, would, if consummated, result in a transaction more favorable to the Company's stockholders from a financial point of view than the Merger, and for which the Company Board determines in its good faith judgment (after such consultation) that financing, to the event required, is then committed or reasonably available (any such more favorable Acquisition Proposal being referred to herein as a "Superior Proposal"), and (C) prior to taking such action, the Company (x) provides reasonable notice to Parent to the effect that it is taking such action and (y) receives from such person an executed confidentiality/standstill agreement in reasonably customary form and in any event containing terms at least as stringent in all material respects as those contained in the Confidentiality Agreement between Parent and the Company as of the date hereof. Prior to providing any information to or entering into discussions or negotiations with any person in connection with an Acquisition Proposal by such person, the Company shall notify Parent of any Acquisition Proposal (including, without limitation, the material terms and conditions thereof or amendments or supplements thereto and the identity of the person making it) as promptly as practicable (but in no case later than 24 hours) after its receipt thereof, and shall thereafter inform Parent on a prompt basis of the status of any discussions or negotiations with such a third party, and any material changes to the terms and conditions of such Acquisition Proposal. Immediately after the execution and delivery of this Agreement, the Company will, and will cause its subsidiaries and affiliates, and their respective officers, directors, employees, investment bankers, attorneys, accountants and other agents to, cease and terminate any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any possible Acquisition Proposal. The Company agrees that it will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 6.5(a).

   (b) From the date hereof until the termination hereof, the Company will not
(A) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the

Company, or (B) (except as expressly contemplated by this Agreement) amend, or approve any transaction or redeem rights under, the Company Rights Agreement.

   (c) Except as expressly permitted by this Section 6.5 or in connection with its termination of this Agreement in accordance with the terms and conditions of Section 8.3(a), the Company Board will not withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, its approval or recommendation of this Agreement or the Merger unless (i) the Company has complied with the terms of Section 6.5(a), (ii) a Superior Proposal is pending at the time the Company Board determines to take any such action, (iii) the Company Board, after considering applicable provisions of state law and after consultation with outside legal counsel, determines in good faith that such action is necessary for the Company Board to discharge properly its fiduciary duties to the Company's stockholders under applicable Law and (iv) the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action and describing its reasons for taking such action (such notice to be delivered not less than two days prior to the time such action is taken); provided, however, the Company Board may not approve or recommend (and in connection therewith, withdraw or modify its approval or recommendation of this Agreement or the Merger) an Acquisition Proposal unless such an Acquisition Proposal is a Superior Proposal (and the Company shall have first complied with its obligations set forth in Section 8.3(a) and the time period referred to in the last sentence of Section 8.3(a) has expired) and unless it shall have first consulted with outside legal counsel, and have determined that such action is necessary for the Company Board to comply with its fiduciary duties to the Company's stockholders. Nothing contained in this
Section 6.5 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's stockholders which, in the good faith judgment of the Company Board, after considering applicable provisions of state law and after consultation with outside legal counsel is required under applicable Law; provided, that except in accordance with this
Section 6.5(c) or in connection with its termination of this Agreement in accordance with the terms and conditions of Section 8.3(a), the Board of Directors of the Company shall not withdraw or modify, or propose to withdraw or modify, its position with respect to the Merger or approve or recommend, or propose to approve or recommend, an Acquisition Proposal.

   (d) Notwithstanding anything contained in this Agreement to the contrary, any action by the Company Board permitted by, and taken in accordance with, this Section 6.5 shall not constitute a breach of this Agreement by the Company. Nothing in this Section 6.5 shall (i) permit the Company to terminate this Agreement (except as provided in Article VIII hereof) or (ii) affect any other obligations of the Company under this Agreement.

   SECTION 6.6 Public Announcements. Each of Parent, the Operating Company and the Company will consult with one another before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement, including, without limitation, the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law or by obligations pursuant to any listing agreement with the New York Stock Exchange, as determined by Parent, the Operating Company or the Company, as the case may be.

   SECTION 6.7 Indemnification; Directors' and Officers' Insurance.

   (a) The Parent agrees that all rights to exculpation and indemnification for acts or omissions occurring prior to the Effective Time now existing in favor of the current or former directors or officers (the "Indemnified Parties") of the Company as provided in its articles of incorporation or code of regulations or in any agreement between the Company and any of the Indemnified Parties shall survive the Merger and shall continue in full force and effect in accordance with their terms for a period of six years following the Effective Time, and accordingly during such period, the Surviving Corporation shall indemnify the Indemnified Parties to the same extent as such Indemnified Parties are entitled to indemnification pursuant to the preceding sentence.

   (b) For a period of three (3) years after the Effective Time, Parent shall cause to be maintained in effect the policies of directors' and officers' liability insurance maintained by the Company for the benefit of those persons who are covered by such policies at the Effective Time (or Parent may substitute therefor policies of at least the same coverage with respect to matters occurring prior to the Effective Time), to the extent that such liability insurance can be maintained annually at a cost to Parent not greater than 250 percent of the annual premium (the "Current Premium") for the current Company directors' and officers' liability insurance; provided that if such insurance cannot be so maintained or obtained at such costs, Parent shall maintain or obtain as much of such insurance as can be so maintained or obtained at a cost equal to 250 percent of the current annual premiums of the Company for such insurance. The Company represents and warrants to Parent that the Current Premium is $315,000.

   (c) To the fullest extent permitted by Law, from and after the Effective Time, all rights to indemnification now existing in favor of the employees, agents, directors or officers of the Company and its subsidiaries with respect to their activities as such prior to the Effective Time, as provided in the Company's article of incorporation or code of regulations, in effect on the date thereof or otherwise in effect on the date hereof, shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Time.

   (d) The rights of each Indemnified Party under this Section 6.7 are intended to benefit, and shall be enforceable by, each Indemnified Party.

   SECTION 6.8 Notification of Certain Matters. The Company shall, upon obtaining knowledge of any of the following, give prompt notice to Parent and the Operating Company, and Parent and the Operating Company shall, upon obtaining knowledge of any of the following, give prompt notice to the Company, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in this Agreement, which is qualified as to materiality, to be untrue or inaccurate, or any representation or warranty not so qualified, to be untrue or inaccurate in any material respect at or prior to the Effective Time, (ii) any material failure of the Company, Parent or the Operating Company, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, (iii) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause any condition to the obligations of any party to the effect of the transactions contemplated hereby not to be satisfied, (iv) any notice of, or other communication relating to, a default or event which, with notice or lapse of time or both, would become a default, received by it or any of its subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any contract or agreement material to the financial condition, properties, businesses, results of operations or prospects of it and its subsidiaries taken as a whole to which it or any of its subsidiaries is a party or is subject, (v) any notice or other communication from any Governmental Entity in connection with the Merger or Guaranty, (vi) any actions, suits, claims, investigations or other proceedings (or communications indicating that the same may be contemplated) commenced or threatened against the Company or any of its subsidiaries which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section
3.20 or which relate to the consummation of the Merger, (vii) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, or (viii) any Material Adverse Effect in their respective financial condition, properties, businesses, results of operations or prospects, taken as a whole; provided, however, that the delivery of any notice pursuant to this Section 6.8 shall not cure such breach or non-compliance or limit or otherwise affect the remedies available hereunder to the party receiving such notice.

   SECTION 6.9 Pooling.

   (a) The Company shall use its reasonable best efforts to cause to be delivered to Parent letters from its independent auditors, Deloitte & Touche LLP, dated as of the date the S-4 is declared effective and dated as of the Closing Date, stating that the accounting of the Merger as a "pooling of interests" under Opinion 16 of the

Accounting Principles Board ("APB 16") and the applicable SEC rules and regulations is appropriate if the Merger is consummated as contemplated by this Agreement (it being understood and agreed that the delivery of such letters shall not constitute a condition to the parties' obligations to consummate the transactions contemplated by this Agreement).

   (b) Parent shall use its reasonable best efforts to cause to be delivered to the Company letters from its independent auditors, Deloitte & Touche LLP, dated as of the date the S-4 is declared effective and dated as of the Closing Date, stating that the accounting of the Merger as a "pooling of interests" under APB 16 and the applicable SEC rules and regulations is appropriate if the Merger is consummated as contemplated by this Agreement (it being understood and agreed that the delivery of such letters shall not constitute a condition to the parties' obligations to consummate the transactions contemplated by this Agreement).

   (c) Each party hereto shall use its reasonable best efforts to take such actions (including seeking necessary waivers from employees under Company benefit plans or agreements with the Company) as are within its reasonable control so that the Merger will be accounted for as a "pooling of interests" under APB 16 and the applicable SEC rules and regulations (it being understood and agreed that the qualification of the Merger as a "pooling of interests" shall not constitute a condition to the parties' obligations to consummate the transactions contemplated by this Agreement); provided, that the parties shall have no further obligations under this Section 6.9(c) following the date the S-4 is declared effective if Parent's accountants do not deliver the letter contemplated by Section 6.9(b) as of the date the S-4 is declared effective.

   SECTION 6.10 Tax-Free Reorganization Treatment. The Company, Parent and the Operating Company shall execute and deliver to Arnold & Porter, counsel to the Company, and Weil, Gotshal & Manges LLP, counsel to Parent and the Operating Company, certificates substantially in the forms agreed to on or prior to the date hereof at such time or times as reasonably requested by such law firms in connection with their respective deliveries of opinions with respect to the transactions contemplated hereby. Prior to the Effective Time, none of the Company, Parent or the Operating Company shall take or cause to be taken any action which would cause to be untrue (or fail to take or cause not to be taken any action which would cause to be untrue) any of the representations in such certificates.

   SECTION 6.11 Employee Matters.

   (a) Parent will cause the Surviving Corporation to honor the obligations of the Company or any of its subsidiaries under the provisions of all employment, consulting, termination, severance, change in control and indemnification agreements disclosed in Section 6.11 of the Company Disclosure Schedule between and among the Company or any of its subsidiaries and any current or former officer, director, consultant or employee of the Company or any of its subsidiaries; provided, however, that nothing in this Agreement shall preclude Parent or any of its affiliates from having the right to terminate the employment of any employee of the Company or any of its subsidiaries, with or without cause, or amend or terminate any Employee Benefit Plan, in each case after the Effective Time.

   (b) The Company Board shall have adopted prior to the Closing Date an amendment to each of the 1993 Long-Term Incentive Plan of Armco Inc. and the 1996 Incentive Plan of Armco Inc. in the form attached hereto as Schedule 6.11(b).

   SECTION 6.12 Affiliate Letters. Section 6.12 of the Company Disclosure Schedule (which shall be delivered not later than June 4, 1999) will set forth a list of all persons who are, and all persons who to the Company's knowledge will be at the Closing Date, "affiliates" of the Company for purposes of Rule 145 under the Securities Act or for purposes of qualifying the Merger for "pooling of interests" accounting treatment under APB 16 and applicable SEC rules, and Section 6.12 of the Parent Disclosure Schedule (which shall be delivered not later than June 4, 1999) will set forth a list of all persons who are, and all persons who to Parent's knowledge will be at the Closing Date, "affiliates" of Parent for purposes of qualifying the Merger for "pooling of interests" under APB 16 and the applicable SEC rules and regulations. The Company and

Parent will each respectively cause such lists to be updated promptly through the Closing Date. Not later than 45 days prior to the date of the Company Stockholder Meeting, the Company shall cause its "affiliates" to deliver to Parent a written agreement substantially in the form attached as Exhibit A, and Parent shall cause its "affiliates" to deliver to the Company a written agreement substantially in the form attached as Exhibit B.

   SECTION 6.13 SEC Filings.

   (a) The Company shall furnish to the Parent copies of all reports, proxy statements and prospectuses of the type referred to in Section 3.4 which it files with the SEC on or after the date hereof, and the Company represents and warrants that as of the respective dates thereof, such reports will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and the unaudited consolidated interim financial statements included in such reports (including any related notes and schedules) will fairly present the financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the results of operations and cash flows or other information included therein for the periods or as of the date then ended (subject, in the case of the interim financial statements, to normal, recurring year-end adjustments), in each the case of the interim financial statements, to normal, recurring year-end adjustments), in each case in accordance with past practice and GAAP consistently applied during the periods involved (except as otherwise disclosed in the notes thereto.)

   (b) Parent shall furnish to the Company copies of all reports, proxy statements and prospectuses of the type referred to in Section 4.4 which it files with the SEC on or after the date hereof, and Parent represents and warrants that as of the respective dates thereof, such reports will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and the unaudited consolidated interim financial statements included in such reports (including any related notes and schedules) will fairly present the financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the results of operations and cash flows or other information included therein for the periods or as of the date then ended (subject, in the case of the interim financial statements, to normal, recurring year-end adjustments), in each case in accordance with past practice and GAAP consistently applied during the periods involved (except as otherwise disclosed in the notes thereto).

   SECTION 6.14 Fees and Expenses. Whether or not the Merger is consummated, all Expenses (as hereinafter defined) incurred in connection with this Agreement, and the transactions contemplated hereby shall be paid by the party incurring such Expenses, except (a) Expenses incurred in connection with the filing, printing and mailing of the Proxy Statement and the S-4, which shall be shared equally by the Company and Parent, and (b), if applicable, as provided in Section 8.5. As used in this Agreement, "Expenses" includes all out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with, or related to, the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, filing, printing and mailing of the Proxy Statement and the S-4 and the solicitation of stockholder approvals and all other matters related to the transactions contemplated hereby.

   SECTION 6.15 Listing of Stock. Parent shall use its best efforts to cause the shares of Parent Common Stock to be issued in connection with the Merger to be approved for listing on the NYSE on or prior to the Closing Date, subject to official notice of issuance.

   SECTION 6.16 Antitakeover Statutes. If any Takeover Statute is or may become applicable to the Merger, each of Parent and Company shall take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on the Merger.

   SECTION 6.17 Combined Operations. Parent agrees to use its reasonable best efforts to make publicly available, promptly following the Closing, consolidated financial results (including combined sales and net income) covering at least 30 days of post-merger combined operations of Parent and the Company, pursuant to the requirements of APB 16.

                                  ARTICLE VII

                    CONDITIONS TO CONSUMMATION OF THE MERGER

   SECTION 7.1 Conditions to Each Party's Obligations to Effect the Merger. The respective obligations of each party to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Effective Time of each of the following conditions, any or all of which may be waived in whole or in part by the party being benefited thereby, to the extent permitted by applicable Law:

   (a) This Agreement shall have been approved and adopted by the Company Requisite Vote and the Share Issuance shall have been approved by the Parent Requisite Vote;

   (b) Any waiting period applicable to the Merger under the HSR Act shall have expired or early termination thereof shall have been granted without limitation, restriction or condition;

   (c) There shall not be in effect any Law of any Governmental Entity of competent jurisdiction, restraining, enjoining or otherwise preventing consummation of the transactions contemplated by this Agreement or permitting such consummation only subject to any condition or restriction that has or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company (or an effect on Parent and its subsidiaries that, were such effect applied to the Company and its subsidiaries, has or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company) and no Governmental Entity shall have instituted any proceeding which continues to be pending seeking any such Law.

   (d) The S-4 shall have been declared effective by the SEC and shall be effective at the Effective Time, and no stop order suspending effectiveness shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities Laws or the Securities Act or Exchange Act relating to the issuance or trading of the Parent Common Stock shall have been received.

   (e) The Parent Common Stock required to be issued hereunder shall have been approved for listing on the NYSE, subject only to official notice of issuance.

   SECTION 7.2 Conditions to the Obligations of the Parent and the Operating Company. The respective obligations of Parent and the Operating Company to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Effective Time of each of the following additional conditions, any or all of which may be waived in whole or part by Parent and the Operating Company, as the case may be, to the extent permitted by applicable Law:

   (a) The representations and warranties of the Company contained herein or otherwise required to be made after the date hereof in a writing expressly referred to herein by or on behalf of the Company pursuant to this Agreement, to the extent qualified by materiality or Material Adverse Effect, shall have been true and, to the extent not qualified by materiality or Material Adverse Effect, shall have been true in all material respects, in each case when made and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true, or true in all material respects, as the case may be, only as of the specified date).

   (b) The Company shall have performed or complied in all material respects with all agreements and conditions contained herein required to be performed or complied with by it prior to or at the time of the Closing.

   (c) The Company shall have delivered to Parent a certificate, dated the date of the Closing, signed by the President or any Vice President of the Company (but without personal liability thereto), certifying as to the fulfillment of the conditions specified in Sections 7.2(a) and 7.2(b).

   (d) Parent shall have received an opinion of Weil, Gotshal & Manges LLP, dated the Effective Time, based on the representations of Parent, the Operating Company and the Company, referred to in Section 6.10, to the effect that the Merger will be treated for Federal income Tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

   (e) (i) All authorizations, consents or approvals of a Governmental Entity (other than those specified in Section 7.1(b) hereof) required in connection with the execution and delivery of this Agreement and the performance of the obligations hereunder shall have been made or obtained, without any limitation, restriction or condition that has or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company (or an effect on Parent and its subsidiaries that, were such effect applied to the Company and its subsidiaries, would have or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company), except for such authorizations, consents or approvals, the failure of which to have been made or obtained does not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company (or an effect on Parent and its subsidiaries that, were such effect applied to the Company and its subsidiaries, would have or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company).

   (ii) There shall not be pending or threatened by any Governmental Entity any suit, action or proceeding (A) seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement or seeking to obtain from the Company or Parent any damages that are material in relation to the Company and its subsidiaries taken as a whole or Parent and its subsidiaries taken as a whole, as applicable, (B) seeking to (1) prohibit or limit the ownership or operation by the Company, Parent or any of their respective subsidiaries of any material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or Parent and its subsidiaries, taken as a whole, as applicable, (2) compel the Company, Parent or any of their respective subsidiaries to dispose of or "hold separate" any material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or Parent and its subsidiaries, taken as a whole, as applicable, as a result of the Merger or any of the other transactions contemplated by this Agreement or (3) impose any other significant restrictions upon, or the making of any material accommodation (financial or otherwise) in respect of, the transactions contemplated hereby or the conduct of the business of the Surviving Corporation or the Parent (including any agreement not to compete in any geographic area or line of business), (C) seeking to impose limitations on the ability of Parent to acquire or hold, or exercise full rights of ownership of, any shares of capital stock of the Company or the Surviving Corporation, including the right to vote the common stock of the Surviving Corporation, on all matters properly presented to the stockholders of the Surviving Corporation, (D) seeking to prohibit Parent and its subsidiaries from effectively controlling in any material respect the business or operations of the Company and its subsidiaries, taken as a whole, (E) which would result in the abrogation or diminishment of any authority or license granted by any Governmental Entity or (F) which otherwise could reasonably be expected to have a Material Adverse Effect on the Company or Material Adverse Effect on Parent.

   (iii) Parent, the Operating Company and the Company shall have obtained from or filed with, as appropriate, the relevant Insurance Departments such material consents, approvals, orders, authorizations, registrations, declarations, permits or filings in connection with this Agreement and the transactions contemplated by this Agreement for the conduct of their businesses as currently conducted or as expected to be conducted. All orders, consents, permits, authorizations, approvals, and waivers necessary to be obtained from Insurance Departments for the consummation of the Closing of the transactions contemplated hereby shall have been obtained and shall be in full force and effect, in each case (A) without the abrogation or diminishment of the authority or license currently held by any Insurance Subsidiary, or the imposition of significant restrictions upon the transactions contemplated hereby or the conduct of the business of such Insurance Subsidiaries, following the Effective Time, (B) without any limitation, requirement or condition on Parent, the Operating Company, the Company or any subsidiary of the Company (other than the Insurance Subsidiaries), (C) without any limitation, requirement or condition on the Insurance Subsidiaries (except as and to the extent any such limitation, requirement or condition may exist on the date hereof in the Orders or as described in Section 3.18(xi) of the Company Disclosure Schedule), (D) without the imposition (either directly, indirectly or by virtue of the transactions contemplated by this Agreement) on Parent or the Operating Company of any guaranty relating to the obligations of any subsidiary of the Company, including, without limitation, the Insurance Subsidiaries, and (E) without requiring Parent, the Operating Company or the Company to vary the financial or other terms of the transactions contemplated hereby.

   (f) The Company shall have obtained (i) the consents and approvals set forth in Sections 3.3 and 3.8 of the Company Disclosure Schedule and (ii) the consent or approval of each person whose consent or approval shall be required under any Material Contract, Real Property Lease or other obligation to which the Company or any of its subsidiaries is a party, except those for which the failure to obtain such consents or approvals does not or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and would not prevent or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.

   (g) Not later than 45 days prior to the Company Stockholder Meeting, Parent shall have received from Company's "affiliates" a written agreement substantially in the form attached as Exhibit A.

   (h) The Company Board shall have adopted the amendments to certain of its incentive plans, as provided in Section 6.11(b).

   SECTION 7.3 Conditions to the Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Effective Time of each of the following conditions, any or all of which may be waived in whole or in part by the Company to the extent permitted by applicable Law:

   (a) The representations and warranties of Parent and the Operating Company contained herein or otherwise required to be made after the date hereof in a writing expressly referred to herein by or on behalf of Parent and the Operating Company pursuant to this Agreement, to the extent qualified by materiality or Material Adverse Effect, shall have been true and, to the extent not qualified by materiality or Material Adverse Effect, shall have been true in all material respects, in each case when made and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true, or true in all material respects, as the case may be, only as of the specified date).

   (b) Parent shall have performed or complied in all material respects with all agreements and conditions contained herein required to be performed or complied with by it prior to or at the time of the Closing.

   (c) Parent shall have delivered to the Company a certificate, dated the date of the Closing, signed by the President or any Vice President of Parent (but without personal liability thereto), certifying as to the fulfillment of the conditions specified in Section 7.3(a) and 7.3(b).

   (d) The Company shall have received an opinion of Arnold & Porter, dated the Effective Time, based on the representations of Parent, the Operating Company and the Company, referred to in Section 6.10 hereof, to the effect that the Merger will be treated for Federal income Tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

   (e) Not later than 45 days prior to the date of the Company Stockholder Meeting, the Company shall have received from Parent's "affiliates" a written agreement substantially in the form attached as Exhibit B; provided, that this condition shall be of no force or effect if Parent's accountants do not deliver the letter contemplated by Section 6.9(b) hereof as of the date the S-4 is declared effective.

                                  ARTICLE VIII

                         TERMINATION; AMENDMENT; WAIVER

   SECTION 8.1 Termination by Mutual Agreement. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval of the Merger by the Company Requisite Vote and the approval of the Shares Issuance by the Parent Requisite Vote referred to in Section 7.1(a), by mutual written consent of the Company and Parent by action of their respective Boards of Directors.

   SECTION 8.2 Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Board of Directors of either Parent or the Company if:

   (a) the Merger shall not have been consummated by December 31, 1999, whether such date is before or after the date of approval of the Merger by the Company Requisite Vote or of the Share Issuance by the Parent Requisite Vote (the "Termination Date"); provided, however, that if either Parent or the Company determines that additional time is necessary in connection with obtaining any consent, registration, approval, permit or authorization required to be obtained from any Governmental Entity, the Termination Date may be extended by Parent or the Company from time to time by written notice to the other party to a date not beyond March 31, 2000;

   (b) the Company Requisite Vote shall not have been obtained at the Company Stockholder Meeting or at any adjournment or postponement thereof;

   (c) the Parent Requisite Vote shall not have been obtained at the Parent Stockholder Meeting or at any adjournment or postponement thereof;

   (d) any Law permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable (whether before or after the approval of the Merger by the Company Requisite Vote or of the Share Issuance by the Parent Requisite Vote); or

   (e) any Governmental Entity shall have failed to issue an order, decree or ruling or to take any other action which is necessary to fulfill the conditions set forth in Sections 7.1(b), and 7.2(e), as applicable, and such denial of a request to issue such order, decree, ruling or take such other action shall have been final and nonappealable; provided, that the right to terminate this Agreement pursuant to this Section 8.2 shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of the Merger to be consummated.

   SECTION 8.3 Termination by the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval of the Merger by the Company Requisite Vote referred to in Section 7.1(a), by action of the Company Board:

   (a) prior to receipt of the Company Requisite Vote, if (i) the Company is not in breach of Section 6.5, (ii) the Company Board shall have determined in good faith, after considering applicable provisions of state law and after consultation with outside legal counsel, that it is necessary for the Company Board to discharge properly its fiduciary duties to the Company's stockholders under applicable law, to terminate this Agreement to enter into an agreement with respect to or to consummate a transaction constituting a Superior Proposal, and (iii) the Company Board authorizes the Company, subject to complying with the terms of this Agreement, to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal and the Company notifies Parent in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice, but only if during the five business day period after the Company's notice, (A) the Company shall have offered to negotiate with (and, if such offer is accepted, or if requested by Parent, shall have negotiated with), and shall have caused its respective financial and legal advisors to negotiate with, Parent to attempt to make such commercially reasonable adjustments in the terms and conditions of this Agreement as would enable the Company to proceed with the transactions contemplated herein and (B) the Board of Directors of the Company shall thereafter have concluded, after considering the results of such negotiations and the revised proposals made by Parent, if any, that any Superior Proposal giving rise to the Company's notice continues to be a Superior Proposal. The Company may not effect such termination unless (i) prior thereto the Company pays to Parent in immediately available funds the fees required to be paid pursuant to Section 8.5 and (ii) such termination is within two business days after the termination of the five business day period referred to in clause (iii) above. The Company agrees (x) that it will not enter into a binding agreement referred to in clause (ii) above until at least the sixth business day after it has provided the notice to Parent required thereby and (y) to notify Parent promptly if its intention to enter into a written agreement referred to in its notification shall change at any time after giving such notification;

   (b) if there is a breach by Parent or the Operating Company of any representation, warranty, covenant or agreement contained in this Agreement that would give rise to a failure of a condition set forth in Section 7.3(a) or 7.3(b), which has not been cured within 15 business days following receipt by Parent of written notice of such breach;

   (c) pursuant to Section 2.1(c) if, under the circumstances set forth therein, the Company has delivered a timely Termination Notice; provided that such termination shall not be effective unless and until Parent has failed to deliver a timely Top-Up Intent Notice in accordance with Section 2.1(c); or

   (d) the Parent Board, whether or not permitted to do so by this Agreement, shall have withdrawn or adversely modified its approval of the Share Issuance, or shall have failed to call the Parent Stockholder Meeting in accordance with
Section 6.3(b).

   SECTION 8.4 Termination by Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval of the Share Issuance by the Parent Requisite Vote referred to in Section 7.1(a) if:

   (a) the Company enters into a binding agreement for a Superior Proposal, or the Company Board, whether or not permitted to do so by this Agreement, shall have withdrawn or adversely modified its approval or recommendation of this Agreement or the Merger, or shall have failed to call the Company Stockholder Meeting in accordance with Section 6.3(a);

   (b) there is a breach by the Company of any representation, warranty, covenant or agreement contained in this Agreement that would give rise to a failure of a condition set forth in Section 7.2(a) or 7.2(b), which has not been cured within 15 business days following receipt by the Company of written notice of such breach; or

   (c) the Company enters into, adopts, amends or extends (without the prior written consent of Parent, whether or not the same is required under this Agreement) any labor or collective bargaining agreement with respect to employees of the Company or its subsidiaries which agreement, amendment or modification is on terms that (i) are different from those in effect on the date hereof and (ii) Parent believes, in its sole discretion (exercised in good faith) do, or would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company and its subsidiaries or Parent and its subsidiaries (it being understood that if the Company takes any of the foregoing actions, the same shall be deemed a material breach by the Company of this Agreement).

   SECTION 8.5 Effect of Termination and Abandonment.

   (a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, this Agreement (other than this Section
8.5 and Sections 5.3(d), 6.14 and Article IX) shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, agents, legal and financial advisors or other representatives); provided, however, except as otherwise provided in this Section 8.5, no such termination shall relieve any party hereto of any liability or damages resulting from (i) any willful breach of any representations or warranties contained in this Agreement or (ii) any breach of any covenant or agreement contained in this Agreement.

   (b) In the event that (i) this Agreement is terminated by the Company pursuant to Section 8.3(a), or (ii) this Agreement is terminated by Parent pursuant to Section 8.4(a), or (iii) if within 18 months of the termination of this Agreement pursuant to Section 8.2(b) or by Parent pursuant to Section 8.4(b) any Acquisition Proposal by a third party is entered into, agreed to or consummated by the Company, then the Company shall pay Parent (by wire transfer of immediately available funds to an account designated by Parent) a termination fee of $30,000,000 plus, subject to the last sentence of this
Section 8.5(b), the reimbursement of all of Parent's actual and documented expenses up to a maximum reimbursed amount of $5,000,000 (the "Parent Expenses"), on the date of such termination, in the case of clauses (i) or
(ii), or on the earlier of the date an agreement is entered into with respect to an Acquisition Proposal or an Acquisition Proposal is consummated in the case of clause (iii). In addition, if an Acquisition Proposal shall have been made to the Company or any of its stockholders or any person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to the Company and thereafter this Agreement is terminated by either Parent or the Company pursuant to Section 8.2(b), the Company shall promptly on demand reimburse all of the Parent Expenses and thereafter be obligated to pay the termination fee only in the event such fee is payable pursuant to this Section 8.5(b).

   (c) In the event that this Agreement is terminated by the Company pursuant to Section 8.3(d) and, at the time of such termination, (i) Parent would not have been entitled to terminate this Agreement pursuant to Section 8.2 or 8.4,
(ii) all conditions set forth in Sections 7.1 and 7.2 (other than Section 7.1(a), Section 7.1(d) (to the extent such condition is not satisfied by reason of any breach by Parent) and those conditions that by their nature are to be satisfied at the Closing) have been satisfied or waived or shall remain capable of being satisfied on or prior to the Termination Date and (iii) the Company shall not have sold its Sawhill Tubular Division, Parent shall pay to the Company, promptly on demand, $3,500,000 in respect of the Company's expenses in connection with the transactions contemplated by this Agreement; provided that if, within 18 months of the termination of this Agreement pursuant to Section 8.3(d), the Company consummates a sale of its Sawhill Tubular Division, the Company shall, promptly on demand, repay such $3,500,000 to Parent.

   (d) Each of the Company and Parent acknowledges that the agreements contained in Sections 8.5(b) and 8.5(c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Company, Parent and the Operating Company would not have entered into this Agreement; accordingly, if the Company or Parent fails to promptly pay the amount due pursuant to Section 8.5(b), and, in order to obtain such payment, Parent or the Company commences a suit which results in a judgment against the Company or Parent for the fee set forth in this Section 8.5, the Company or Parent, as the case may be, shall pay to the other its costs and expenses (including attorneys' fees) in connection with such suit, together with interest from the date of termination of this Agreement on the amounts owed at the prime rate of The Fifth Third Bank in effect from time to time during such period plus two percent (2%).

   SECTION 8.6 Amendment. This Agreement may be amended by action taken by the Company, Parent and the Operating Company at any time before or after approval of the Merger by the Company Requisite Vote and the approval of the Share Issuance by the Parent Requisite Vote but, after any such approval, no amendment shall be made which requires the approval of such stockholders under applicable Law without such approval. This Agreement may not be amended except by an instrument in writing signed on behalf of the parties hereto.

   SECTION 8.7 Extension; Waiver. At any time prior to the Effective Time, each party hereto (for these purposes, Parent and the Operating Company shall together be deemed one party and the Company shall be deemed the other party) may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered pursuant hereto, or (iii) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of either party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of either party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

                                   ARTICLE IX

                                 MISCELLANEOUS

   SECTION 9.1 Nonsurvival of Representations and Warranties. None of the representations, warranties, covenants and agreements in this Agreement or in any exhibit, schedule or instrument delivered pursuant to this Agreement shall survive beyond the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article IX. This Section
9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

   SECTION 9.2 Entire Agreement; Assignment.

   (a) This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, other than the Confidentiality Agreement.

   (b) Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by operation of Law (including, but not limited to, by merger or consolidation) or otherwise; provided, however, that the Operating Company may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any direct wholly owned subsidiary of Parent, but no such assignment shall relieve Parent or the Operating Company of its obligations hereunder if such assignee does not perform such obligations. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

   SECTION 9.3 Notices. All notices, requests, instructions or other documents to be given under this Agreement shall be in writing and shall be deemed given,
(i) five business days following sending by registered or certified mail, postage prepaid, (ii) when sent if sent by facsimile; provided that the fax is promptly confirmed by telephone confirmation thereof, (iii) when delivered, if delivered personally to the intended recipient and (iv) one business day following sending by overnight delivery via a national courier service, and in each case, addressed to a party at the following address for such party:

    if to Parent or to Merger
     Sub, to:                 AK Steel Holding Corporation
                              703 Curtis Street
                              Middletown, Ohio 45043-0001
                              Attention: General Counsel
                              Facsimile: (513) 425-5607

    with a copy to:           Weil, Gotshal & Manges LLP
                              767 Fifth Avenue
                              New York, NY 10153
                              Attention: Howard Chatzinoff, Esq. and
                                Stephen H. Cooper, Esq.
                              Facsimile: (212) 310-8007
    if to the Company, to:    Armco Inc.
                              Legal Department
                              One Oxford Center
                              301 Grant Street
                              Pittsburgh, PA 15219-1415
                              Attention: General Counsel
                              Facsimile: (412) 255-9985

    with a copy to:           Arnold & Porter
                              399 Park Avenue
                              New York, NY 10022
                              Attention: Jonathan C. Stapleton, Esq.
                              Facsimile (212) 715-1399

or to such other address as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above.

   SECTION 9.4 Governing Law. Except to the extent that Delaware Law or Ohio Law is mandatorily applicable to the Merger and for the rights of the shareholders of the Company, this Agreement shall be governed by and construed in accordance with the Laws of the State of New York, without regard to the principles of conflicts of Law thereof.

   SECTION 9.5 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

   SECTION 9.6 Parties in Interest. This Agreement shall be binding upon and except as provided in Section 6.7(c) inure solely to the benefit of each party hereto and its successors and permitted assigns, and, except as provided in
Section 6.7(c), nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

   SECTION 9.7 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

   SECTION 9.8 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the Southern District of the State of New York or in New York state court, this being in addition to any other remedy to which they are entitled at Law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the courts of the United States for the Southern District of New York or any New York state court in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any other court.

   SECTION 9.9 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

   SECTION 9.10 Interpretation.

   (a) The words "hereof," "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." All terms defined in this Agreement shall have the defined meanings contained herein when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time, amended, qualified or supplemented, including (in the case of agreements and instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

   (b) The phrases "the date of this Agreement," "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to May 20, 1999. The phrase "made available" in this agreement shall mean that the information referred to has been actually delivered to the party to whom such information is to be made available.

   (c) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

   SECTION 9.11 Definitions.

   (a) "Acquisition Proposal" means an inquiry, offer or proposal regarding any of the following (other than the transactions contemplated by this Agreement) involving the Company: (i) any merger, consolidation, share exchange, recapitalization, business combination or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of all or substantially all the assets of the Company and its subsidiaries, taken as a whole, in a single transaction or series of related transactions; (iii) any tender offer or exchange offer for 20 percent or more of the outstanding Shares or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

   (b) "beneficial ownership" or "beneficially own" shall have the meaning provided in Section 13(d) of the Exchange Act and the rules and regulations thereunder.

   (c) "know" or "knowledge" means, with respect to any party, the knowledge of such party's executive officers after due inquiry, including inquiry of such party's counsel and other officers or employees of such party responsible for the relevant matter.

   (d) "Material Adverse Effect" means with respect to any entity, any change, circumstance or effect that, individually or in the aggregate with all other changes, circumstances and effects, is or is reasonably likely to be materially adverse to (i) the assets, properties, business, condition (financial or otherwise) or results of operations of such entity and its subsidiaries taken as a whole or (ii) the ability of such party to consummate the transactions contemplated by this Agreement.

   (e) "person" means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

   (f) "subsidiary" means, when used with reference to any entity, any corporation or other organization, whether incorporated or unincorporated, (i) of which such party or any other subsidiary of such party is a general or managing partner or (ii) the outstanding voting securities or interests of, which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization, is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries.

   SECTION 9.12 Certain Ohio Matters. The Operating Company hereby represents, warrants and agrees as follows:

   (a) The principal office of the Operating Company in Delaware, its state of incorporation, is c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware.

   (b) The Operating Company hereby consents to be sued and served with process in the State of Ohio and hereby irrevocably appoints the Secretary of State of Ohio as its agent to accept service of process in any proceeding in Ohio to enforce against the Operating Company any obligation of the Company or to enforce the rights of a dissenting shareholder of the Company.

   (c) The Operating Company desires to transact business in Ohio as a foreign corporation and has previously qualified to do so. The Operating Company has appointed CT Corporation System, Carew Tower, Cincinnati, Ohio 45202 as its statutory agent for service of process.

   IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

                                            AK STEEL HOLDING CORPORATION

                                            By: /s / Richard M. Wardrop, Jr.
                                               --------------------------------
                                                Name: Richard M. Wardrop, Jr.
                                                Title: Chairman and Chief
                                                    Executive Officer

                                            AK STEEL CORPORATION

                                            By: /s / Richard M. Wardrop, Jr.
                                               --------------------------------
                                                Name: Richard M. Wardrop, Jr.
                                                Title: Chairman and Chief
                                                    Executive Officer

                                            ARMCO INC.

                                            By:  /s / James F. Will
                                               --------------------------------
                                                Name: James F. Will
                                                Title: President and Chief
                                                    Executive Officer

                                                                         ANNEX B

                   [Letterhead of Salomon Smith Barney Inc.]


                                                                    May 20, 1999

Board of Directors
Armco Inc.
One Oxford Centre
301 Grant Street
Pittsburgh, PA 15219-1415

Ladies and Gentlemen:

   You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the holders of shares ("Shares") of common stock, par value $.01 per share (the "Company Common Stock"), of Armco Inc. (the "Company"), of the consideration to be received by such holders in connection with the proposed merger (the "Merger") contemplated by the Agreement and Plan of Merger (the "Agreement") to be entered among the Company, AK Steel Holding Corporation ("Parent") and AK Steel Corporation ("Operating Sub").

   As more specifically set forth in the Agreement, and subject to the terms and conditions thereof, in the Merger, the Company will merge with and into Operating Sub, and each outstanding Share (other than Excluded Shares (as defined in the Agreement)), together with the associated Rights (as defined in the Company Rights Agreement referred to in the Agreement), will be converted into the right to receive a fraction (rounded to the nearest thousandth) of a share of common stock, par value $.01 per share (the "Parent Common Stock"), of Parent (including the associated Parent Rights (as defined in the Agreement), such fraction to be in the ratio (the "Exchange Ratio") as follows: if the Average Parent Stock Price (as defined in the Agreement) is (i) greater than $28.21, the Exchange Ratio shall be $8.00 divided by the Average Parent Stock Price; (ii) equal to or greater than $26.44 but less than or equal to $28.21, the Exchange Ratio shall be fixed at 0.2836; (iii) equal to or greater than $22.00 but less than $26.44, the Exchange Ratio shall be $7.50 divided by the Average Parent Stock Price; or (iv) less than $22.00 (the "Lower Collar"), the Exchange Ratio shall be fixed at 0.3409. If the Average Parent Stock Price is less than the Lower Collar, the Company shall have the right to terminate the Agreement, subject to Parent's right to elect to increase the Exchange Ratio so that the product of the Exchange Ratio as so increased and the Average Parent Stock Price shall equal $7.50. As more specifically set forth in the Agreement, under certain circumstances, Parent shall have the right to elect to cause a percentage specified by Parent, up to 25% (the "Cash Election Percentage"), of the Shares to be converted into the right to receive cash in lieu of Parent Common Stock. If Parent makes this election, each Share (other than Excluded Shares) shall be converted into the right to receive (x) cash in an amount equal to the product of (A) the Per Share Value (as defined below) and (B) the Cash Election Percentage and (y) a fraction of a share of Parent Common Stock equal to the product of (C) the Exchange Ratio and (D) the difference obtained by subtracting the Cash Election Percentage from one (1.00). The "Per Share Value" shall be determined as follows: if the Average Parent Stock Price is (i) greater than $28.21, the Per Share Value shall be $8.00; (ii) equal to or greater than $26.44 but less than or equal to $28.21, the Per Share Value shall be the

Average Parent Stock Price multiplied by 0.2836; (iii) equal to or greater than $22.00 but less than $26.44, the Per Share Value shall be $7.50; or (iv) less than $22.00, the Per Share Value shall be the Average Parent Stock Price multiplied by 0.3409 (subject to the Company's right to terminate, as described above, and Parent's right to elect to increase the Per Share Value to $7.50). The portion of the consideration Parent may elect to pay in cash is subject to reduction to the extent necessary for the Merger to qualify as a tax-free reorganization for United States federal income tax purposes. Holders of Shares will receive cash in lieu of fractional shares of Parent Common Stock. Operating Sub will continue as the surviving corporation of the Merger and will be a wholly owned subsidiary of Parent.

   In connection with rendering our opinion, we have reviewed and analyzed, among other things, the following: (i) a draft of the Agreement, dated as of May 20, 1999; (ii) certain publicly available information concerning the Company and Parent; (iii) certain other financial information with respect to the Company and Parent, including projections and the Company's estimates of the cost savings expected to be derived from the Merger, that were provided to us by the Company and Parent, respectively, for purposes of our analysis; (iv) certain publicly available information, prepared by third-parties, including equity research analysts, concerning the business, operations and financial prospects of the Company and Parent and the sectors in which they operate; (v) certain publicly available information concerning the trading of, and the trading market for, the Company Common Stock and the Parent Common Stock; (vi) certain publicly available information with respect to certain other companies that we believe to be comparable to the Company or Parent and the trading markets for certain of such other companies' securities; and (vii) certain publicly available information concerning the nature and terms of certain other transactions that we consider relevant to our inquiry. We also have considered such other information, financial studies, analyses, investigations and financial, economic and market criteria that we deemed relevant. We have also met with certain officers and employees of the Company and Parent to discuss the foregoing as well as other matters we believe relevant to our inquiry.

   In our review and analysis and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided to us or publicly available and have neither attempted independently to verify nor assumed any responsibility for verifying any of such information and have further relied upon the assurances of management of the Company that they are not aware of any facts that would make any of such information inaccurate or misleading. We have not conducted a physical inspection of any of the properties or facilities of the Company or Parent, nor have we made or obtained or assumed any responsibility for making or obtaining any independent evaluations or appraisals of any of such properties or facilities, nor have we been furnished with any such evaluations or appraisals. With respect to projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of the Company and Parent as to the future financial performance of the Company and Parent and we express no view with respect to such projections or the assumptions on which they were based. We also have assumed that the definitive Agreement, when executed and delivered, will not contain any terms or conditions that differ materially from the terms and conditions contained in the draft of the Agreement we have reviewed, that the Merger will qualify as a tax-free reorganization for United States federal income tax purposes, and that the Merger will be consummated in accordance with the terms of the Agreement, without waiver of any of the conditions precedent to the Merger contained in the Agreement.

   In conducting our analysis and arriving at our opinion as expressed herein, we have considered such financial and other factors as we have deemed appropriate under the circumstances including, among others, the following: (i) the historical and current financial position and results of operations of the Company and Parent; (ii) the business prospects of the Company and Parent;
(iii) the historical and current market for the Company Common Stock, the Parent Common Stock and for the equity securities of certain other companies that we believe to be comparable to the Company or Parent; and (iv) the nature and terms of certain other merger transactions that we believe to be relevant. We have also taken into account our assessment of general economic, market and financial conditions as well as our experience in connection with similar transactions and securities valuation generally. We have not been asked to consider, and our opinion does not address, the relative merits of the Merger as compared to any alternative business strategy that might exist for the Company. We have considered the process that resulted in negotiation of the Agreement, including discussions with other potential acquirors. Our opinion necessarily is based upon conditions as they exist and can be evaluated on the date hereof and we assume no responsibility to update or revise our opinion based upon circumstances or events occurring after the date hereof. Our opinion is, in any event, limited to the fairness, from a financial point of view, of the consideration to be received by the holders of Shares in the Merger and does not address the Company's underlying business decision to effect the Merger or constitute a recommendation of the Merger to the Company or a recommendation to any holder of Shares as to how such holder should vote with respect to the Merger. Our opinion also does not constitute an opinion or imply any conclusion as to the price at which the Company Common Stock will trade following announcement of the Merger or at which the Parent Common Stock will trade following the announcement of the Merger or following the consummation of the Merger.

   As you are aware, Salomon Smith Barney Inc. is acting as financial advisor to the Company in connection with the Merger and will receive a fee for our services, a substantial portion of which is contingent upon consummation of the Merger. Additionally, Salomon Smith Barney Inc. or its predecessors or affiliates have previously rendered certain investment banking and financial advisory services to the Company, for which we or our predecessors or affiliates received customary compensation. In addition, in the ordinary course of business, Salomon Smith Barney Inc. may actively trade the securities of the Company and Parent for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. Salomon Smith Barney Inc. and its affiliates (including Citigroup Inc. and its affiliates) may have other business relationships with the Company, Operating Sub and Parent.

   This opinion is intended for the benefit and use of the Company (including its management and directors) in considering the transaction to which it relates and may not be used by the Company for any other purpose or reproduced, disseminated, quoted or referred to by the Company at any time, in any manner or for any purpose, without the prior written consent of Salomon Smith Barney Inc., except that this opinion may be reproduced in full in, and references to the opinion and to Salomon Smith Barney Inc. and its relationship with the Company (in each case in such form as Salomon Smith Barney Inc. shall approve) may be included in, the proxy statement the Company distributes to holders of Shares in connection with the Merger and in the registration statement on Form S-4 filed by Parent of which such proxy statement forms a part.

   Based upon and subject to the foregoing, it is our opinion as investment bankers that, as of the date hereof, the consideration to be received by the holders of Shares in the Merger is fair, from a financial point of view, to such holders.

                                          Very truly yours,

                                          Salomon Smith Barney Inc.

                                                                         ANNEX C
             [Letterhead of Credit Suisse First Boston Corporation]


May 20, 1999

Board of Directors
AK Steel Holding Corporation
703 Curtis Street
Middletown, Ohio 45043

Members of the Board:

You have asked us to advise you with respect to the fairness to AK Steel Holding Corporation ("AK Steel") from a financial point of view of the Common Stock Merger Consideration (as defined below) set forth in the Agreement and Plan of Merger, dated as of May 20, 1999 (the "Merger Agreement"), by and among AK Steel, AK Steel Corporation, a wholly owned subsidiary of AK Steel ("Operating Company"), and Armco Inc. ("Armco"). The Merger Agreement provides for, among other things, the merger of Armco with and into Operating Company (the "Merger") pursuant to which each outstanding share of the common stock, par value $0.01 per share, of Armco ("Armco Common Stock") will be converted into the right to receive that number of shares of the common stock, par value $0.01 per share, of AK Steel (the "AK Steel Common Stock") determined as follows (the number of shares of AK Steel Common Stock into which shares of Armco Common Stock will be so converted, the "Common Stock Exchange Ratio"):
(i) if the average of the per share closing prices of AK Steel Common Stock on the New York Stock Exchange, Inc. during the ten consecutive trading day period ending on the sixth trading day prior to Armco's stockholders' meeting in respect of the Merger (the "Average Stock Price") is greater than $28.21, the Common Stock Exchange Ratio will be $8.00 divided by the Average Stock Price;
(ii) if the Average Stock Price is equal to or greater than $26.44 but less than or equal to $28.21, the Common Stock Exchange Ratio will be fixed at 0.2836; (iii) if the Average Stock Price is equal to or greater than $22.00 but less than $26.44, the Common Stock Exchange Ratio will be $7.50 divided by the Average Stock Price; or (iv) if the Average Stock Price is less than $22.00, the Common Stock Exchange Ratio will be fixed at 0.3409, subject to certain termination and top-up provisions specified in the Merger Agreement. The Merger Agreement further provides that if the Merger does not qualify for pooling of interests treatment in accordance with generally accepted accounting principles, then AK Steel will have the right to cause up to 25% of the outstanding shares of Armco Common Stock to be converted into the right to receive cash, in which case each outstanding share of Armco Common Stock will be converted in the Merger into the right to receive (i) cash in an amount equal to the product of (x) the Per Share Value (as defined in the Merger Agreement) and (y) the percentage of the shares of Armco Common Stock to be converted into cash (the "Cash Election Percentage" and, such cash amount, the "Cash Consideration") and (ii) a fraction of a share of AK Steel Common Stock equal to the product of (x) the Common Stock Exchange Ratio and (y) one minus the Cash Election Percentage (the Cash Consideration and the Common Stock Exchange Ratio being collectively referred to as the "Common Stock Merger Consideration"). The Merger Agreement also provides for the conversion in the Merger of each outstanding share of the Class A Preferred Stock, no par value, of Armco (the "Class A Preferred Stock") and Class B Preferred Stock, par value $1.00 per share, of Armco (the "Class B Preferred Stock" and, together with the Class A Preferred Stock, the "Armco Preferred Stock") into the right to receive, as more fully specified in the Merger Agreement, cash, shares of AK Common Stock or shares of preferred stock, par value $0.01 per share, of AK Steel (the "AK Steel Preferred Stock").

In arriving at our opinion, we have reviewed the Merger Agreement and certain publicly available business and financial information relating to AK Steel and Armco. We have also reviewed certain other information relating to

Board of Directors
AK Steel Holding Corporation
May 20, 1999
Page 2

AK Steel and Armco, including financial forecasts, provided to or discussed with us by AK Steel and Armco, and have met with the managements of AK Steel and Armco to discuss the businesses and prospects of AK Steel and Armco. We have also considered certain financial and stock market data of AK Steel and Armco, and we have compared those data with similar data for other publicly held companies in businesses similar to AK Steel and Armco, and we have considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which have recently been effected. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on such information being complete and accurate in all material respects. With respect to the financial forecasts, we have been advised, and have assumed, that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of AK Steel and Armco as to the future financial performance of AK Steel and Armco and as to Armco Financial Services Corporation and its direct and indirect subsidiaries (including the current and future assets and liabilities and potential run-off thereof) and the best currently available estimates and judgments of the management of AK Steel as to the cost savings and other potential synergies (including the amount, timing and achievability thereof) anticipated to result from the Merger. We also have assumed, with your consent, that the Merger will be treated as a tax-free reorganization for federal income tax purposes. We have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of AK Steel or Armco, nor have we been furnished with any such evaluations or appraisals. Our opinion is necessarily based upon information available to us, and financial, economic, market and other conditions as they exist and can be evaluated, on the date hereof. We are not expressing any opinion as to what the value of the AK Steel Common Stock or AK Steel Preferred Stock actually will be when issued pursuant to the Merger or the prices at which the AK Steel Common Stock or AK Steel Preferred Stock will trade or otherwise be transferable subsequent to the Merger.

We have acted as financial advisor to AK Steel in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger. We have in the past provided financial services to AK Steel unrelated to the proposed Merger, for which services we have received compensation. We also may participate in the financing, if any, of certain transactions related to the Merger, for which services we would receive additional compensation. In the ordinary course of business, Credit Suisse First Boston and its affiliates may actively trade the debt and equity securities of AK Steel and Armco for their own accounts and for the accounts of customers and, accordingly, may at any time hold long or short positions in such securities.

It is understood that this letter is for the information of the Board of Directors of AK Steel in connection with its evaluation of the Merger, does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to any matter relating to the Merger, and is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus or proxy statement, or in any other document used in connection with the offering or sale of securities, nor shall this letter be used for any other purposes, without our prior written consent.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Common Stock Merger Consideration is fair to AK Steel from a financial point of view.

Very truly yours,

Credit Suisse First Boston Corporation

                                                                         ANNEX D

                    SECTION 1701.85 OF THE OHIO REVISED CODE

         DISSENTING SHAREHOLDER'S DEMAND FOR FAIR CASH VALUE OF SHARES.

   (A)(1) A shareholder of a domestic corporation is entitled to relief as a dissenting shareholder in respect of the proposals described in sections 1701.74, 1701.76, and 1701.84 of the Revised Code, only in compliance with this section.

   (2) If the proposal must be submitted to the shareholders of the corporation involved, the dissenting shareholder shall be a record holder of the shares of the corporation as to which he seeks relief as of the date fixed for the determination of the shareholders entitled to notice of a meeting of the shareholders at which the proposal is to be submitted, and such shares shall not have been voted in favor of the proposal. Not later than ten days after the date on which the vote on the proposal was taken at the meeting of the shareholders, the dissenting shareholder shall deliver to the corporation a written demand for payment to him of the fair cash value of the shares to which he seeks relief, which demand shall state his address, the number and class of such shares, and the amount claimed by him as the fair cash value of the shares.

   (3) The dissenting shareholder entitled to relief under division (C) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.80 of the Revised Code and a dissenting shareholder entitled to relief under division (E) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.801 [1701.80.1] of the Revised Code shall be a record holder of the shares of the corporation as to which he seeks relief as of the date on which the agreement of merger was adopted by the directors of that corporation. Within twenty days after he has been sent the notice provided in section 1701.80 or 1701.801 [1701.80.1] of the Revised Code, the dissenting shareholder shall deliver to the corporation a written demand for payment with the same information as that provided for in division (A)(2) of this section.

   (4) In the case of a merger or consolidation, a demand served on the constituent corporation involved constitutes service on the surviving or the new entity, whether the demand is served before, on, or after the effective date of the merger or consolidation.

   (5) If the corporation sends to the dissenting shareholder, at the address specified in his demand, a request for the certificates representing the shares as to which he seeks relief, the dissenting shareholder, within fifteen days from the date of the sending of such request, shall deliver to the corporation the certificates requested so that the corporation may forthwith endorse on them a legend to the effect that demand for the fair cash value of such shares had been made. The corporation promptly shall return such endorsed certificates to the dissenting shareholder. A dissenting shareholder's failure to deliver such certificates terminates his rights as a dissenting shareholder, at the option of the corporation, exercised by written notice sent to the dissenting shareholder within twenty days after the lapse of the fifteen-day period, unless a court for good cause shown otherwise directs. If shares represented by a certificate on which such a legend has been endorsed are transferred, each new certificate issued for them shall bear a similar legend, together with the name of the original dissenting holder of such shares. Upon receiving a demand for payment from a dissenting shareholder who is the record holder of uncertificated securities, the corporation shall make an appropriate notation of the demand for payment in its shareholder records. If uncertificated shares for which payment has been demanded are to be transferred, any new certificate issued for the shares shall bear the legend required for certificated securities as provided in this paragraph. A transferee of the shares so endorsed, or of uncertificated securities where such notation has been made, acquires only such rights in the corporation as the original dissenting holder of such shares had immediately after the service of a demand for payment of the fair cash value of the shares. A request under this paragraph by the corporation is not an admission by the corporation that the shareholder is entitled to relief under this section.

   (B) Unless the corporation and the dissenting shareholder have come to an agreement on the fair cash value per share of the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder or the corporation, which in case of a merger or consolidation may be the surviving or new entity, within three months after the service of the demand by the dissenting shareholder, may file a complaint in the court of common pleas of the county in which the principal office of the corporation that issued the shares is located or was located when the proposal was adopted by the shareholders of the corporation, or, if the proposal was not required to be submitted to the shareholders, was approved by the directors. Other dissenting shareholders, within that three-month period, may join as plaintiffs or may be joined as defendants in any such proceeding, and any two or more such proceedings may be consolidated. The complaint shall contain a brief statement of the facts, including the vote and the facts entitling the dissenting shareholder to the relief demanded. No answer to such a complaint is required. Upon the filing of such a complaint, the court, on motion of the petitioner, shall enter an order fixing a date for a hearing on the complaint and requiring that a copy of the complaint and a notice of the filing and of the date for hearing be given to the respondent or defendant in the manner in which summons is required to be served or substituted service is required to be made in other cases. On the day fixed for the hearing on the complaint or any adjournment of it, the court shall determine from the complaint and from such evidence as is submitted by either party whether the dissenting shareholder is entitled to be paid the fair cash value of any shares and, if so, the number and class of such shares. If the court finds that the dissenting shareholder is so entitled, the court may appoint one or more persons as appraisers to receive evidence and to recommend a decision on the amount of the fair cash value. The appraisers have such power and authority as is specified in the order of their appointment. The court thereupon shall make a finding as to the fair cash value of a share and shall render judgment against the corporation for the payment of it, with interest at such rate and from such date as the court considers equitable. The costs of the proceeding, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable. The proceeding is a special proceeding and final orders in it may be vacated, modified, or reversed on appeal pursuant to the Rules of Appellate Procedure and, to the extent not in conflict with those rules, Chapter 2505 of the Revised Code. If, during the pendency of any proceeding instituted under this section, a suit or proceeding is or has been instituted to enjoin or otherwise to prevent the carrying out of the action as to which the shareholder has dissented, the proceeding instituted under this section shall be stayed until the final determination of the other suit or proceeding. Unless any provision in division (D) of this section is applicable, the fair cash value of the shares that is agreed upon by the parties or fixed under this section shall be paid within thirty days after the date of final determination of such value under this division, the effective date of the amendment to the articles, or the consummation of the other action involved, whichever occurs last. Upon the occurrence of the last such event, payment shall be made immediately to a holder of uncertificated securities entitled to such payment. In the case of holders of shares represented by certificates, payment shall be made only upon and simultaneously with the surrender to the corporation of the certificates representing the shares for which the payment is made.

   (C) If the proposal was required to be submitted to the shareholders of the corporation, fair cash value as to those shareholders shall be determined as of the day prior to the day on which the vote by the shareholders was taken and, in the case of a merger pursuant to section 1701.80 or 1701.801 [1701.80.1] of the Revised Code, fair cash value as to shareholders of a constituent subsidiary corporation shall be determined as of the day before the adoption of the agreement of merger by the directors of the particular subsidiary corporation. The fair cash value of a share for the purposes of this section is the amount that a willing seller who is under no compulsion to sell would be willing to accept and that a willing buyer who is under no compulsion to purchase would be willing to pay, but in no event shall the fair cash value of a share exceed the amount specified in the demand of the particular shareholder. In computing such fair cash value, any appreciation or depreciation in market value resulting form the proposal submitted to the directors or to the shareholders shall be excluded.

   (D)(1) The right and obligation of a dissenting shareholder to receive such fair cash value and to sell such shares as to which he seeks relief, and the right and obligation of the corporation to purchase such shares and to pay the fair cash value of them terminates if any of the following applies:

     (a) The dissenting shareholder has not complied with this section, unless the corporation by its directors waives such failure;

     (b) The corporation abandons the action involved or is finally enjoined or prevented from carrying it out, or the shareholders rescind their adoption of the action involved;

     (c) The dissenting shareholder withdraws his demand, with the consent of the corporation by its directors;

     (d) The corporation and the dissenting shareholder have not come to an agreement as to the fair cash value per share, and neither the shareholder nor the corporation has filed or joined in a complaint under division (B) of this section within the period provided in that division.

   (2) For purposes of division (D)(1) of this section, if the merger or consolidation has become effective and the surviving or new entity is not a corporation, action required to be taken by the directors of the corporation shall be taken by the general partners of a surviving or new partnership or the comparable representatives of any other surviving or new entity.

   (E) From the time of the dissenting shareholder's giving of the demand until either the termination of the rights and obligations arising from it or the purchase of the shares by the corporation, all other rights accruing from such shares, including voting and dividend or distribution rights, are suspended. If during the suspension, any dividend or distribution is paid in money upon shares of such class or any dividend, distribution, or interest is paid in money upon any securities issued in extinguishment of or in substitution for such shares, an amount equal to the dividend, distribution, or interest which, except for the suspension, would have been payable upon such shares or securities, shall be paid to the holder of record as a credit upon the fair cash value of the shares. If the right to receive fair cash value is terminated other than by the purchase of the shares by the corporation, all rights of the holder shall be restored and all distributions which, except for the suspension, would have been made shall be made to the holder of record of the shares at the time of termination.

                                                                         ANNEX E
                           Acquiring Person Statement

   (1) The acquiring persons are AK Steel Holding Corporation, a Delaware corporation ("Holding"), and its wholly owned subsidiary AK Steel Corporation, a Delaware corporation ("AK Steel"). The issuing public corporation is Armco Inc. ("Armco").

   (2) This Acquiring Person Statement is given pursuant to Section 1701.831 of the Ohio Revised Code.

   (3) AK Steel and Holding own no shares of Armco.

   (4) If consummated, the transaction described below will result in the acquiring persons owning in effect 100% of the voting power of Armco.

   (5) The transaction will consist of the merger of Armco into AK Steel. AK Steel will be the surviving corporation. In the merger, all outstanding shares of Armco will be converted into a right to receive shares of Holding or cash. The terms of the transaction are set forth in the Agreement and Plan of Merger dated as of May 20, 1999, among Armco, Holding and AK Steel, which is hereby incorporated by reference.

   (6) Holding and AK Steel hereby represent that the proposed transaction, if consummated in accordance with its terms, including the approval of the stockholders of Armco as contemplated by the Merger Agreement, will not be contrary to law and that they have the financial capacity to consummate the proposed transaction.

Dated:       , 1999

                                         AK Steel Holding Corporation

                                         By:
                                            -----------------------------------

                                         AK Steel Corporation

                                         By:
                                            -----------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

   AK Steel Holding Corporation ("AK Holding") is a Delaware corporation. Subsection (b)(7) of Section 102 of the Delaware General Corporation Law (the "DGCL") enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for violations of the director's fiduciary duty, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit. The Certificate of Incorporation of AK Holding has eliminated the personal liability of its directors to the fullest extent permitted by law.

   Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding provided that such director or officer acted in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, provided further that such director or officer has no reasonable cause to believe his conduct was unlawful.

   Subsection (b) of Section 145 empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorney's fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit provided that such director or officer acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such director or officer shall have adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such director or officer is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

   Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) or (b) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification and advancement of expenses provided for, by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

   Article Seven of the Certificate of Incorporation of AK Holding states that the corporation shall indemnify any person who was or is a party or is threatened to be made a party to, or testifies in, any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative in nature, by reason of the fact that such person is or was a director, officer or employee of the corporation, or is or was serving at the request of the corporation as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding to the full extent permitted by law, and the corporation may adopt by-laws or enter into agreements with any such person for the purpose of providing such indemnification.

Item 21. Exhibits and Financial Schedules

(a) Exhibits

 Exhibit
 Number                                Description
 -------                               -----------
   *2.1  Agreement and Plan of Merger dated as of May 20, 1999, by and among
         Armco Inc., AK Steel Holding Corporation and AK Steel Corporation
         (Annex A to the Joint Proxy Statement/Prospectus).
    4.1  Indenture, dated as of December 17, 1996 (the "1996 Indenture"), relating to AK Steel's 9 1/8% Senior Notes Due 2006 (including form of notes) (incorporated herein by reference to Exhibit 4.1 to AK Steel's
         Registration Statement on Form S-4, No. 333-19781 ("Registration No.
         333-19781")).
    4.2  Indenture, dated as of February 10, 1999, relating to AK Steel's 7
         7/8% Senior Notes Due 2009 (incorporated herein by reference to
         Exhibit 1 to AK Holding's Current Report on Form 8-K dated February
         17, 1999).
    4.3  Form of Note Purchase Agreement, dated as of December 17, 1996, with respect to AK Steel's Senior Secured Notes Due 2004 (incorporated herein by reference to Exhibit 4.5 to Registration No. 333-19781).
   ***5  Form of Opinion of John G. Hritz as to legality of the securities being registered.
 ***8.1  Form of Opinion of Weil, Gotshal & Manges as to certain United States federal income tax consequences of the merger.
 ***8.2  Form of Opinion of Arnold & Porter as to certain United States Federal income tax consequences of the merger.
  *12.1  Ratio of Earnings to Combined Fixed Changes.
 **23.1  Consent of Deloitte & Touche LLP (auditors for AK Holding).
 **23.2  Consent of Deloitte & Touche LLP (auditors for Armco).
   23.3  Consent of John G. Hritz (included in Exhibit 5).
   23.4  Consent of Weil, Gotshal & Manges LLP (included in Exhibit 8.1).
   23.5  Consent of Arnold & Porter (included in Exhibit 8.2).
    *24  Power of Attorney (included on signature pages).
  *99.1  Form of Proxy card to be mailed to holders of AK Holding common stock.
  *99.2  Form of Proxy card to be mailed to holders of Armco common stock.
  *99.3  Consent of Credit Suisse First Boston Corporation.
  *99.4  Consent of Salomon Smith Barney Inc.

--------
  *Previously filed.

 **Filed herewith.

***To be filed by amendment.

Item 22. Undertakings

   The undersigned Registrant hereby undertakes:

     (a) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

       (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

       (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

     (b) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (c) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

     (d) that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to
  Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (e) that prior to any public reoffering of the securities registered hereunder through the use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable registration form;

     (f) that every prospectus (i) that is filed pursuant to paragraph (e) immediately preceding, or (ii) that purports to meet the requirements of such Section 10(a)(3) of the Act and is issued in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment of the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (g) insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction on the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue;

     (h) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request; and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request; and

     (i) to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, AK Steel Holding Corporation has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Middletown, State of Ohio.

Date: August 2, 1999

                                          AK Steel Holding Corporation

                                          By:   /s/ James L. Wainscott
                                             ----------------------------------
                                                     James L. Wainscott
                                               Vice President, Treasurer and
                                                  Chief Financial Officer


              Signature                          Title                   Date
              ---------                          -----                   ----
                  *                    Chairman and Chief           August 2, 1999
______________________________________  Executive Officer
       Richard M. Wardrop, Jr.          (Principal Executive
                                        Officer)
                  *                    Vice President, Treasurer    August 2, 1999
______________________________________  and Chief Financial
          James L. Wainscott            Officer (Principal
                                        Financial Officer)
                  *                    Controller (Principal        August 2, 1999
______________________________________  Accounting Officer)
           Donald B. Korade
                  *                    Director                     August 2, 1999
______________________________________
              Allen Born

                                       Director
______________________________________
           John A. Georges
                  *                    Director                     August 2, 1999
______________________________________
          Dr. Bonnie G. Hill
                  *                    Director                     August 2, 1999
______________________________________
          Robert H. Jenkins
                  *                    Director                     August 2, 1999
______________________________________
          Lawrence A. Leser
                                       Director
______________________________________
          Robert E. Northam
                  *                    Director                     August 2, 1999
______________________________________
              Cyrus Tang
                  *                    Director                     August 2, 1999
______________________________________
       James A. Thomson, Ph.D.

   /s/ James L. Wainscott
*By:
  ------------------------------
       James L. Wainscott
        Attorney-in-fact

                                   EXHIBIT INDEX

 Exhibit
 Number                                Description
 -------                               -----------
   *2.1  Agreement and Plan of Merger dated as of May 20, 1999, by and among
         Armco Inc., AK Steel Holding Corporation and AK Steel Corporation
         (Annex A to the Joint Proxy Statement/Prospectus).
    4.1  Indenture, dated as of December 17, 1996 (the "1996 Indenture"), relating to AK Steel's 9 1/8% Senior Notes Due 2006 (including form of notes) (incorporated herein by reference to Exhibit 4.1 to AK Steel's
         Registration Statement on Form S-4, No. 333-19781 ("Registration No.
         333-19781")).
    4.2  Indenture, dated as of February 10, 1999, relating to AK Steel's 7
         7/8% Senior Notes Due 2009 (incorporated herein by reference to
         Exhibit 1 to AK Holding's Current Report on Form 8-K dated February
         17, 1999).
    4.3  Form of Note Purchase Agreement, dated as of December 17, 1996, with respect to AK Steel's Senior Secured Notes Due 2004 (incorporated herein by reference to Exhibit 4.5 to Registration No. 333-19781).
   ***5  Form of Opinion of John G. Hritz as to legality of the securities being registered.
 ***8.1  Form of Opinion of Weil, Gotshal & Manges as to certain United States federal income tax consequences of the merger.
 ***8.2  Form of Opinion of Arnold & Porter as to certain United States Federal income tax consequences of the merger.
  *12.1  Ratio of Earnings to Combined Fixed Changes.
 **23.1  Consent of Deloitte & Touche LLP (auditors for AK Holding).
 **23.2  Consent of Deloitte & Touche LLP (auditors for Armco).
   23.3  Consent of John G. Hritz (included in Exhibit 5).
   23.4  Consent of Weil, Gotshal & Manges LLP (included in Exhibit 8.1).
   23.5  Consent of Arnold & Porter (included in Exhibit 8.2).
    *24  Power of Attorney (included on signature pages).
  *99.1  Form of Proxy card to be mailed to holders of AK Holding common stock.
  *99.2  Form of Proxy card to be mailed to holders of Armco common stock.
  *99.3  Consent of Credit Suisse First Boston Corporation.
  *99.4  Consent of Salomon Smith Barney Inc.

--------
  *Previously filed.
 **Filed herewith.

***To be filed by amendment.